As filed with the Securities and Exchange Commission on May 3, 2006	Registration No. 333-118745

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AXION POWER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	3690	65-0774638
(State or other jurisdiction of	(Primary standard industrial	(I.R.S. Employer
incorporation organization)	classification code number)	Identification No.)

100 Caster Avenue
Woodbridge, Ontario, Canada L4L 5Y9
(905) 264-1991
(Address of Principal Executive Offices)

Thomas Granville, Chief Executive Officer
Axion Power International, Inc.
100 Caster Avenue
Woodbridge, Ontario, Canada L4L 5Y9
(Name and Address of Agent For Service)

Copies to:
John Petersen, Esq.
Petersen & Fefer, Attorneys
Chateau de Barberêche
Switzerland 1783 Barberêche
(4126) 684-0500
US Voicemail and Fax (281) 596-4545

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box:	X

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.	__

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

On January 7, 2005, we received an order of effectiveness for our Form S-1 registration statement relating to the sale, transfer or other disposition of 7,327,500 shares of common stock held by the Trust for the Benefit of the Shareholders of Mega-C Power Corporation. The registration statement specifically provided that:

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the selling stockholder would not be permitted to sell, transfer or dispose of any of the shares without a Bankruptcy Court order that specified the number of shares to be sold, the offering terms, the use of proceeds and any restrictions on the manner of sale; and

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each authorized series of sales or other dispositions would require a post-effective amendment to update the information in the prospectus and provide detailed information on the Bankruptcy Court order.

This post-effective amendment has been filed to facilitate the implementation of a settlement agreement dated December 12, 2005 between our company, the Trust for the Benefit of the Shareholders of Mega-C Power Corporation, the Chapter 11 Trustee for Mega-C Power Corporation and several other parties. Under the terms of the settlement agreement:

•	1,627,500 of the shares included in our prior registration statement will be immediately sold or distributed using the attached form of prospectus;

•	4,700,000 of the shares included in our prior registration statement will be sold or distributed at a later date using the form of prospectus included in a subsequent post-effective amendment; and

•	1,000,000 of the shares included in the prior registration statement will be removed from registration and returned to us for cancellation.

The Bankruptcy Court issued an order approving the settlement agreement on February 1, 2006. It subsequently issued an order approving a disclosure statement for Mega-C Power Corporation on April 25, 2006. While final implementation of the agreement is contingent on and subject to confirmation a Plan of Reorganization under Section 1129 of the Bankruptcy Code and implementation of the Plan on its effective date, the provisions of the settlement agreement relating to the resale of 1,627,500 shares held by the selling stockholder became operative when the Bankruptcy Court approved the agreement and are not subject to further or additional conditions.

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SUBJECT TO COMPLETION, dated May 3, 2006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

1,627,500 SHARES
COMMON STOCK

This prospectus relates to the sale, transfer or other disposition of 1,627,500 shares of our common stock by the Trust for the Benefit of the Shareholders of Mega-C Power Corporation, a principal stockholder of our company that we refer to in this prospectus as either the “Mega-C Trust” or the “selling stockholder,” depending on context. Under a settlement agreement between our company, the Mega-C Trust, the Chapter 11 Trustee for Mega-C Power Corporation and others that was approved by the U.S. Bankruptcy Court for the District of Nevada on February 1, 2006, the selling stockholder, over a period of 90 to 120 days from the date of this prospectus:

•	will sell up to 1,000,000 shares to provide cash to pay the expenses of Mega-C’s Chapter 11 case and allowed creditor claims; and

•	may sell, transfer or distribute up to 627,500 shares to pay the accumulated and anticipated costs of the Mega-C Trust through the effective date of Mega-C’s Chapter 11 plan of reorganization.

While the selling stockholder will have the right to sell shares in open market and other transactions described herein, we believe the bulk of the shares will be sold or disposed of in block sale transactions at negotiated prices.

The sales are not subject to confirmation of a plan of reorganization for Mega-C and the selling stockholder will receive all of the proceeds from the sale of the shares. The selling stockholder may distribute shares to its trustee, employees, attorneys, agents and creditors in satisfaction of certain liabilities.

The selling stockholder, and any participating broker-dealers, are “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Our company will pay the expenses of registering the securities described in this prospectus and the selling stockholder will pay all selling expenses.

Investing in our shares involves a high degree of risk. See Risk Factors beginning on page 6 to read about certain factors you should consider before buying shares.

Our common stock is quoted on the OTC Bulletin Board under the symbol “AXPW.OB.” On April 28, 2006, the closing bid and ask prices for our common stock were $2.25 and $2.40 per share, respectively.

Neither the Securities and Exchange Commission nor any state, provincial or other securities regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May __, 2006

You should only rely on the information provided in this prospectus. Neither our company nor the Mega-C Trust has authorized anyone to provide you with different information. The Mega-C Trust will not offer these securities in any state, province or other jurisdiction where the offer is not permitted.

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PROSPECTUS SUMMARY

This summary highlights certain information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully and pay special attention to the “Risk Factors” section of this prospectus.

Our history We were incorporated in Delaware in January 1997 as Tamboril Cigar Company, which operated a wholesale cigar business until December 1998 and was an inactive public shell from January 1999 until December 2003. Since January 2004, we have been engaged in the business of developing a new technology for the production of lead-acid-carbon energy storage devices that we refer to as “e3 Supercells.” We changed our name to Axion Power International, Inc. and implemented a one share for 16 reverse split in June 2004. The values in this prospectus have been restated where necessary to give retroactive effect to the reverse split.

Mega-C Power Corporation, which we refer to in this prospectus as “Mega-C,” was a prior licensee of limited rights to the e3 Supercell technology. In February 2003, the Ontario Securities Commission began an investigation into Mega-C’s stock sales that effectively terminated Mega-C’s ability to finance its operations by selling stock.

Axion Power Corporation, which we refer to in this prospectus as “APC,” was incorporated in September 2003 for the purpose of acquiring rights to the e3 Supercell technology from the original owner of the patents, an Ontario corporation named C and T Co., Inc., which we refer to in this prospectus as “C&T.” The founders of APC were shareholders of Mega-C who collectively invested approximately $3.9 million in Mega-C and were facing a total loss when Mega-C was unable to continue in business. In connection with the organization of APC, the founders invested $1.25 million and their affiliates and friends invested $400,000.

In late December 2003, Tamboril had 1,875,000 shares outstanding. After evaluating the e3 Supercell technology and APC, Tamboril’s management negotiated a series of related transactions that included:

•	A business combination between Tamboril and APC that was structured as a reverse takeover;

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The establishment of an irrevocable trust, which we refer to as the “Mega-C Trust,” for the stated purpose of preserving the potential equitable rights of Mega-C’s creditors and shareholders while insulating us from the litigation risks associated with the activities of Mega-C and its promoters; and

•	A purchase of the e3 Supercell technology from C&T.

The business combination, trust establishment and technology acquisition transactions closed in December 2003 and January 2004, and in connection with the closings:

•	We issued 233,400 warrants to Tamboril’s management in satisfaction of related-party debt;

•	We issued 10,739,500 common shares and 842,000 warrants for the outstanding securities of APC;

•	C&T purchased 1,250,000 previously outstanding common shares from Tamboril’s management;

•	We purchased all of C&T’s interest in the e3 Supercell technology for 1,592,600 warrants; and

•	C&T retained its rights to receive certain future payments that were due under its agreement with APC.

Of the 10,739,500 common shares that Tamboril issued for the outstanding securities of APC, 7,327,500 shares, or approximately 68% of our post-transaction capitalization, were deposited in the Mega-C Trust. The remaining 3,412,000 shares were distributed among APC’s shareholders. After the closing, APC’s shareholders, C&T’s shareholders and the Mega-C Trust owned 95% of our stock. For financial reporting purposes, APC was deemed to be the accounting acquirer of Tamboril, followed by a recapitalization.

Since February 2004, we have been involved in litigation with certain promoters of Mega-C who are asserting a variety of claims arising from APC’s alleged interference in Mega-C’s affairs and our purchase of the

e3 Supercell technology. We filed an involuntary bankruptcy petition against Mega-C in April 2004 and contributed 500,000 additional shares to the Mega-C Trust in February 2005 for the purpose of augmenting the Trust corpus and offsetting the additional administrative and operating costs associated with the bankruptcy. Since July 2005, we have been involved in litigation with Mega-C’s Chapter 11 Trustee that focused primarily on whether the stock in the Mega-C Trust was property of the bankruptcy estate. On December 12, 2005, we entered into a settlement agreement with Mega-C’s Chapter 11 Trustee, the Mega-C Trust and others that will resolve all disputes, including disputes arising from our purchase of the e3 Supercell technology and derivative claims of Mega-C’s shareholders.

The settlement agreement is discussed in detail in the “Legal Proceedings” of this prospectus beginning on page 46. Since the terms of the settlement agreement fall within the range of outcomes contemplated by our original structure, the successful implementation of the agreement will not dilute the interests of our other stockholders.

Since September 2003, APC’s founders have invested a total of $5 million in APC and our company and their affiliates, families and friends have invested an additional $4.5 million. Since the principal burden of financing our operations has been borne by a small group of individuals, we have never accumulated the cash balances that are typical in public companies. Likewise, trading in our common stock has been sporadic, volumes have been low and the market price has been volatile. As we make the transition from research to manufacturing and endeavor to establish a more active trading market for our stock, we believe our cash balances and market profile are likely to improve. However we can provide no guarantees that our transition efforts will be successful.

Unless we tell you otherwise, references to:

•	“Bankruptcy Court” mean the U.S. Bankruptcy Court for the District of Nevada, Reno Division;

•	“Chapter 11 Trustee” mean William M. Noall, the Chapter 11 Trustee for Mega-C Power Corporation;

•	“Plan” means the proposed Chapter 11 plan of reorganization for Mega-C Power Corporation that we have proposed with the Chapter 11 Trustee and APC’s founders under the Bankruptcy Code;

•	“Tamboril” and “APC” refer individually to those companies prior to the business combination, unless the context requires otherwise: and

•	“we,” “our,” “us” and “the company” refer collectively to our company and our consolidated subsidiaries after the business combination.

Unless we tell you otherwise, the information in this prospectus assumes:

•	Closing of pending agreements for the sale of 1,301,700 shares for $2,960,000 in net proceeds;

•	Effectiveness of Mega-C’s plan of reorganization and the cancellation of 1,500,000 shares of common stock that the Mega-C Trust will return to us pursuant to the settlement agreement and plan; and

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An aggregate of 22,353,042 shares of common stock outstanding, which we refer to in this prospectus as the “fully-diluted” number of shares of common stock, and which represents the sum of the following:

•	17,548,998 shares of common stock that will be outstanding after the closing of pending stock sales and the cancellation of 1,500,000 shares that the Mega-C Trust will return to us;

•	816,126 shares of common stock that are issuable upon the conversion of our senior preferred stock after giving pro forma effect to accrued dividends through March 31, 2006; and

•	3,987,918 shares of common stock that are issuable at an average price of $3.35 per share upon exercise of warrants and options that are presently or will become exercisable within 60 days.

Our principal executive offices are located at 100 Caster Avenue, Woodbridge, Ontario L4L 5Y9 Canada. Our telephone number is (905) 264-1991.

Our industry The rechargeable battery industry makes devices that produce electric current as a result of reversible chemical reactions. According to Frost & Sullivan, the global market for rechargeable batteries is estimated at approximately $25 billion per year and is dominated by four core technologies:

•	Lead-acid, which accounts for approximately $18 billion in annual sales;

•	Lithium ion, which accounts for approximately $5 billion in annual sales;

•	Nickel cadmium, which accounts for approximately $900 million in annual sales; and

•	Nickel metal hydride, which accounts for approximately $800 million in annual sales.

Lead-acid is the oldest and cheapest rechargeable battery technology in existence. If you dissect a 12-volt lead-acid battery, you will find that the battery consists of six separate cells and each cell contains two types of lead-based electrodes. The positive electrodes are usually lead alloy grids that are filled with lead dioxide paste. The negative electrodes are usually lead alloy grids that are filled with sponge lead paste. Within each cell, alternating positive and negative electrodes are sandwiched together with non-conductive separators, wired in parallel and then stacked in the cells, which are then filled with an acid electrolyte, sealed, vented and connected in series.

When the battery is discharged, both sets of electrodes react with the electrolyte and electricity is released. When the battery is recharged, the chemical reactions are reversed. These reversible chemical reactions are what make lead-acid batteries work, and ultimately what makes them fail. The principal causes of battery failure are:

•	Sulfation, where lead sulfate crystals build up on the negative electrodes and impede chemical reactions;

•	Grid corrosion, where the electrolyte dissolves part of the electrode grids;

•	Mass shedding, where the lead pastes fall off the electrode grids and become inactive; and

•	Electrolyte loss, where the cells dry out because of gasses produced during charging.

Sulfation, mass shedding, grid corrosion and electrolyte loss are unavoidable. Battery manufacturers have developed many methods to slow the rates of sulfation, mass shedding, grid corrosion and electrolyte loss, but they cannot be eliminated. In most cases, capacity loss is limited for the first couple hundred cycles and then begins to drop off linearly. Ultimately, after a predictable number of cycles, the only alternative is to replace the battery.

Our business We are developing and preparing to introduce a new class of rechargeable battery technology that is part lead-acid battery and part supercapacitor. We call these devices “e3 Supercells.” Like a lead-acid battery, an e3 Supercell consists of a series of cells. Within the individual cells, however, our construction is different. Instead of using alloy grids filled with sponge lead paste for the negative electrodes, e3 Supercells use carbon electrode assemblies. The resulting device is effectively half lead-acid battery and half supercapacitor. Because of their unique chemistry, e3 Supercells are not subject to sulfation and are less susceptible to electrolyte loss and grid corrosion. They are also expected to offer higher power, faster recharge and longer cycle life than conventional lead acid batteries. We believe these performance features, if realized, will be highly advantageous in many potential applications. We plan to develop e3 Supercells for use in:

•	Starting, lighting and ignition applications;

•	Motive power applications;

•	Stationary power applications;

•	Hybrid electric vehicle applications; and

•	Military applications.

Our facilities During the research and development stage, our activities were all conducted at our facility in Woodbridge, Ontario. We recently purchased certain battery fabrication equipment, parts inventories and trademarks and leased a 62,700 square foot manufacturing plant where the fabrication equipment is installed. We began production of lead-acid batteries for racecars and vintage automobiles during the first quarter of 2006. We intend to begin manufacturing limited quantities of pre-commercial e3 Supercell prototypes in the second quarter of 2006.

Our commercialization strategy Due to the nature of the battery industry, we do not believe we will be able to make a credible market entry until we have proven the advantages of our e3 Supercells in demonstration projects with end users. Therefore, our business plan contemplates two discrete phases. During the demonstration phase, we will focus on producing small quantities of commercial prototype e3 Supercells in our own manufacturing facilities. These commercial prototype e3 Supercells will serve as the foundation for a series of demonstration projects with established end users. If the demonstration projects are successful and testing validates the advantages of our e3 Supercells, we expect to proceed to the commercialization phase.

Demonstration phase We intend to begin manufacturing commercial prototype e3 Supercells in the second quarter of 2006. The principal purpose of these devices will be to refine our manufacturing techniques and make early stage production devices available to potential partners who want to conduct formal demonstration projects. We believe our early manufacturing activities will expand the pool of potential demonstration project partners and raise the profile of our planned e3 Supercell products among potential users. In general, our development path in each target market we identify will include:

•	Prototype manufacturing;

•	Demonstration projects; and

•	Establishing manufacturing relationships.

Our planned demonstration projects are not expected to generate sufficient gross profit to offset our expected operating costs. If we enter into a commercialization relationship for a specific product or product line, we believe our margins will improve. However there is no assurance that the commercialization of one or more products will generate sufficient revenue to offset our anticipated operating expenses and yield a profit.

Commercialization phase During the commercialization phase, we plan to implement a platform technology business model where we will develop and manufacture the carbon electrode assemblies that are unique to e3 Supercells, and then sell those assemblies to established battery manufacturers who want to produce a co-branded commercial e3 Supercell product. We believe a platform technology business model can reduce our time to market, allow us to rely on the established competences of existing manufacturers and forge a strong brand identity for e3 Supercells, while allowing us to focus on a narrow band of value-added activities that appear likely to minimize our investment and maximize our profitability.

We will not be in a position to negotiate manufacturing relationships with established battery manufacturers until we complete our planned demonstration projects. Even if our planned demonstration projects are successful, we may be unable to negotiate manufacturing relationships on terms acceptable to us. If we decide to manufacture and distribute a line of commercial battery products ourselves, rather than sell carbon electrode assemblies to established battery manufacturers, our time to market and our anticipated capital costs may increase dramatically.

Our principal challenges To take our e3 Supercell technology from the laboratory bench to the factory floor, we will need to overcome the following challenges, in addition to the specific risks discussed in the “Risk Factors” section of this prospectus:

•	We need substantial financing and there is no assurance that adequate financing will be available to us on acceptable terms, or at all.

•	We need to demonstrate our e3 Supercell technology in real world conditions before we can begin to offer commercial products based on our technology.

•	We need to build industry relationships because we want to implement a platform technology business model but do not know whether others will want to integrate our technology into their products.

•	We need to establish manufacturing relationships and distribution capabilities that will allow us to leverage the established competences of others.

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If the shares offered hereby are not sold, Mega-C many not have sufficient resources to request plan confirmation and if a plan is not confirmed or does not become effective, the settlement agreement will terminate and we may not receive the benefits we presently anticipate.

This offering This prospectus relates to the sale, transfer or other disposition of 1,627,500 shares of our common stock by the Mega-C Trust. Under the terms of the settlement agreement, the selling stockholder, over a period of 90 to 120 days from the date of this prospectus:

•	will sell up to 1,000,000 shares to provide cash to pay the expenses of Mega-C’s Chapter 11 case and allowed creditor claims; and

•	may sell, transfer or distribute up to 627,500 shares to pay the accumulated and anticipated costs of the Mega-C Trust through the effective date of Mega-C’s Chapter 11 plan of reorganization.

The selling stockholder may sell the shares in market transactions; directly to one or more purchasers in privately negotiated transactions; in a block trade where a broker-dealer will attempt to sell a block of securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; through broker-dealers, which may act as agents or principals; through agents; or in any combination of the above or by any other legally available means. The selling stockholder may also distribute shares to its trustee, employees, attorneys, agents and creditors in satisfaction of certain liabilities. Since open market demand for our stock is limited and the market price of our stock is highly volatile, we believe the bulk of the shares described in this prospectus will be sold or disposed of in block sale transactions at negotiated prices.

The selling stockholder will receive all of the proceeds from the sale of our shares. We will pay the expenses of registering the securities described in this prospectus and the selling stockholder will pay all selling expenses.

The settlement agreement and plan generally provide that 5,700,000 shares held by the Mega-C Trust will be used to effectuate Mega-C’s plan of reorganization. One million of those shares are described in this prospectus. If and when the Bankruptcy Court confirms the plan of reorganization, we will amend our registration statement and prospectus to describe the contemplated disposition of the 4,700,000 remaining shares.

The following table provides summary information on our capital structure at the date of this prospectus, and as adjusted to give effect to the settlement agreement; the conversion of our preferred stock; and the exercise of options and warrants that are presently or will become exercisable within 60 days.

	Number of	Common Stock
	Securities	Equivalence
Common stock outstanding		19,048,998
Preferred stock outstanding	140,000	816,126
Warrants outstanding	2,775,600	2,775,600
Stock options outstanding	1,212,318	1,212,318
Shares to be surrendered for cancellation		(1,500,000)
Fully-diluted number of common shares		22,353,042

The substantial bulk of our outstanding securities are either registered for resale under the Securities Act or eligible for resale under Rule 144.

RISK FACTORS

Investing in our common stock is very speculative and involves a high degree of risk. You should carefully consider all of the information in this prospectus before making an investment decision. The following are among the risks we face related to our business, assets and operations. They are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also arise. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock. You should not purchase our shares unless you can afford to lose your entire investment.

Risks related to our business

We are an early stage company and our business and prospects are extremely difficult to evaluate.

APC was organized in September 2003 for the purpose of licensing the e3 Supercell technology from C&T and continuing research, development and commercialization of the technology. We operated a wholesale cigar business until December 1998 and were inactive from January 1999 until December 2003 when we entered into the business combination with APC and purchased the e3 Supercell technology from C&T. We do not have a substantial or stable operating history that you can rely on in connection with your evaluation of our company. Our business and prospects must be carefully considered in light of the history of our e3 Supercell technology, the origins of our company and the many business risks, uncertainties and difficulties that are typically encountered by development stage companies that have no revenues and are making the transition from research and development to manufacturing. Some of the principal risks and difficulties we expect to encounter include our ability to:

•	Resolve litigation that has impeded our growth and diverted our resources over the last two years, either through settlement or otherwise;

•	Raise capital to finance the growth of our business and our expected losses until we can generate a profit;

•	Improve the performance of our e3 Supercell technology and our proposed products;

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Complete our facilities expansion and establish supply relationships for parts and materials that will be used in the production of commercial prototype e3 Supercells for use in demonstration projects;

•	Develop cost effective fabrication methods for our electrode assemblies and manufacturing techniques for commercial prototype e3 Supercells;

•	Negotiate demonstration projects in each of our principal market segments and produce commercial prototype e3 Supercells in sufficient quantities to support those demonstration projects;

•	If our demonstration projects are successful and we decide to commercialize specific product, establish relationships or facilities for the manufacturing, distribution and service of those products;

•	Maintain effective control over the inherently unpredictable costs of our research, product development, product testing and manufacturing activities;

•	Adapt to competitive developments and changing market conditions and successfully execute our rapidly evolving and inherently unpredictable business plan;

•	Implement and improve operational, financial and management control systems and processes;

•	License complementary technologies and defend our intellectual property against potential claims;

•	Attract, retain and motivate qualified personnel; and

•	Manage each of the other risks identified in this prospectus.

Because of our brief operating history and our early stage of development, we have limited insight into trends and conditions that may exist or might emerge and adversely affect our business. There is no assurance that our business strategy will be successful or that we will successfully address the risks identified in this prospectus.

The auditors report on our financial statements includes a going concern qualification.

Our deficit accumulated during development stage was ($12,576,888) at December 31, 2005 and we had a working capital deficit of ($281,778) on that date. After giving pro forma effect to:

•	The receipt of $590,000 in subscriptions receivable;

•	The receipt of $1,000,000 net proceeds from a secured promissory note due February 1, 2007;

•	The receipt of $200,000 in net proceeds from recent stock sales;

•	The satisfaction of certain obligations to issue common stock;

•	The payment of $1,500,000 in estimated first quarter cash operating expenses; and

•	The payment of $720,000 to complete our purchase of battery manufacturing equipment;

We had an estimated working capital deficit of approximately ($1,590,248) at March 31, 2006. Accordingly, the independent auditors’ report on our financial statements for the year ended December 31, 2005 contains a fourth explanatory paragraph that our financial statements have been prepared assuming that our company will continue as a going concern and that our history of operating losses and working capital deficits raise substantial doubt about that assumption.

The settlement agreement is dependent on the sale of certain shares by the Mega-C Trust, subject to the confirmation and effectiveness of Mega-C’s plan of reorganization and may not resolve all pending litigation.

We have entered into a settlement agreement to resolve all pending and potential claims that Mega-C or the Chapter 11 Trustee could assert against us, including the derivative claims of Mega-C’s shareholders. Many terms of the settlement agreement, including the releases, are subject to confirmation and effectiveness of the proposed Plan. Confirmation may be impeded if the Mega-C Trust is unable to timely sell up to 1,000,000 of our shares to pay Chapter 11 administrative expenses, priority claims and unclassified and allowed unsecured creditor claims. The settlement may not resolve all aspects of certain lawsuits that were filed by Mega-C’s promoters who have claimed that APC’s involvement in Mega-C’s affairs and our purchase of the e3 Supercell technology damaged their interests. We believe the collateral claims of Mega-C’s promoters are without merit. However, we cannot give you any assurance that all conditions for the settlement agreement to become fully effective will occur or that Mega-C’s promoters will not ultimately prevail with respect to their claims against us. The cost of future litigation could have a material adverse impact on our financial condition and the value of our stock.

Our quarterly revenues, expenses and operating results are inherently difficult to predict and if we do not meet investor expectations, our stock price will likely decline.

We had no revenues during our first 29 months of operations. While we shipped our first products in March 2006 and expect to report modest sales revenue for the period ended March 31, 2006, our future revenues, expenses and operating results are difficult to predict and likely to fluctuate significantly from quarter to quarter. The amount and timing of future revenues are inherently uncertain and will be directly affected by a variety of factors, including:

•	Initial demand for our specialty lead-acid batteries and our ability to increase demand for those products;

•	Our ability manufacture commercial prototype e3 Supercells for testing and demonstration projects;

•	The availability, terms, timing, amount and nature of governmental subsidies, grants and incentives;

•	The number, value and timing of our planned demonstration projects, our ability to negotiate additional demonstration projects and the relative success of those projects;

•	Our ability to negotiate manufacturing relationships or establish additional manufacturing facilities for any commercial e3 Supercells we decide to introduce; and

•	The relative profitability to us of any commercial e3 Supercells we decide to introduce.

Similarly, the amount and timing of future expenses are inherently uncertain and will be directly affected by a variety of factors, including:

•	The cost of legal services that we will require in connection with Mega-C’s Chapter 11 case;

•	The cost of maintaining a research and development staff to support our product development efforts;

•	The cost of manufacturing and distributing specialty lead acid batteries;

•	The cost of installing equipment, hiring personnel and commencing electrode fabrication operations;

•	The cost of refining product designs, developing new designs, developing new manufacturing techniques and responding to foreseen technical issues;

•	The cost of negotiating demonstration projects, manufacturing commercial prototype e3 Supercells, monitoring project performance and responding to unanticipated problems;

•	Our ability to develop, manufacture and sell commercial e3 Supercells, or enter into relationships with other companies that want to manufacture or sell an e3 Supercell product; and

•	Our ability to establish and maintain relationships with suppliers, manufacturing partners and end users.

The bulk of our planned operating expenses will be fixed over the short term. If revenue does not increase at the rates we presently anticipate, we will be unable to proportionately reduce our operating expenses, which would harm our operating results. If we fail to meet or exceed the expectations of investors and analysts, our stock price could decline and the declines could be dramatic.

We have incurred net losses since inception and we may not be able to generate sufficient revenue in the future to achieve or sustain profitability.

We have incurred net losses since inception and our deficit accumulated during development stage was ($12,576,888) at December 31, 2005. To achieve profitability we will need to generate and sustain substantial revenue while maintaining reasonable cost and expense levels. We do not know whether our revenue will grow sufficiently to outpace our expenses, which we expect to increase as we expand our manufacturing activities. We may not be able to achieve or increase profitability on a quarterly or an annual basis. If we do not achieve and sustain profitability, the market price of our common stock may decline.

We do not believe revenue from demonstration projects will generate sufficient gross profit to offset all of our operating costs and result in a reported net profit.

We have entered into non-binding letters of intent for a series of planned demonstration projects with distributors of wind and solar energy equipment and are engaged in preliminary discussions with manufacturers of UPS and DC Power systems and motive equipment. We anticipate revenue of $50,000 to $75,000 for each of our wind and solar demonstration projects, but cannot estimate our potential revenues from any additional demonstration projects we may negotiate. We believe our revenues from demonstration projects will be sufficient to offset our production costs and make a modest contribution to overhead. However we do not believe demonstration projects will generate sufficient revenue to result in a net profit. Even if our demonstration projects are successful, we expect a delay of up to 12 months between the installation of our first demonstration projects and the receipt of our first revenue from the sale of commercial e3 Supercells. Since we cannot predict the outcome of demonstration projects with certainty, we can offer no assurances that we will generate revenue from the sale of commercial e3 Supercells, or that our future revenues will be sufficient to offset our future operating costs.

Our business will not succeed if we are not able to raise substantial additional capital.

We had $769,047 in current assets and $1,050,825 in current liabilities at December 31, 2005, leaving a net working capital deficit of ($281,778). We had an estimated working capital deficit of approximately ($1,590,000) on March 31, 2006 and are presently seeking additional capital. We have been advised that $2,960,000 in net proceeds from a pending financing transaction will be paid before May 15, 2006, but can provide no guarantees that the purchaser will perform. If the proceeds are received, we will have approximately $1,370,000 in working capital. Even if we receive the anticipated proceeds from our pending stock sales, our anticipated cash resources will not be sufficient to support our anticipated cash expenditures beyond August 2006. We intend to pursue financing as opportunities arise and are presently seeking capital. We believe we will need at least $8 million in additional capital over the next 18 months; however, long-term capital requirements are difficult to plan for companies that are developing new products. We cannot assure you that adequate capital will be available to us on acceptable terms, or at all. If we are unable to obtain additional capital when needed, our research, development, manufacturing and testing activities will be materially and adversely affected and we may be unable to take advantage of future opportunities or respond to competitive pressures. Any inability to raise capital when we require it would seriously harm our business.

We owe $1,000,000 to a director on a one-year note that is secured by all of our property.

In connection with our purchase of the equipment and inventories for our battery manufacturing facility, we borrowed $1,000,000 from Robert Averill, a director and principal stockholder of our company. This debt is evidenced by a promissory note that bears interest at the rate of ten percent per annum. The interest is payable monthly and the principal balance is due on the first banking day of February 2007. The note is secured by a purchase money security interest in the assets of our wholly owned subsidiary Axion Battery Products, Inc., and is further secured by a security interest in all of our tangible and intangible assets, including the e3 Supercell patents.

We depend on key personnel and our business may be severely disrupted if we lose the services of our key executives and employees.

Our business is dependent upon the knowledge and experience of our executives, key scientists and engineers. Given the competitive nature of our industry, there is a significant risk that one or more of our executives, key scientists or engineers might resign their positions, which could have a disruptive impact on our operations. If any of our executives, key scientists or engineers is unable or unwilling to continue in their present positions and we are not able to hire suitable replacements, our business may be disrupted. All our employees have written contracts that protect our proprietary information and prevent certain competitive activities after termination. But if any of our executives, key scientists or engineers joins a competitor or forms a competing company, we could lose important know-how and experience and incur substantial expense to recruit and train suitable replacements. We do not maintain key-man insurance for any of our executives, key scientists or engineers.

The Mega-C Trust will have significant influence over the outcome of any stockholder vote.

Under the original trust agreement, the trustee of the Mega-C Trust was required to vote the trust shares proportionally with the votes cast by our other shareholders. Under the settlement agreement and Plan, the Mega-C Trust and a liquidation trust for Mega-C will have the right to vote the number of shares that is equal to the lesser of the number of shares held by them, or the number of shares held by APC’s founders and their spouses and dependents. At the date of this prospectus, assuming that a temporary restraining order entered by the Bankruptcy Court was no longer in effect, the Mega-C Trust and the liquidation trust would be entitled to cast up to 5,385,314 votes at a meeting of stockholders and may have substantial influence over the outcome of any stockholder vote.

Our directors and officers will have significant influence over the outcome of any stockholder vote.

After giving pro forma effect to recent stock sales, pending stock sales and the surrender of 1,500,000 shares by the Mega-C Trust, we will have 17,548,998 shares of common stock and 140,000 shares of senior preferred stock that are presently convertible into 816,126 shares of common stock. Our directors and officers beneficially own 3,515,576 shares of common stock, together with 67,633 shares of senior preferred stock that represent the voting equivalent of 394,305 common shares. They also beneficially own warrants and vested options to purchase a total of 2,293,218 shares of common stock. Acting collectively, they will have substantial influence over the outcome of any stockholder vote and the only effective counterbalance will be the voting shares held by the Mega-C Trust.

Our certificate of incorporation and by-laws provide for indemnification and exculpation of our officers and directors.

Our Certificate of Incorporation provides for indemnification our officers, directors and employees to the fullest extent permitted by Delaware law. It also provides exculpation of our directors for monetary damages arising from breach of their fiduciary duties in cases that do not involve fraud or willful misconduct. We have recently obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities. We have been advised that the SEC believes that indemnification for liabilities arising under the securities laws is against public policy as expressed in the securities laws and is therefore unenforceable.

Being a public company has increased our administrative costs.

As a public company, we incur significant legal, accounting and other expenses that would not be incurred by a comparable private company. SEC rules and regulations have made some activities more time consuming and expensive and required us to implement corporate governance and internal control procedures that are not typical for development stage companies. We also incur a variety of internal and external costs associated with the preparation, filing and distribution of the periodic public reports and proxy statements required by the Exchange Act. During each of the years ended December 31, 2005 and 2004, we spent approximately $280,000 for the legal fees, accounting fees and other costs associated with Exchange Act compliance. We expect SEC rules and regulations to make it more difficult and expensive for us to attract and retain qualified directors and executive officers.

The growth we seek is rare and inherently problematic.

The realization of our business objectives will require substantial future growth. Growth of this magnitude is rare and inherently problematic. Unless we are able to efficiently produce commercial prototype e3 Supercells, successfully complete our planned demonstration projects, arrange for the manufacture and distribution of commercial e3 Supercells and grow our business, we will not be successful. We expect that rapid growth and our complex business strategy will place a significant strain on our managerial, operational and financial resources. We must manage our growth, if any, through appropriate systems and controls. We must also establish, train and manage a much larger work force. If we do not manage the growth of our business effectively, our potential could be materially and adversely affected.

Risks related to our e3 Supercell technology

We use lead as a primary raw material; compliance with environmental regulations can be expensive; and non-compliance with those regulations may result in potentially significant monetary damages and fines.

Lead is a toxic material that is a primary raw material in our e3 Supercells. We also use other toxic, volatile and hazardous chemicals in our research, development and manufacturing activities. We will be required to comply with federal, state and local laws and regulations regarding pollution control and environmental protection. Under some statutes and regulations, a government agency, or other parties, may seek to recover response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. In addition, more stringent laws and regulations may be adopted in the future, and the costs of complying with those laws and regulations could be substantial. If we fail to control the use of, or to adequately restrict the discharge of, hazardous substances, we could be subject to significant monetary damages and fines, or forced to suspend certain operations.

Our e3 Supercells are not a superior solution for all applications that currently rely on lead-acid batteries.

While there are many similarities between our e3 Supercell technology and conventional lead-acid technology, e3 Supercells are not expected to be a superior solution for all applications that rely on lead-acid battery technology. In cases where total energy storage is the mission critical operating parameter, multiple e3 Supercells may be required to perform functions that could be performed by a single lead acid battery. Therefore e3 Supercells are not and should not be viewed as a fungible replacement for conventional lead acid batteries.

We have never manufactured carbon electrode assemblies in commercial quantities and we may be unable to develop a cost effective alternative to conventional lead electrodes.

During the research and development stage we used hand-made components that were then integrated into our laboratory prototypes. In connection with the transition from laboratory research to manufacturing, we will use mechanized fabrication methods. We have never manufactured commercial quantities of electrode assemblies. Therefore, we cannot be certain that we will be able manufacture commercial quantities of electrode assemblies that have suitable performance characteristics; or that we will be able to manufacture electrode assemblies at a cost that is reasonably competitive with conventional lead electrodes. If we cannot consistently manufacture quality electrode assemblies at a competitive cost we may be unable to develop a competitive product.

We need to establish reliable supply channels for the other raw materials and components that will be used in our commercial prototype e3 Supercells.

During the research stage, we used readily available raw materials, off-the-shelf components manufactured by others and hand-made components fabricated by our staff. As we begin manufacturing, we will need to establish reliable supply channels for commercial quantities of raw materials and components. We believe established suppliers of raw materials and components will be able to satisfy our requirements on a timely basis. However we do not have any long-term supply contracts and the unavailability of necessary raw materials or components could delay the production of our products and adversely impact our results of operations.

We must modify established lead-acid battery manufacturing processes to accommodate differences in our e3 Supercell technology.

We have purchased the equipment and inventory of a small battery company that had a manufacturing plant in New Castle, Pennsylvania. We will need to modify the production process to accommodate differences between lead-acid technology and our e3 Supercell technology. Our electrode assemblies are intended to replace standard lead electrodes without substantial changes in designs, manufacturing equipment or manufacturing methods, but they will not necessarily function as simple “plug and play” replacements for conventional electrodes. In particular, our electrode assemblies can be bulkier than conventional electrodes. This increased bulk and other differences may require modification of battery designs and manufacturing techniques to accommodate our e3 Supercell technology. If the required manufacturing process changes are more extensive or expensive than presently anticipated, our costs may be increased and the production of commercial prototype e3 Supercells may be delayed.

Our limited manufacturing capacity will restrict the number of market segments we can address at any particular time.

We will have to prioritize our market entry initiatives and focus on market segments where we believe our e3 Supercell technology has the greatest potential. The market segments that we have identified as initial targets only represent a small fraction of the total market for lead-acid batteries. There is no assurance that our commercial prototype e3 Supercells will meet our performance expectations or that our e3 Supercell technology will be able to compete effectively in a particular market segment. The failure to accurately assess the potential of a particular market segment and the suitability of our e3 Supercell technology for users in that market segment would materially and adversely impact our operating results and future performance.

If our demonstration projects are successful, we will need to establish a manufacturing relationship with an existing battery company for the production of a co-branded product or make a decision to establish additional company-owned manufacturing facilities. Battery manufacturing plants are expensive and require extensive permits.

The failure to establish a relationship with an existing manufacturer for the production of a co-branded product would significantly increase our time to market and our capital requirements.

Quality or performance problems with our commercial prototype e3 Supercells could result in a decrease in customers and revenue, or result in unexpected expenses and loss of market share.

Our commercial prototype e3 Supercells must meet stringent quality requirements. Since we intend to develop a new class of products, use new manufacturing methods and rely on untested quality control procedures, there is a significant risk that we will encounter unanticipated quality or performance problems. We will be unable to test for all possible failure scenarios. Our commercial prototype e3 Supercells may contain defects in material and workmanship or fail to meet our performance expectations. Defects in material and workmanship and performance issues that are identified prior to shipment could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from product development efforts and significantly affect our customer relations and business reputation. Defects in material and workmanship and performance issues that are not identified until after products are delivered and installed could create a perception that our products are unreliable or unsuitable, adversely impact our credibility and impair the market acceptance of our proposed products. Future product failures could cause us to incur substantial expense to repair or replace defective products. Widespread product failures may damage our reputation, reduce our market share and cause sales to decline.

Since we cannot test our proposed products for the duration of the warranty periods that are typical in our industry, we may be subject to unexpected warranty expense.

Battery manufacturers typically offer warranty protection for a period of 5 to 8 years for defects in material and workmanship and declines in overall performance. We will need to offer warranty periods that are consistent with industry practice. Accordingly, we will bear the risk of warranty claims long after we have shipped product and recognized revenue. Although we have conducted accelerated testing of our laboratory prototypes, our commercial prototype e3 Supercells have not and cannot be tested in an environment simulating the anticipated warranty period. As a result, we may be subject to unexpected warranty expense, which would harm our financial results.

To the extent we enter into strategic relationships, we will be dependent upon our partners.

Our proposed e3 Supercell products are not intended for direct sale to end users and our business strategy will be dependant on our ability to enter into strategic relationships with battery manufacturers and manufacturers of alternative energy systems, UPS systems, DC Power systems and other products. The agreements governing any future strategic relationships are not likely to give us substantial control over the activities of any strategic relationship we negotiate and our future partners, if any, may retain the right to terminate a strategic relationship that we would prefer to continue. Our future partners will have significant discretion in determining the efforts and level of resources that they dedicate to our products and may be unwilling or unable to fulfill their obligations to us. In addition, our future partners may develop and commercialize, either alone or with others, products that are similar to or competitive with the products that we intend to produce.

Because we will compete in markets that are highly competitive and many of our competitors have greater resources, we may not be able to compete successfully and we may be unable to gain market share.

The lead-acid battery industry is large, intensely competitive and resistant to technological change. We may be unable to convince established manufacturers and end users that products based on our e3 Supercell technology are superior to available alternatives. We plan to compete with a number of established competitors in the battery and supercapacitor industry, including Maxwell, Energy Conversion Devices, Panasonic, Nippon-Chemicon, Ness, Enersys, Exide, Japan Storage Battery, Korea Storage Battery and others. Most of our competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, technical, manufacturing, distribution, marketing and other resources than us. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of their products than we can. Our business will rely on sales of our energy storage products and our competitors with more diversified product offerings may be better positioned to withstand changing market conditions. Some of our competitors own, partner with, have longer term or stronger relationships with suppliers of raw materials and components, which could result in them being able to obtain raw materials on a more favorable basis than us. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share. In addition, the energy storage device market in general competes with other sources of renewable energy and conventional power generation. There is no assurance that we will be able to compete effectively.

Research into the electrochemical applications for carbon nanotechnology is proceeding at a rapid pace and many private and public companies and research institutions are actively engaged in the development of new battery technologies based on carbon nanotubes, nanostructured carbon materials and other non-carbon materials. These new technologies may, if successfully developed, offer significant performance or price advantages when compared with our e3 Supercell technology. There is no assurance that our existing patents or our pending and proposed patent applications will offer meaningful protection if a competitor develops a novel product based on a new technology.

Technological changes in the battery industry could render our technology uncompetitive or obsolete.

Rapidly evolving technology and increasing customer demands for higher energy and power densities, lighter weight and smaller size are prevalent in the battery industry. We will need to continuously enhance our e3 Supercell technology to keep pace with changing customer requirements. In addition, many universities, research institutions and other companies are developing advanced energy storage technologies including pump hydro and compressed air energy storage systems, flywheels, symmetric supercapacitors, asymmetric supercapacitors with organic electrolytes, nickel metal hydride batteries, lithium ion batteries and advanced lead-acid batteries. Others are developing advanced energy production technologies including fuel cells, micro turbines, solar cells and windmills. Additional new technologies are likely to emerge in the future. Any or all of these technologies may compete with our technology. Technologies developed by others may prove more advantageous or cost-effective than ours and may render our e3 Supercell technology obsolete. Our research and development expense was $253,435 in fiscal 2003, $1,551,790 in fiscal 2004 and $1,635,377 in fiscal 2005. We will need to invest significant resources in research and development to maintain our competitive position, keep pace with technological advances in our industry and effectively compete in the future.

Risks relating to our intellectual property

We may require licenses of third-party technology that may not be available to us or may be very expensive and could prevent us from pursuing a particular development path.

The fields of energy storage and nanotechnology enhanced materials have seen a proliferation of patents and patent applications in recent years and we may find that third party patents would be useful in the development of our e3 Supercell technology or the manufacturing of products based on our technology. In such an event, the preferred choice may be to obtain a license to the third-party patent. Such licenses may not be available to us on reasonable terms, or at all. The inability to obtain any necessary third-party licenses could cause us to abandon a particular development path, which could seriously harm our business, financial condition and plan of operations.

We may be unable to enforce or defend our ownership of proprietary technology.

Our ability to compete effectively will depend in part on our ability to maintain the proprietary nature of our e3 Supercell technology. The intellectual property we purchased from C&T includes four issued patents that cover various aspects of the e3 Supercell technology. We have filed three additional patent applications and plan to file other patent applications in the future. However the degree of protection offered by existing and pending patents or the likelihood that additional patents will be granted is uncertain. In many cases, the ultimate value of a patent is directly related to the patent holder’s ability to enforce its rights. Competitors in both the U.S. and foreign countries, many of whom have substantially greater resources and have made substantial investment in competing technologies, may have, or may apply for and obtain patents that will prevent, limit or interfere with our ability to make and sell products based on our technology. Competitors may also intentionally infringe on our patents. The defense and prosecution of patent litigation is both costly and time-consuming, even if the outcome is favorable. An adverse outcome in the prosecution of a patent infringement suit could invalidate all or a portion of our patent claims and an adverse outcome in the defense of a patent infringement suit could subject us to significant liabilities to third parties. Although third parties have not asserted any infringement claims against us, there is no assurance that third parties will not assert such claims in the future.

We may not be able to prevent others from using the names “Axion” and “e3 Supercell,” or similar marks in connection with energy storage products, which could adversely affect our name recognition.

We are pursuing trademark registration for the names “Axion” and “e3 Supercell” in the United States and Canada for use with energy storage devices. We are seeking similar registration of the “Axion” and “e3 Supercell” names and trademarks in other foreign countries. We may not be successful in some of these jurisdictions. If we are unable to obtain trademark protection for the “Axion” and “e3 Supercell” names, others may be able to sell products using the same or a similar name, which could lead to customer confusion. In addition, if there are jurisdictions where someone else has already established trademark rights in the “Axion” and “e3 Supercell” names, we may face trademark disputes and may have to market products under another name, which could hurt our marketing efforts. We may encounter trademark disputes with companies using marks which are confusingly similar to “Axion” and “e3 Supercell,” which if not resolved favorably could cause our branding efforts to suffer.

Risks relating to the offering and our common stock

Delaware law and our corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our certificate of incorporation may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	The division of the board into three classes of directors that serve for rotating three-year terms;

•	The right of the board to fill vacancies created by director resignations or the expansion of the board;

•	The prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	The requirement for advance notice for nominations of candidates for election to the board or for proposing matters that can be acted upon at a stockholders’ meeting;

•
The ability to issue, without stockholder approval, up to 12,360,000 additional shares of preferred stock with rights established by the board, which could be senior to the rights of holders of common stock; and

•	The right of the board to alter our bylaws without stockholder approval.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These restrictions in our certificate of incorporation, bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than they would without these provisions.

The number of shares of common stock that are eligible for resale could depress our stock price.

The substantial bulk of our issued and outstanding common shares and the common shares issuable upon the conversion of preferred stock and the exercise of warrants and options are either registered for resale under the Securities Act or eligible for resale under Rule 144. The potential sale of a significant number of our issued and outstanding shares may cause the market price of our common stock to decline, particularly if a large number of holders decide they want to sell at or about the same time.

We have issued convertible securities, warrants and options that may significantly increase the number of common shares outstanding.

After giving pro forma effect to recent stock sales, recent option grants, pending stock sales and the surrender of 1,500,000 shares by the Mega-C Trust, we have 17,548,998 shares of common stock outstanding at the date of this prospectus. We have also issued:

•	140,000 shares of senior preferred stock that are convertible into 816,126 shares of common stock;

•	2,775,600 warrants that entitle the holders to purchase common stock at prices that range from $2.00 to $4.00 per share and average $2.78 per share;

•	1,212,318 vested stock options that entitle the holders to purchase common stock at prices that range from $2.50 to $6.00 per share and average $4.66 per share; and

•	1,147,567 unvested stock options that entitle the holders to purchase common stock at prices that range from $2.50 to $6.00 per share and average $3.81 per share.

If all holders of our vested derivative securities immediately exercised their conversion and stock purchase rights, we would receive $13,361,801 in proceeds and have 22,353,042 shares of common stock outstanding.

We may issue stock to finance acquisitions.

As a key component of our growth strategy, we intend to acquire complimentary technologies, facilities and other assets. Whenever possible, we will try to use our stock as an acquisition currency in order to conserve our available cash for operations. Future acquisitions may give rise to substantial charges for the impairment of goodwill and other intangible assets that would materially and adversely affect our reported operating results. Any future acquisitions will involve numerous business and financial risks, including:

•	Difficulties in integrating new operations, technologies, products and staff;

•	Diversion of management attention from other business concerns; and

•	Cost and availability of acquisition financing.

We will need to be able to successfully integrate any businesses we may acquire in the future, and the failure to do so could have a material adverse effect on our business, results of operations and financial condition.

We have provided and intend to continue offering compensation packages to our management and employees that emphasize equity-based compensation.

As a key component of our growth strategy, we have provided and intend to continue offering compensation packages to our management and employees that emphasize equity-based compensation. In particular:

•	Our incentive stock plan authorizes incentive awards for up to 2,000,000 shares;

•	Our independent directors’ stock option plan authorizes options for up to 500,000 shares;

•	We have outstanding contractual options for 1,245,000 shares that are held by executive officers; and

•	We have outstanding contractual options for 404,900 shares that are held by attorneys and consultants.

We believe our equity compensation policies will allow us to provide substantial incentives while minimizing our cash outflow. Nevertheless, we will be required to account for the fair market value of equity compensation awards as operating expenses. As our business matures and expands, we expect to incur increasing amounts of non-cash compensation expense, which may materially and adversely affect our future operating results.

Because of factors unique to us, the market price of our common stock is likely to be volatile.

Daily trading in our common stock commenced in January 2004. Because of the manner in which we became a public company; the relatively small number of shares currently available for resale; the large number of shares that we have registered on behalf of selling stockholder; the early stage of our business and numerous other factors, the trading price of our common stock is likely to be highly volatile. In addition, actual or anticipated variations in our quarterly operating results; the introduction of new products by competitors; changes in competitive conditions or trends in the battery industry; changes in governmental regulation and changes in securities analysts' estimates of our future performance or that of our competitors or our industry in general, could adversely affect our future stock price. Investors should not purchase our shares if they are unable to suffer a complete loss of their investment.

Our current “bid” and “asked” prices may not stabilize at current levels

During our first year of operations, our stock was quoted on the OTC Pink Sheets. While our stock has been quoted on the OTC Bulletin Board since January 2005, trading has been sporadic, trading volumes have been low and the market price has been volatile. On April 28, 2006, the closing bid and ask prices for our common stock were $2.25 and $2.40 per share, respectively. The current quotations are not necessarily a reliable indicator of value and there is no assurance that the market price of our stock will stabilize at or near current levels.

We may not qualify for an Amex listing.

We filed an application to list our common stock on the American Stock Exchange (“Amex”) in May 2004. Due primarily to the risks associated with pending litigation and our complex business and financial history, our Amex listing application has been held in abeyance for over 18 months. In general, the Amex requires $4 million in stockholders’ equity; 400 public stockholders; 1 million publicly held shares; a market price of $3 per share; a market capitalization of $50 million; a market value of $15 million for shares in the public float; and the implementation of certain corporate governance standards. While we presently satisfy certain qualitative and corporate governance standards established by the Amex, we do not have sufficient stockholders equity and the bid price of our shares is currently less than $3 per share. The Amex retains substantial discretion in matters relating to listing applications and they may conclude our litigation is not sufficiently resolved or our business is not sufficiently developed to qualify for a listing. Until our common stock is approved for listing on the Amex, the only available market will be the OTC Bulletin Board.

Our common stock is subject to the SEC’s “penny stock” rules.

SEC rule 3a51-1 defines a “penny stock” as any equity security that is not listed on a national securities exchange or the Nasdaq system and has a bid price of less than $5 per share. We are presently subject to the penny stock rules. Our market price has been highly volatile since January 2004 and there is no assurance that the penny stock rules will not continue to apply to our shares for an indefinite period of time. Before effecting a transaction that is subject to the penny stock rules, a broker-dealer must make a decision respecting the suitability of the purchaser; deliver certain disclosure materials to the purchaser and receive the purchaser's written approval of the transaction. Because of these restrictions, most broker-dealers refrain from effecting transactions in penny stocks and many actively discourage their clients from purchasing penny stocks. Therefore, both the ability of broker-dealers to recommend our common stock and the ability of our stockholders to sell their shares in the secondary market could be adversely affected by the penny stock rules.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Plan of Operations,” and “Business,” contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the anticipated future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to:

•	Statements about pending stock sales that are expected to generate approximately $2,960,000 in net cash proceeds to our company over the next 30 days;

•	Statements about our expectations regarding future expenses, sources of revenues and operations;

•	Statements about our anticipated cash needs and our estimates regarding future capital expenditures, capital requirements and our need for additional financing;

•	Statements about the performance, features and benefits of our e3 Supercell technology, our planned demonstration projects, our planned commercial products and the timing of each of the foregoing;

•	Statements about the supply and price of essential raw materials and components;

•	Statements about our beliefs regarding the market segments where our e3 Supercell technology may be competitive, our competitive position in those market segments and other key competitive factors;

•	Statements about future pricing of our proposed products;

•	Statements about our plans for and the timing of facilities expansions;

•	Statements about our ability to obtain necessary supplies, attract customers and maintain supplier and customer relationships;

•	Statements about our ability to retain our current key employees and to attract and retain other skilled managerial, engineering and sales and marketing personnel;

•	Statements about elements of our marketing, growth and diversification strategies;

•	Statements about our intellectual property and our continued investment in research and development;

•	Statements about anticipated trends and challenges in our business and the battery market in general; and

•	Statements about the settlement agreement and other legal proceedings.

In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Any statements in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements.

You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in many cases, beyond our control and could materially affect actual results, levels of activity, performance or achievements. Readers should be aware that our forward-looking statements are subject to a number of risks, assumptions and uncertainties, such as (and in no particular order):

•	Risks associated with our early stage of development which makes our business and prospects extremely difficult to evaluate;

•	Risks associated with a settlement agreement that is ultimately dependent on this offering, subject to the effectiveness of Mega-C’s plan of reorganization and may not resolve all pending litigation;

•	Risks associated with quarterly revenues, expenses and operating results that are difficult to predict and may cause our stock price to decline;

•	Risks associated with our history of net losses and our potential inability to generate sufficient revenue in the future to achieve or sustain profitability

•	Risks associated with our belief that we are not likely to earn a profit from the sale of commercial prototype e3 Supercell batteries for use in demonstration projects;

•	Risks associated with our need for additional capital, including the anticipated proceeds from pending stock sales that may be delayed or fail to close;

•	Risks arising from our obligation to pay a director $1,000,000 upon maturity of one-year note that is secured by all our property;

•	Risks arising from our reliance on key executives and employees who would be difficult to replace;

•	Risks arising from the power of our directors and officers to influence any future stockholder vote;

•	Risks arising from the increased costs associated with securities law compliance and reporting;

•	Risks arising from indemnification and exculpation of officers and directors permitted under Delaware law and provided by our fundamental corporate documents;

•	Risks arising from the inherent difficulty of managing growth in a developing company with a dynamic and evolving business plan;

•	Risks arising from basic differences between our e3 Supercell technology and lead-acid technology;

•
Risks arising from our use of lead as a primary raw material, which will increase the cost of complying with environmental regulations and may give rise to monetary damages and fines if we fail to comply;

•	Risks associated with our plans to fabricate unproven electrode assemblies;

•	Risks associated with establishing reliable supply channels for the raw materials and components that will be used in our e3 Supercell prototypes;

•	Risks associated with our battery manufacturing facility;

•	Risks arising from our limited manufacturing capacity, which will restrict the number of market segments we can address and increase the risk of a poor decision;

•	Risks associated with the need to develop appropriate quality control systems;

•	Risks associated with the inability to test our proposed products for the duration of the warranty periods, which may give rise to unexpected warranty expense;

•	Risks associated with technological changes in the battery industry that could render our technology uncompetitive or obsolete;

•	Risks arising from our status as a small player in an intensely competitive market and the uncertainties associated with highly competitive markets;

•	Risks associated with strategic relationships that may leave us dependent on our partners;

•	Risks that we may be unable to enforce or defend our ownership of proprietary technology;

•
Risks associated with the need for or availability of licenses to third-party technology that be necessary, including the risk that failure to obtain necessary licenses might prevent us from pursuing a particular development path;

•	Risks that we may not be able to prevent others from using the names “Axion” and “e3 Supercell,” or similar marks in connection with energy storage products;

•	Risks that the anti-takeover provisions of Delaware law and our corporate charter could delay or discourage takeover attempts that stockholders may consider favorable;

•	Risks that the number of shares of common stock eligible for resale could depress our stock price;

•	Risks that convertible securities, warrants and options that may significantly increase the number of common shares outstanding;

•	Risks that we may issue stock to finance acquisitions;

•	Risks associated with compensation packages to management and employees that emphasize equity-based compensation;

•	Risks that market price of our common stock is likely to be volatile;

•	Risks that our current “bid” and “asked” prices may not stabilize at or near current levels

•	Risks that may not qualify for an Amex listing;

•	Risks that common stock is presently subject to the SEC’s “penny stock” rules.

This list is only an example of the risks that may affect the forward-looking statements. If any of these risks or uncertainties materialize (or if they fail to materialize), or if the underlying assumptions are incorrect, then actual results may differ materially from those projected in the forward-looking statements.

Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act, each of which provide safe harbor protection for certain forward-looking statements, do not apply in connection with this offering.

DETERMINATION OF OFFERING PRICE AND USE OF PROCEEDS

This prospectus relates to 1,627,500 shares of our common stock, including:

•	1,000,000 shares the selling stockholder will sell to provide cash to pay the expenses of Mega-C’s Chapter 11 case and allowed creditor claims; and

•	627,500 shares the selling stockholder may sell, transfer or distribute to pay the accumulated and anticipated costs of the Mega-C Trust through the effective date of the plan of reorganization.

The sales are not subject to the subsequent confirmation of the plan and the selling stockholder will receive all of the proceeds from the sale of the shares. We are not entitled to receive any portion of those proceeds. We will pay the expenses of registering the securities described in this prospectus and the selling stockholder will pay all selling expenses.

The proceeds from the sale of up to 1,000,000 shares for the benefit of the Chapter 11 estate will be deposited in a segregated account under the joint control of the Trust and the Chapter 11 Trustee until the effective date of Mega-C’s plan of reorganization. During that period, the sale proceeds may only be used to pay approved interim expenses, including professional fees and costs. Those payments will not be contingent on confirmation or implementation of Mega-C’s plan of reorganization. Any funds remaining in the segregated account on the effective date the plan will be available for disbursement in accordance with the plan.

The proceeds from the sale of shares for the benefit of the Mega-C Trust will be immediately available and the payment of trust expenses will not be contingent on confirmation or implementation of Mega-C’s plan of reorganization. The Mega-C Trust is not required to sell the 627,500 for cash and it is anticipated that it may transfer a significant portion of these shares to others in satisfaction of trust obligations.

MARKET FOR COMMON STOCK AND RELATED MATTERS

Market information

During the year ended December 31, 2004, our stock was quoted on the OTC Pink Sheets. While our stock has been quoted on the OTC Bulletin Board since January 2005 (Symbol: AXPW.OB), trading has been sporadic, trading volumes have been low and the market price has been volatile.

The following table shows the range of high and low bid prices for our common stock as reported by the OTC Pink Sheets and the OTC Bulletin Board for each quarter since the date of the business combination. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

First Quarter 2004	$7.20	$1.28
Second Quarter 2004	$7.20	$3.84
Third Quarter 2004	$7.00	$4.00
Fourth Quarter 2004	$4.50	$2.95

First Quarter 2005	$4.25	$2.58
Second Quarter 2005	$6.00	$2.30
Third Quarter 2005	$5.25	$3.25
Fourth Quarter 2005	$4.65	$3.40

First Quarter 2006	$6.00	$2.50

On April 28, 2006, the closing bid and ask prices for our common stock were $2.25 and $2.40 per share, respectively.

Securities outstanding and holders

After giving effect to recent stock sales, recent option grants, pending stock sales and the surrender of 1,500,000 shares by the Mega-C Trust, the following equity securities and stock purchase rights were outstanding on the date of this prospectus.

Common stock	17,548,998 shares, including 6,327,500 shares held in by the Mega-C Trust;

Preferred stock	140,000 shares presently convertible into 816,216 shares of common stock;

Warrants	2,775,600 warrants exercisable at a weighted average price of $2.78 per share;

Stock options
2,359,885 options, including 1,212,318 vested options exercisable at a weighted average price of $4.66 per share and 1,147,567 unvested options exercisable at a weighted average price of $3.81 per share.

On April 21, 2006, we had 402 record holders of common stock and 11 record holders of senior preferred stock. Approximately 2,196,500 shares are held in street name accounts by brokerage firms and other nominees for the benefit of approximately 460 beneficial owners.

Dividend Policy

We have not paid and do not expect to pay dividends on our common stock. We are not obligated to pay cash dividends on our senior preferred stock in any quarter where we report a net loss for the quarter or the year-to-date then ended. Any future decision to pay dividends on our common stock and senior preferred stock will be at the discretion of our board and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

Information respecting equity compensation plans

Summary Equity Compensation Plan Information The following table provides summary information on our equity compensation plans as of March 31, 2006.

Plan category	Number of shares issuable on exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders
2004 Incentive Stock Plan	629,950	$2.58	1,151,050
2004 Directors' Option Plan	80,035	$3.45	390,400
Equity compensation plans not approved by stockholders
Contract options held by officers	1,245,000	$4.64
Contract options held by attorneys and consultants	404,900	$5.78
Total equity awards	2,359,885	$4.25	1,541,450

2004 Incentive Stock Plan Our stockholders have adopted an incentive stock plan for the benefit of our employees, consultants and advisors. Under the terms of the amended plan, we are authorized to grant incentive awards for up to 2,000,000 shares of common stock. The incentive stock plan authorizes a variety of awards including incentive stock options, non-qualified stock options, shares of restricted stock, shares of phantom stock and stock bonuses. In addition, the plan authorizes the payment of cash bonuses when a participant is required to recognize income for federal income tax purposes because of the vesting of shares of restricted stock or the grant of a stock bonus.

In the first quarter of 2005, the compensation committee authorized stock bonuses under the incentive stock plan for an aggregate of 219,000 shares of common stock. These stock grants are fully vested and unrestricted, subject to compliance with the Company’s insider trading policies. Options to purchase an aggregate of 629,950 shares at an average price of $2.58 per share are outstanding at the date of this prospectus, including 159,550 options that are presently exercisable or will become exercisable within 60 days.

2004 Directors' Option Plan Our stockholders have adopted an outside directors' stock option plan for the benefit of our non-employee directors in order to encourage their continued service. Under the terms of the amended plan, we are authorized to options awards for up to 500,000 shares of common stock. Each eligible director who is appointed to fill a vacancy on the Board or elected to serve as a member of the Board may participate in the plan. Each eligible director will automatically be granted an option to purchase the maximum number of shares having an aggregate fair market value on the date of grant of twenty thousand dollars ($20,000) for each year of his term in office. In each case, the option exercise price will be the fair market value of the stock on the date of grant.

During 2004 and 2005, options to purchase a total of 109,600 shares of common stock at an average price of $3.48 per share were issued under the directors’ plan. In 2005, four directors applied a total of $105,542 in accrued compensation against the exercise price of 29,565 directors’ plan options. Directors’ plan options to purchase an aggregate of 80,035 shares at an average price of $3.45 per share are outstanding at the date of this prospectus, including 52,035 options that are presently exercisable or will become exercisable within 60 days.

Plans Not Approved by Stockholders Since December 2004, we have issued 1,989,200 stock options and warrants to officers, attorneys and consultants in connection with respective employment agreements. The following paragraphs summarize these contractual stock options.

In January 2004, members of the law firm of Petersen & Fefer were granted contractual warrants to purchase 189,300 shares of our common stock at a price of $2.00 per share as partial compensation for services rendered. In August 2004, $1.00 of the exercise price of the warrants was considered paid in advance in consideration of unbilled legal services provided by the firm. In March 2005, members of the law firm of Petersen & Fefer were granted contractual warrants to purchase 140,000 shares of our common stock at a price of $1.00 per share as partial compensation for services rendered. All of the warrants were exercised in the fourth quarter of 2005.

In February 2004 Canadian Consultants Bureau Ltd., an advisor to our board, was granted a contractual option to purchase 6,300 shares of our common stock at a price of $3.20 per share as partial compensation for services. In June 2005, Canadian Consultants Bureau was granted similar option to purchase 3,600 shares of our common stock at a price of $5.60 per share. The options are fully vested and may be exercised at any time during the four-year period commencing one year after the date of grant.

In July 2004, our president and chief operating officer Charles Mazzacato was granted a contractual option to purchase 240,000 shares of our common stock at a price of $4.00 per share. This option will vest at the rate of 60,000 shares per year commencing July 31, 2005 and be exercisable for five years after each vesting date.

In July 2004, our chief financial officer Peter Roston was granted a contractual option to purchase 200,000 shares of our common stock at a price of $4.00 per share. This option will vest at the rate of 50,000 shares per year commencing July 31, 2005 and be exercisable for five years after each vesting date.

In April 2005, our chief executive officer Thomas Granville was granted a contractual option to purchase 180,000 shares of our common stock at a price of $2.50 per share. This option will vest at the rate of 7,500 shares per month commencing May 1, 2005 and be exercisable for five years after each vesting date.

In April 2005, our European financial advisor Auric Trading Ltd. was granted a contractual option to purchase 30,000 shares of our common stock at a price of $2.50 per share. This option vested at the rate of 2,500 shares per month from May through December 2005, when the unvested option was terminated. The options are exercisable for two years after each vesting date.

In September 2005, our chief of research and development Edward Buiel was granted a contractual option to purchase 90,000 shares of our common stock at a price of $4.00 per share. This option will vest at the rate of 2,500 shares per month commencing October 2005 and be exercisable for five years after each vesting date.

In January 2006, our chief executive officer Thomas Granville was granted a contractual option to purchase 500,000 shares of our common stock at a price of $6.00 per share. A total of 300,000 options vested immediately as a bonus for services performed during 2005 and the balance will vest, subject to the attainment of certain specified objectives, over the next 12 months. The options will be exercisable for a period of three years from the issue date.

In January 2006, members of the law firm of Petersen & Fefer were granted a contractual option to purchase 360,000 shares of our common stock at a price of $6.00 per share. A total of 240,000 options vested immediately as a bonus for services performed during 2005 and the balance will vest at the rate of 10,000 shares per month during the year ended December 31, 2006. The options will be exercisable for a period of three years from the issue date.

In January 2006, our chief of research and development Edward Buiel was granted a contractual option to purchase 35,000 shares of our common stock at a price of $6.00 per share. A total of 10,000 options vested immediately as a bonus for services performed during 2005 and the balance will vest, subject to the attainment of certain specified objectives, over the next 12 months. The options will be exercisable for a period of three years from the issue date.

In January 2006, our bankruptcy counsel Cecilia Rosenauer was granted a contractual option to purchase 15,000 shares of our common stock at a price of $6.00 per share. The options will vest on the effective date of Mega-C’s Chapter 11 plan of reorganization and be exercisable for a period of three years from the issue date.

CAPITALIZATION

The following table sets forth historical capitalization information at December 31, 2005, and pro forma capitalization information as of March 31, 2006 after giving effect to the following adjustments:

•	The receipt of $590,000 in subscriptions receivable;

•	The receipt of $1,000,000 net proceeds from a secured promissory note due February 1, 2007;

•	The receipt of $200,000 in net proceeds from recent stock sales;

•	The anticipated receipt of $2,960,000 in net proceeds from pending stock sales;

•	The satisfaction of certain obligations to issue common stock; and

•	The payment of $1,500,000 in estimated first quarter cash operating expenses.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus.

	Historical (31-Dec-05)	Pro forma (31-Mar-06)
Short-term debt (due February 1, 2007)	$-	$1,000,000

Common stock, $0.0001 par value, 50,000,000 shares authorized, 17,604,598 shares, actual; 19,048,998 shares, pro forma	1,760	1,905
Preferred stock, $0.0001 par value, 12,500,000 shares authorized, 140,000 shares issued and outstanding, actual and pro forma	1,454,897	1,454,897
Additional paid-in capital	15,027,134	18,308,389
Subscriptions receivable	(721,000)	(131,000)
Accumulated deficit	(12,576,888)	(14,076,888)
Cumulative foreign currency adjustment	238,516	238,516
Total stockholders equity	$3,424,419	$5,795,819

Total capitalization	$3,424,419	$6,795,819

The foregoing capitalization table does not account for the surrender of 1,500,000 shares by the Mega-C Trust or any financial statement adjustments that may arise in connection with the settlement agreement.

SELECTED FINANCIAL DATA

The following selected financial data is derived from the consolidated financial statements appearing elsewhere in this prospectus and should be read in conjunction with the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Plan of Operations.”

Statement of operations data

The following selected statement of operations data for the periods ended December 31, 2005, 2004 and 2003, has been derived from our audited consolidated financial statements for those years. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Years Ended December 31,			Inception (9/18/2003) to December 31, 2005
	2005	2004	2003
Revenues	$-	$-	$-	$-

Selling, General & Administrative Expenses	4,420,170	1,376,031	252,864	6,049,065
Research & Development	1,635,377	1,551,790	253,435	3,440,602
Other, net	(168,427)	(19,703)		(188,130)
Loss Before Income Taxes	(5,887,120)	(2,908,118)	(506,299)	(9,301,537)

Income Taxes	-	-	-	-

Deficit accumulated during development stage	(5,887,120)	(2,908,118)	(506,299)	(9,301,537)
Less preferred dividends and beneficial conversion feature	(3,275,351)	-	-	(3,275,351)

Net loss applicable to common shareholders	($9,162,471)	($2,908,118)	($506,299)	($12,576,888)

Basic and Diluted Net Loss Per Share	($0.60)	($0.22)	($0.17)	($0.98)
Weighted Average Common Shares Outstanding	15,238,585	13,180,689	3,002,515	12,862,842

We were inactive from January 1999 until we acquired APC in December 2003. Since we believe financial data for the years prior to 2003 is immaterial to an understanding of our business and this offering, it has been omitted from the selected statement of operations data.

Historical balance sheet data

The following selected balance sheet data as of December 31, 2005, 2004 and 2003 has been derived from our audited consolidated financial statements for those years. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Plan of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	December 31,
	2005	2004	2003
Current assets	$769,047	$61,478	$455,369
Property and equipment	264,942	97,606
Intangible assets	2,154,066	1,920,522	388,148
Notes receivable	1,287,189	958,523	1,794,000
Total	$4,475,244	$3,038,129	$2,637,517

Current liabilities	$1,050,825	$1,744,258	$1,247,000
Long-term debt
Total	$1,050,825	$1,744,258	$1,247,000

Shareholders equity	$3,424,419	$1,293,871	$1,390,518

Total liabilities and equity	$4,475,244	$3,038,129	$2,637,517

Working capital	($281,778)	($1,682,780)	($791,631)

Common stock outstanding	17,604,598	13,961,933	12,614,152
Preferred stock outstanding	140,000

We were inactive from January 1999 until we acquired APC in December 2003. Since we believe financial data for the years prior to 2003 is immaterial to an understanding of our business and this offering, it has been omitted from the selected statement of operations data.

Pro forma balance sheet information

.

The following table sets forth historical balance sheet information at December 31, 2005, and pro forma balance sheet information as of March 31, 2006 after giving effect to the following adjustments:

•	The receipt of $590,000 in subscriptions receivable;

•	The receipt of $1,000,000 net proceeds from a secured promissory note due February 1, 2007;

•	The receipt of $200,000 in net proceeds from recent stock sales;

•	The anticipated receipt of $2,960,000 in net proceeds from pending stock sales;

•	The satisfaction of certain obligations to issue common stock;

•	The payment of $1,500,000 in estimated first quarter cash operating expenses; and

•	The payment of $720,000 to complete our purchase of battery manufacturing equipment;

	Historical	Adjustments			Pro forma
	31-Dec-05	Financing	Property	Expenses	31-Mar-06
Current assets	$769,047	4,750,000	(720,000)	(1,500,000)	$3,299,047
Property and equipment	264,942		720,000		984,942
Intangible assets	2,154,066				2,154,066
Notes receivable	1,287,189				1,287,189
Total	$4,475,244				$7,725,244

Current liabilities	$1,050,825	(121,400)			$929,425
Short-term debt (due February 1, 2007)	-	1,000,000			1,000,000
Total	$1,050,825				$1,929,425

Preferred stock	$1,454,897				$1,454,897
Common stock	1,760	145			1,905
Additional paid-in capital	15,027,134	3,281,255			18,308,389
Subscriptions receivable	(721,000)	590,000			(131,000)
Accumulated deficit	(12,576,888)			(1,500,000)	(14,076,888)
Cumulative foreign currency translation adjustment	238,516				238,516
Total equity	$3,424,419				$5,795,819

Liabilities and equity	$4,475,244				$7,725,244

Working capital	$(281,778)				$1,369,622

Common stock outstanding	17,604,598	1,444,400			19,048,998
Preferred stock outstanding	140,000				140,000

The foregoing pro forma balance sheet information does not account for the surrender of 1,500,000 shares by the Mega-C Trust or any financial statement adjustments that may arise in connection with the settlement agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND PLAN OF OPERATIONS

The following discussion and analysis of our company’s financial condition and plan of operation should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Information” elsewhere in this prospectus.

Overview

The following discussion and analysis of our company’s financial condition and plan of operation should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Information” elsewhere in this prospectus.

Overview

Our deficit accumulated during development stage was ($12,576,888) at December 31, 2005 and we had a working capital deficit of ($281,778) on that date. After giving pro forma effect to:

•	The receipt of $590,000 in subscriptions receivable;

•	The receipt of $1,000,000 net proceeds from a secured promissory note due February 1, 2007;

•	The receipt of $200,000 in net proceeds from recent stock sales;

•	The satisfaction of certain obligations to issue common stock;

•	The payment of $1,500,000 in estimated first quarter cash operating expenses; and

•	The payment of $720,000 to complete our purchase of battery manufacturing equipment;

We had an estimated working capital deficit of approximately ($1,590,248) at March 31, 2006. Accordingly, the independent auditors’ report on our financial statements for the year ended December 31, 2005 contains a fourth explanatory paragraph that our financial statements have been prepared assuming that our company will continue as a going concern and that our history of operating losses and working capital deficits raise substantial doubt about that assumption.

During the years ended December 31, 2004 and 2005, we devoted substantial time, effort and financial resources to litigation arising from the business failure of Mega-C and our efforts to continue the development of the e3 Supercell technology. Over the course of the litigation, it has become apparent that our principal opposition has come from promoters of Mega-C who were at least partially responsible for that company’s failure and want to advance their personal interests regardless of the cost to others.

On December 12, 2005, we entered into a settlement agreement that will resolve all pending and potential claims of Mega-C and the Chapter 11 Trustee, including derivative claims of Mega-C’s shareholders. Nevertheless, the settlement as implemented by the Plan may not resolve certain lawsuits that were filed by Mega-C’s promoters who have argued that our founders’ involvement in Mega-C’s affairs and our purchase of the e3 Supercell technology damaged their interests. We believe the claims of Mega-C’s promoters are without merit and we have not accrued a related loss contingency in our financial statements.

We expect our litigation costs to decline significantly over the next 12 months. We also believe that a successful mitigation of the litigation risks that have clouded our future for the last two years will facilitate our efforts to obtain needed operating capital. We can provide no guarantees that all of the litigation that lies before us will be resolved to our satisfaction.

Plan of Operations

Financing activities We had an estimated working capital deficit of approximately ($1,590,000) at March 31, 2006 and are presently seeking additional capital. We have been advised that $2,960,000 in net proceeds from a pending financing transaction will be paid before May 15, 2006, but can provide no guarantees that the purchaser will perform. If the proceeds are received, we will have approximately $1,370,000 in working capital. Even if the purchasers perform, the anticipated cash proceeds from our pending stock sales will not be sufficient to satisfy our cash needs beyond August 2006 and additional capital will be needed to pay the anticipated expenses that are not offset by anticipated revenue from product sales. We expect that we will need additional capital to pay our day-to-day operating costs, finance our research and development, costs associated with our manufacturing activities, pay for the development of a sales and marketing organization and finance the acquisition of complimentary assets, technologies and businesses. We have recently engaged an NASD member broker/dealer to raise additional operating capital for us on a best efforts basis.

We intend to pursue financing as opportunities arise and are presently seeking capital. We believe we will need at least $8 million in additional capital over the next 18 months; however, long-term capital requirements are difficult to plan for companies that are developing new products. We cannot assure you that adequate capital will be available to us on acceptable terms, or at all. If we are unable to obtain additional capital when needed, our research, development, manufacturing and testing activities will be materially and adversely affected and we may be unable to take advantage of future opportunities or respond to competitive pressures. Any inability to raise capital when we require it would seriously harm our business.

Operating activities Our current cash outlays average approximately $500,000 per month. In connection with the transition from research to manufacturing, we plan to reduce the size of our scientific and technical staff and increase the size of our manufacturing staff. Over the next several months, we intend to reduce spending on research and development and transfer a significant portion of our operations from our research facility in Ontario to our recently acquired production facility in Pennsylvania. While operations are likely to continue in both locations for an indeterminate period of time, we believe the proposed changes will reduce our monthly overhead and streamline future operations. We also believe our litigation costs are likely to decline significantly over the next 12 months.

We began production of specialty lead-acid batteries during the first quarter of 2006. We shipped our first products to customers during the month of March and expect to report modest operating revenue for the period ended March 31, 2006. We believe sales of specialty lead acid batteries are likely to generate from $1.5 to $2 million of sales revenue during the 2006 fiscal year.

We intend to begin production of commercial prototype e3 Supercells during the second quarter of 2006. Our initial production runs will be used exclusively for characterization and performance testing and we do not expect to generate revenue from sales of commercial prototype e3 Supercells until the third quarter of 2006. We have signed non-binding letters of intent for a series of alternative energy demonstration projects with distributors of wind energy equipment and anticipate sales revenues of $50,000 to $75,000 per project.

While we believe future revenue from the sale of specialty lead-acid batteries and commercial prototype e3 Supercells will be sufficient to offset our anticipated manufacturing costs and make a modest contribution to overhead, the amount and timing of future revenues are uncertain. We expect our quarterly losses to increase during the first half of 2006 and then decline during the second half of 2006 as gross profits from product sales become available to offset a portion of our general and administrative cost. Our future revenues, expenses and operating results are inherently difficult to predict and likely to fluctuate significantly from quarter to quarter. The bulk of our planned operating expenses will be fixed over the short term. If revenue does not increase at the rates we presently anticipate, we will be unable to proportionately reduce our operating expenses, which would harm our operating results. If we fail to meet investor expectations, our stock price could decline and the declines could be dramatic.

Our current manufacturing and product demonstration plans have been formulated with the strategic goal of generating sufficient profit from battery sales and demonstration projects to bring us to the break even point in late 2006 or early 2007. We do not know if our demonstration projects will be successful, but if they are, rapid growth is likely to place a significant strain on our managerial, operational and financial resources. In that event, our plans to reach break even in the short-term may be unattainable. To achieve profitability we will need to develop and introduce commercial e3 Supercells that can be profitably manufactured by our company or other battery producers. We will then need to generate and sustain substantial revenue from the sale of our proposed products while maintaining reasonable expense levels. We must manage our growth, if any, through appropriate systems and controls. If we do not manage the growth of our business effectively, our future operating results will be materially and adversely affected.

Results of operations

Net losses We did not generate any revenue during the research and development phase. Since inception we have incurred selling general and administrative expenses, research and development expenses, litigation settlement expenses and net losses as follows:

	Years ended December 31,			Inception (September 18, 2003) through December 31, 2005
	2005	2004	2003
Revenue	$-	$-	$-	$-

Selling, general and administrative	4,420,170	1,376,031	252,864	6,049,065
Research and development	1,635,377	1,551,790	253,435	3,440,602
Other (income) expense	(168,427)	(19,703)	-	(188,130)
Net loss	(5,887,120)	(2,908,118)	(506,299)	(9,301,537)
Preferred stock dividends and beneficial conversion feature	(3,275,351)	-	-	(3,275,351)
Net loss applicable to common stockholders	($9,162,471)	($2,908,118)	($506,299)	($12,576,888)
Basic and diluted net loss per share	($0.60)	($0.22)	($0.17)	($0.98)
Weighted average common shares outstanding	15,238,585	13,180,689	3,002,515	12,862,842

Non-cash expenses We have incurred substantial non-cash expenses for equity compensation awards. In 2005, the non-cash expense associated with equity compensation awards was $802,588 as compared with $18,225 in 2004. As described more fully below, future non-cash charges for equity compensation associated with our implementation of SFAS 123(R) are likely to significantly increase our reported operating expenses.

Litigation costs Since February 2004, we have devoted substantial time, effort and money to lawsuits and other legal proceedings that relate to Mega-C’s business failure and our acquisition of the e3 Supercell technology. Our out-of-pocket litigation costs and expenses were approximately $632,000 in 2004 and $456,000 in 2005. Our financial statements for the year ended December 31, 2005 also reflect $1,525,000 in non-cash expense associated with our contribution of 500,000 additional shares to the Mega-C Trust during the first quarter of 2005.

Quarterly Results of Operations

The following table sets forth our unaudited consolidated statements of operations data for each quarterly period from the September 2003 inception of APC through December 31, 2005. The unaudited quarterly information has been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of this data. This information should be read together with the consolidated financial statements and related notes included elsewhere in this prospectus.

	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31	Mar. 31	June 30	Sept. 30	Dec. 31
	2003	2004	2004	2004	2004	2005	2005	2005	2005
	(000s)	(000s)	(000s)	(000s)	(000s)	(000s)	(000s)	(000s)	(000s)
Revenue	$-	$-	$-	$-	$-	$-	$-	$-	$-
Selling, general and administrative	253	284	401	356	335	1,560	432	517	1,911
Research and development	253	282	366	429	475	650	495	398	92
Other	-	27	-	-	(47)	(1)	1	-	(168)
Net loss	($506)	($593)	($767)	($785)	($763)	($2,209)	($928)	($915)	($1,835)

Liquidity and capital resources

Since inception, we have financed our operations through private sales of equity securities. We raised $1.9 million in cash during 2003, $2.6 million in cash during 2004 and approximately $4.5 million in cash during 2005. APC’s founders have contributed approximately $5 million and the balance has come from their affiliates, families and friends. We had $769,047 in current assets and $1,050,825 in current liabilities at December 31, 2005, leaving a net working capital deficit of ($281,778).

Even if we receive the anticipated proceeds from our pending stock sales, our anticipated cash resources will not be sufficient to support our anticipated cash expenditures beyond August 2006 unless we receive additional capital. We intend to pursue financing as opportunities arise and are presently seeking capital. We believe we will need at least $8 million in additional capital over the next 18 months; however, long-term capital requirements are difficult to plan for companies that are developing new products. We cannot assure you that adequate capital will be available to us on acceptable terms, or at all. If we are unable to obtain additional capital when needed, our research, development, manufacturing and testing activities will be materially and adversely affected and we may be unable to take advantage of future opportunities or respond to competitive pressures. Any inability to raise capital when we require it would seriously harm our business.

Warrants At the date of this prospectus, we have 2,775,600 outstanding warrants that represent potential future cash proceeds to our company of $7,711,200. The warrants are divided into four classes that are presently exercisable and expire at various times over the next 36 months. The following table summarizes the number of warrants in each class, the anticipated proceeds from the exercise of each class, and the expiration date of each class.

Warrant	Number of	Exercise	Anticipated	Expiration
Series	Warrants	Price	Proceeds	Date
Series IV Warrants	301,000	$2.00	$602,000	March 18, 2007
Series V Warrants	680,000	$4.00	2,720,000	April 30, 2008
Series VI Warrants	200,000	$6.00	1,200,000	April 30, 2009
Capital Warrants	1,594,600	$2.00	3,189,200	January 21, 2007
Totals	2,775,600		$7,711,200

The holders of warrants are not required to exercise their rights at any time prior to the expiration date and we are unable to predict the amount and timing of any future warrant exercises. We reserve the right to temporarily reduce the exercise prices of our warrants from time to time in order to encourage the early exercise of the warrants.

Stock Options At the date of this prospectus, we have 2,359,885 outstanding stock options that represent potential future cash proceeds to our company of $10,022,018. The outstanding options include 1,212,318 options that are currently vested and exercisable, or will become vested and exercisable within 60 days, and represent potential future cash proceeds to our company of $5,650,601. The remaining options will vest and become exercisable over the next four years. The following table provides summary information on our outstanding options.

	Vested Option Grants			Unvested Option Grants
	Shares	Price	Proceeds	Shares	Price	Proceeds
Incentive plan options	159,550	$2.82	$449,960	470,400	$2.50	$1,176,000
Directors’ plan options	52,035	$3.38	175,738	28,000	$3.57	100,000
Contract options to officers	670,833	$4.67	3,134,583	574,167	$4.61	2,645,417
Contract options to consultants	329,900	$5.73	1,890,320	75,000	$6.00	450,000
Total	1,212,318	$4.66	$5,650,601	1,147,567	$3.81	$4,371,417

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Contractual obligations

We have contractual obligations that may affect our financial condition. The following table summarizes our significant contractual obligations as of the date of this prospectus:

	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long term debt	$1,000,000	$1,000,000	$0	$0	$0
Equipment purchase	100,000	100,000
Real estate leases	240,000	120,000	120,000
Employment contracts	1,216,000	666,000	550,000
Total	$2,556,000	$1,886,000	$670,000	$0	$0

Off-balance sheet arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, an effect on our financial condition, financial statements, revenues or expenses.

Critical accounting policies and estimates

Our discussion and analysis of our financial condition and plan of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Our estimates, judgments and assumptions are continually re-evaluated based upon available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates. Areas in which significant judgment and estimates are used include, but are not limited to, notes receivable and equity-based compensation and significant non-cash transactions.

Non-financial metrics We do not presently use any non-financial metrics as indicators of our current and future financial condition and operating performance.

Anticipated impact of settlement agreement When we created the Mega-C Trust, we could not estimate the likely outcome because of a variety of unknowns including the number of shares that might be returned, the amount and type of property that might be received, the time required to resolve questions respecting the identities and interests of the trust beneficiaries and the value of the consideration to be given and received in the future. Implementation of the settlement agreement will impact our reported financial position in three areas:

•
Asset adjustments. If the Plan is confirmed, (a) we will reduce approximately $1.3 million in pre-petition claims against Mega-C as well as any administrative claim for money loaned or transferred to the Chapter 11 estate to a $100 unsecured claim. Our notes receivable will be adjusted accordingly to $100; and (b) we will adjust our financial statements to reflect the fair market value of any property transferred to us from Mega-C.

•
Additional paid-in capital adjustments. We have previously charged $1,525,000 to operating expense in connection with our augmentation of the Mega-C Trust. Under SAB 70, Topic 5-T, we will also be required to account for the fair market value of 5,827,500 additional shares of common stock that will be released for the benefit of third parties under the settlement agreement.

•
Allocation of adjustments. Between the asset and additional paid in capital adjustments described above, we will be required to allocate a substantial amount to either intangible assets or operating expense. If we conclude that the most appropriate accounting will be to report all adjustments as non-cash operating expense, the increase in additional paid-in capital will be offset by a similar increase in our accumulated deficit. If we conclude that a portion of the adjustments should be capitalized, our intangible assets and stockholders’ equity will both increase.

Notwithstanding our expectation that the technical accounting adjustments arising from the settlement agreement will be substantial, they will have no material impact on our current or future cash flows or change our ability to finance our business. Investors are cautioned that companies in our stage of development should ordinarily be evaluated on the basis of their working capital and net tangible assets because there is no assurance that our intangible assets will have any recoverable value if our product development efforts are not successful.

The settlement agreement remains contingent on confirmation and effectiveness of the Plan. While we have proposed a chapter 11 plan for consideration by Mega-C’s creditors and shareholders, we cannot conclude that confirmation is probable. The impact of the settlement agreement will not be reflected in our financial statements until we reach that conclusion.

Equity-based compensation We account for stock-based compensation using the intrinsic value method prescribed in APB, Opinion No. 25, “Accounting for Stock Issued to Employees.” Under APB 25, the value of an equity incentive is calculated by subtracting the exercise price of the incentive from the closing market price of our stock at the date of grant. The calculated value is then charged to expense ratably over the vesting period. We also provide pro forma disclosures as required under SFAS No. 123, “Accounting for Stock-Based Compensation,” using the Black-Scholes pricing model. We intend to adopt SFAS 123(R) using the “modified prospective” transition method beginning with the first quarter of 2006. Under this method, awards that are granted, modified, or settled after December 15, 2005, will be measured and accounted for in accordance with SFAS 123(R). In addition, beginning in our first quarter of 2006, expense must be recognized in the income statement for unvested awards that were granted prior to the adoption of SFAS 123(R). The expense will be based on the fair value determined at grant date under SFAS 123, “Accounting for Stock-Based Compensation.” The following table summarizes our existing agreements and their expected impact on earnings:

		Post Effective Date (December 15, 2005) Requisite Service Recognition by Year
	2005	2006	2007	2008	2009	2010
Agreements containing service inception dates within the year	41	28	25	22	17	17
Shares expected to vest	245,650	395,600	311,600	255,600	115,600	115,600
Expected pretax compensation expense	$591,708	$700,243	$602,334	$382,546	$131,784	$43,928
Per share amounts	($0.04)	($0.05)	($0.04)	($0.03)	($0.01)	"Nil"

The calculation of compensation expense for equity-based payments after the effective date of SFAS 123(R) may be different from the calculation of compensation expense under SFAS 123, but we are not presently able to quantify the differences.

Technology acquisition We purchased the e3 Supercell technology from C&T for 1,562,900 capital warrants and $1.8 million in cash and deferred payments. We are unable to determine whether the settlement agreement will result in future increases to the carrying value of our intangible assets. If the carrying value of our intangible assets is increased, we believe the amount of the write-ups will be fully recoverable through amortization in future periods and the carrying value adjustments will not impact our liquidity or change our ability to pay the costs of our future operations.

Valuation of long-lived assets We review the recoverability of our long-lived assets, including buildings, equipment and intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Our primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations. The increases to our intangible intellectual property accounts that may be associated with the settlement agreement increase the risk that we may be required to recognize an impairment loss in future periods.

We amortize the costs of intangibles (excluding goodwill) over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested for impairment, at least annually, and written down to fair value as required. The increases to our intangible intellectual property accounts that may be associated with the settlement agreement may significantly increase our amortization expense in future periods.

Translation of foreign currencies The accounts of APC and C&T are measured using the Canadian dollar as the functional currency. The translation from the applicable foreign currency to U.S. dollars is performed for the balance sheet accounts using current exchange rates in effect at the balance sheet date, and for the revenue and expense accounts using the average rate in effect during the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders’ equity. Gains or losses resulting from transactions denominated in currencies other than the functional currency are included in the results of operations as incurred. The gains or losses arising from the inter-company loan denominated in U.S. dollars are directly reflected in other comprehensive income, as the amounts are not expected to be repaid in the foreseeable future.

Research and Development Costs incurred in the research and development (covering basic scientific research and the application of scientific advances to the development of new and improved products and their uses) are expensed as incurred until technological feasibility is established. We incur costs related to contracts we enter into that outsource research and development to third party developers. Development costs are capitalized beginning when a product’s technological feasibility has been established and ending when the product is available for general release to customers. Technological feasibility is reached when the product reaches the working model stage. To date, all research and development costs have been expensed.

Income taxes We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax assets and liabilities, arising from differences in the timing and recognition of revenue and expense for tax and financial statement purposes. Deferred income taxes are recorded in accordance with SFAS No. 109, “Accounting for Income Taxes,” or SFAS 109. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of our net deferred tax assets is dependent upon our ability to generate sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss carryovers. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. Management will continue to evaluate the realizable value of the deferred tax asset and its related valuation allowance. If our assessment of the deferred tax assets or the corresponding valuation allowance were to change, we would record the related adjustment to income during the period in which we make the determination. Our tax rate may also vary based on our results and the mix of income or loss in domestic and foreign tax jurisdictions in which we operate.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and to the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we will reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We will record an additional charge in our provision for taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be.

Quantitative and qualitative disclosures regarding market risk

Historically, we have been exposed to immaterial levels of market risk and have not been significantly exposed to fluctuations in currency exchange rates. However, our financial statements are reported in U.S. dollars and the functional currency of APC is the Canadian dollar. Our financial statements reflected a cumulative currency translation adjustment of $238,516 as of December 31, 2005. We believe a substantial portion of our future expenses and future revenues may be denominated in currencies other than the U.S. dollar, thereby increasing our exposure to exchange rate gains and losses on non-U.S. currency transactions. We do not currently enter into forward exchange contracts to hedge exposure denominated in foreign currencies or any other derivative financial instruments for trading or speculative purposes. In the future, if we believe our currency exposure merits, we may consider entering into transactions to help mitigate that risk.

Our cash is invested in bank deposits denominated in U.S. dollars and Canadian dollars. The carrying value of these cash equivalents approximates fair market value. Our investments are subject to interest rate risk, which is the risk that our financial condition and plan of operation could be adversely affected due to movements in interest rates. Given our historically low cash balances, however, we believe interest rate risks are immaterial.

BUSINESS

The battery industry

Batteries are a ubiquitous if largely invisible part of daily life. They produce electric current as a result of chemical reactions and power an endless variety of consumer products and industrial systems ranging from wristwatches and cell phones to transportation and material handling systems. For over 30 years, the battery industry has experienced a period of sustained growth fueled by:

•	The emergence of new technologies for transportation, entertainment and communication;

•	Rapid economic development and industrialization in less developed countries; and

•	Escalating concern over the availability, cost and environmental impact of fossil fuels

There are two basic types of batteries: non-rechargeable “primary batteries” that are discharged once and then discarded; and rechargeable “secondary batteries.” Rechargeable batteries are usually categorized in terms of their intended use for portable, stationary or motive applications; and described in terms of five key operating characteristics:

•	Cycle life, which refers to the number of times a battery can be charged and discharged before it reaches the point where it cannot be recharged to at least 80% of its original rated capacity;

•	Energy, which refers to the total amount of stored charge a battery can deliver under normal operating conditions and is expressed in terms of watt-hours (Wh) or kilowatt-hours (kWh);

•	Power, which refers to the maximum amount of stored charge a battery can deliver per second and is expressed in terms of watts (W) or kilowatts (kW);

•	Recharge rate, which determines the amount of time required for a charging system to restore a depleted battery to a fully charged state; and

•	Efficiency, which is a comparison between the amount of energy required to charge a battery and the amount of energy that can subsequently be discharged from that battery.

According to Frost & Sullivan, the global market for rechargeable batteries is estimated at approximately $25 billion per year and is dominated by four core technologies:

•	Lead-acid, which accounts for approximately $18 billion in annual sales and is used for automotive starting, lighting and ignition systems, and a variety of motive and stationary power applications;

•	Lithium ion, which accounts for approximately $5 billion in annual sales and is used primarily for portable electronic devices;

•	Nickel cadmium, which accounts for approximately $900 million in annual sales and is used primarily for portable power tools and electronic devices; and

•	Nickel metal hydride, which accounts for approximately $800 million in annual sales and is used primarily for portable power tools, electronic devices and hybrid electric vehicles.

Lead-acid is the oldest and cheapest rechargeable battery technology in existence. If you dissect a 12-volt lead-acid battery, you will find that the battery consists of six separate cells and each cell contains two types of lead-based electrodes. The positive electrodes are usually lead alloy grids that are filled with lead dioxide paste. The negative electrodes are usually lead alloy grids that are filled with sponge lead paste. Within each cell, alternating positive and negative electrodes are sandwiched together with non-conductive separators that keep the electrodes from touching each other, wired in parallel and then stacked vertically in the cell. The cell is then filled with a sulfuric acid electrolyte, sealed, vented and connected in series to the other cells.

When the battery is discharged, both sets of electrodes react with the electrolyte and electricity is released. When the battery is recharged, the chemical reactions are reversed. These reversible chemical reactions are what make lead-acid batteries work, and ultimately what makes them fail. The principal causes of battery failure are:

•	Sulfation, where lead sulfate crystals build up on the negative electrodes and impede chemical reactions;

•	Grid corrosion, where the electrolyte dissolves part of the electrode grids;

•	Mass shedding, where the lead pastes fall off the electrode grids and become inactive; and

•	Electrolyte loss, where the cells dry out because of gasses produced during charging.

Sulfation, mass shedding, grid corrosion and electrolyte loss are unavoidable. Battery manufacturers have developed many methods to slow the rates of sulfation, mass shedding, grid corrosion and electrolyte loss, but they cannot be eliminated. In most cases, capacity loss is limited for the first couple hundred cycles and then begins to drop off linearly. Ultimately, after a predictable number of cycles, the only alternative is to replace the battery.

Due primarily to their low cost and proven reliability, lead-acid batteries have become essential components in a variety of consumer and industrial products including:

•	Automotive electrical systems;

•	Golf carts, wheelchairs, forklifts and other motive applications; and

•	Power backup and conditioning systems for computers, electronics and communications networks.

Nevertheless, lead-acid batteries have a number of inherent limitations, including:

•	Relatively low power density;

•	Relatively slow charge and discharge rates;

•	Useful lives that are limited by internal chemical processes:

•	Limitations on the proportion of the stored energy that can be used without battery damage; and

•	Relatively high maintenance and recycling costs.

The last 20 years have been a time of tremendous change in the battery industry. Where lead-acid batteries were once used primarily for starting, lighting and ignition applications, they have moved into the mainstream of motive applications, powering everything from wheelchairs and golf carts to forklifts and mining equipment. More recently, the focus has shifted to electric cars, hybrid electric vehicles and potential electric utility applications. Unfortunately, lead-acid battery technology has not been able to keep pace with increasingly demanding applications. Therefore, the battery industry currently faces a number of substantial challenges, including:

•	Developing products that have improved energy and power to weight ratios;

•	Developing products that charge and discharge more rapidly;

•	Developing products that have longer cycle lives;

•	Developing products that make a greater proportion of the stored energy available for use; and

•	Developing more efficient and cost-effective recycling methods.

In response to these challenges, and others, a number of companies are developing and introducing products based on technologies other than lead-acid. These rechargeable battery technologies include lithium ion batteries, nickel cadmium batteries, nickel metal hydride batteries and supercapacitors. In general, these battery technologies are far more sophisticated and expensive than the lead-acid batteries they hope to replace.

We believe growth and technical change in the battery industry will continue to accelerate for the foreseeable future. While technologies like nickel-metal hydride and lithium ion are the current market leaders in certain high-performance applications like hybrid electric vehicles, we believe the cost and complexity of these technologies will ultimately be limiting factors, particularly in light of economic constraints on producers of mass market transportation products and electric utilities.

Our business

We are developing and preparing to introduce a new class of rechargeable battery technology that is part lead-acid battery and part supercapacitor. We call these devices “e3 Supercells.” Like a lead-acid battery, an e3 Supercell consists of a series of cells. Within the individual cells, however, our construction is different. Instead of using alloy grids filled with sponge lead paste for the negative electrodes, e3 Supercells use carbon electrode assemblies. The resulting device is effectively half lead-acid battery and half supercapacitor. Because of their unique chemistry, e3 Supercells are not subject to sulfation and are less susceptible to electrolyte loss and grid corrosion. They are also expected to offer higher power, faster recharge and longer cycle life than conventional lead acid batteries. We believe these performance features, if realized, will be highly advantageous in many potential applications.

Since inception, our primary focus has been research and development. We are now preparing to manufacture small batches of commercial prototype e3 Supercells for sale to third parties in connection with a series of planned demonstration projects that are scheduled to begin in the third quarter of 2006. Our processes, designs and manufacturing techniques are not optimized and we believe additional research and development will be required to reduce costs and improve performance. As we make the transition from laboratory research to commercial prototype manufacturing we will need to:

•	Refine our planned fabrication methods for carbon electrode assemblies;

•	Demonstrate the feasibility of manufacturing e3 Supercells using standard techniques and equipment;

•	Demonstrate and document the performance of e3 Supercells in key applications; and

•	Respond appropriately to anticipated and unanticipated technical and manufacturing challenges.

We plan to develop e3 Supercells for use in a variety of applications including:

•	Starting, lighting and ignition applications;

•	Motive power applications;

•	Stationary power applications;

•	Hybrid electric vehicle applications; and

•	Military applications.

We believe demand for cost-effective energy storage systems will grow rapidly. We also believe we can become a leader in the high performance battery market. We believe our competitive advantages will include:

•	Ease of integration. Our planned electrode assemblies will be designed to replace the standard grid and paste negative electrodes in conventional lead-acid batteries.

•	Superior flexibility. By changing the number, geometry and arrangement of the electrode assemblies, we expect to be able to configure our technology to favor either energy storage or power delivery.

•	Reduced lead content. Depending on the energy, power and cycling requirements of a particular application, our e3 Supercells will use from 40% to 60% less lead than conventional batteries.

Our ability to establish and maintain a competitive position will be dependent on several factors, including the availability of raw materials and key components, our ability to design and manufacture commercial prototype e3 Supercells, our ability to establish and operate facilities that can fabricate electrode assemblies and manufacture commercial e3 Supercells of consistent quality at a predictable cost, our ability to establish and expand a customer base, our ability to compete against established and emerging battery technologies, the market for batteries in general, our ability to retain key personnel and other factors set forth in the “Risk Factors” section of this prospectus.

Our management team has a diverse set of industry skills and experience, including backgrounds spanning research and development, precision manufacturing, quality control and finance, as well as expertise running complex organizations and managing rapid growth. Our objective is to become an industry leader in low cost, high performance energy storage systems. We plan to achieve this objective by pursuing the following core strategies:

•
Platform technology business model. We plan to implement a platform technology business model where we will focus on developing and manufacturing carbon electrode assemblies that we can offer for sale to established battery manufacturers who want to produce e3 Supercell products.

•
Initial focus on high-value market segments. We believe commercial e3 Supercells will be most appealing in high-value market segments where longer life, high performance and low maintenance costs are more important than initial purchase price.

•
Leverage relationships with thought leaders. We are engaged in discussions with industry consortia, research institutions and other thought leaders in the fields of utility applications, hybrid electric vehicles and automotive fuel cell technology. As we develop our relationships in the field of energy research we believe the opportunities for government funding and consortia participation will expand rapidly, and improve our access to potential suppliers and customers.

•
Leverage relationships with battery manufacturers. Our business model is based on the premise that we can most effectively address the needs of the market by selling electrode assemblies to established battery manufacturers who want to expand their existing product lines. This business model should allow us to leverage the competences, manufacturing facilities and distribution networks of established manufacturers, reduce our time to market and increase our potential market penetration.

•
Build a recognized brand. We believe strong brand name recognition is important to increase product awareness and to effectively penetrate the mass market. We intend to differentiate our brand by emphasizing our combination of high performance and low total cost of ownership per storage cycle.

•
Secondary focus on emerging markets. Emerging markets for fuel cell power systems, hybrid electric vehicles and conventional utility applications are becoming increasingly attractive. We are actively evaluating the potential for using e3 Supercell products in these emerging markets.

•
Maintain our technical advantage and reduce manufacturing costs. We intend to maintain our technical advantage by continuing to invest in research and development to improve the performance of our e3 Supercell devices and lower our manufacturing costs.

The battery industry is mature, capital intensive, heavily regulated, highly competitive and averse to product performance risks associated with radical departures from established technology. Due to the nature of the industry, we do not believe we will be able to make a credible entry into the battery market until we have proven the advantages of our e3 Supercell technology in demonstration projects with end users. Therefore, our business plan contemplates two discrete phases. During the demonstration phase, we will focus on producing small quantities of commercial prototype e3 Supercells in our own manufacturing facilities. These commercial prototype e3 Supercells will serve as the foundation for a series of demonstration projects with established end users. If the demonstration projects are successful and end user testing validates the advantages of our e3 Supercell technology under real-world operating conditions, we can proceed to the commercialization phase.

We intend to begin manufacturing limited quantities of pre-commercial e3 Supercell prototypes in the second quarter of 2006. The principal purpose of the pre-commercial prototypes will be to refine our manufacturing techniques and make early stage production devices available to potential partners who want to conduct preliminary product testing before committing to formal demonstration projects. While our initial manufacturing activities are not expected to generate substantial revenue, we believe they will significantly expand the pool of potential demonstration project partners and raise the profile of our planned e3 Supercell products among potential users. In general, our development path in each target market we identify will include:

•
Prototype manufacturing. We are finalizing design work and manufacturing plans for the commercial prototype e3 Supercells. We intend to purchase raw materials and components from established manufacturers and then fabricate electrode assemblies and assemble the commercial prototype e3 Supercells in company-owned facilities.

•
Demonstration projects. When we have developed a commercial prototype e3 Supercells for a particular target market, we will need to negotiate demonstration projects with industry participants, manufacture the required e3 Supercells and document the performance of our products in real-world conditions.

•
Commercial production. When we have developed sufficient data to support a decision to commence full scale production of a product or product line, we plan to pursue strategic relationships with one or more battery manufacturers that are willing to purchase electrode assemblies from us and use those electrode assemblies to manufacture co-branded commercial e3 Supercells.

We have negotiated non-binding letters of intent with four alternative energy companies that want to evaluate our e3 Supercells for use in wind and solar power generating facilities. There is no assurance that our current non-binding letters of intent will result in purchase contracts; that we will be able to produce commercial prototype e3 Supercells in a timely manner; or that the cost of demonstration projects will not exceed current estimates. Moreover, there is no assurance that the performance advantages we anticipate will be demonstrated and documented under real-world conditions. Accordingly, there is no assurance that our planned demonstration projects will be successful or that we will be able to commercialize e3 Supercells for a particular market segment.

Our planned demonstration projects are not expected to generate sufficient gross profit to offset our expected operating costs. Accordingly, we do not expect to attain profitability during the demonstration phase. If we enter into a commercialization relationship for a specific product or product line, we believe our margins are likely to improve. However there is no assurance that the commercialization of products for one or more market segments will generate sufficient revenue to offset our anticipated operating expenses and yield a profit.

Commercialization phase During the commercialization phase, we intend to implement a platform technology business model where we will develop and manufacture the carbon electrode assemblies that are unique to e3 Supercells, and then sell those assemblies to established battery manufacturers who want to produce a co-branded commercial e3 Supercell product. We believe a platform technology business model can reduce our time to market, allow us to rely on the established competences of existing manufacturers and forge a strong brand identity for e3 Supercells, while allowing us to focus on a narrow band of value-added activities that appear likely to minimize our investment and maximize our profitability.

We will not be in a position to negotiate manufacturing relationships with established battery manufacturers until we complete our planned demonstration projects. Even if our planned demonstration projects are successful, we may be unable to negotiate manufacturing relationships on terms acceptable to us. If we decide to manufacture and distribute a line of commercial battery products ourselves, rather than sell carbon electrode assemblies to established battery manufacturers, our time to market and our anticipated capital costs may increase dramatically.

Our Facilities

Since inception, our research and development activities were all conducted at our facility in Woodbridge, Ontario. We are presently establishing facilities to manufacture limited quantities of commercial prototype e3 Supercells that will be sold to third parties who have signed non-binding letters of intent to participate in demonstration projects with us. Our existing and proposed facilities are described in more detail below.

Research and Development, Woodbridge, Ontario We conduct the bulk of our research and development at a facility in Woodbridge, Ontario that has been the cornerstone of our research, development and testing programs for the last two years. Our operations in Woodbridge are conducted through our wholly owned subsidiary APC. We rent the facility on a month-to-month basis for a rental of $8,150. Our Woodbridge facility includes approximately 14,000 square feet of floor space, including 5,000 square feet of management, administrative and engineering offices, 5,000 square feet of manufacturing facilities and 4,000 square feet of research laboratories. The principal function of this facility has been to insure that formulations, constructs and fabrication methods that succeed in the laboratory are tested in-house under controlled conditions. Our Woodbridge facility has the in-house ability to process raw materials, fabricate electrodes and build laboratory prototype e3 Supercells in small quantities for material and design evaluation purposes. Performing the entire fabrication process in-house has given us better control over the quality of our prototypes and helped integrate the work of our research team with the practical issues faced by our engineering team. Our research and development facility will never generate an operating profit, however we believe the ability to combine scientific research and prototype production in a single facility will increase the probability that any new facilities we establish in the future will be able to produce quality products at predictable competitive prices.

Battery manufacturing, New Castle Pennsylvania We recently purchased the battery fabrication equipment, parts inventories and trademarks of a small battery manufacturing company that ceased operations in the summer of 2005. We purchased the assets in a UCC sale from a commercial bank that obtained those assets in connection with a loan foreclosure. We have also leased the manufacturing plant where the equipment was installed. The former owner of our battery manufacturing facility was an ISO 9001 certified battery manufacturer that had all permits and authorizations for the production of 750,000 lead-acid batteries per year and made specialty batteries for racecars and vintage automobiles and commodity batteries for general automotive use.

Our battery manufacturing operations are conducted through a recently organized wholly owned subsidiary named Axion Battery Products, Inc. We began production of specialty lead-acid batteries for racecars and vintage automobiles in March 2006 and expect to report our first sales revenue in our Form 10-QSB the period ended March 31, 2006. We intend to use the excess capacity to make limited numbers of commercial prototype e3 Supercells for demonstration projects. We have ordered production equipment for our carbon electrode assemblies and plan to conduct prototype electrode manufacturing at our battery manufacturing facility. We expect to begin production of commercial prototype e3 Supercells for our demonstration projects in the second quarter of 2006. We believe our battery manufacturing facility will give us the ability to make commercial prototype e3 Supercells in sufficient quantities to accommodate the needs of our planned demonstration projects. We believe the lead-acid batteries and commercial prototype e3 Supercells we plan to produce will generate enough revenue to pay their direct manufacturing costs and make a modest contribution to overhead.

We have leased the buildings that the former owner of the equipment used for its manufacturing plant. Under the terms of our lease with an unaffiliated landlord, we will lease the facility for a period of two years at a monthly rental of $10,000, and have two successive five-year renewal options at a commercially reasonable rate. The battery manufacturing facility includes approximately 62,700 square feet of floor space, including 7,232 square feet of office, locker, lab and lunch area, 42,500 square feet of manufacturing space, 8,000 square feet of storage buildings and 5,000 square feet of basement area.

We have limited manufacturing experience. While we believe we have employed qualified personnel to manage our battery manufacturing facilities, there is no assurance that we will be able to produce a quality product for sale at competitive prices. Our current facilities will not be sufficient for full-scale production of commercial e3 Supercell products. Since we do have not established plans for additional manufacturing facilities or established relationships for the outsourcing of the manufacturing function, there can be no assurance that we will be able to successfully manufacture any commercial products we decide to introduce.

Our development collaborators

During the research stage, the late Dr. Brian Conway of the University of Ottawa was actively involved in the development and testing of our e3 Supercell technology. In this capacity he supervised the testing of our early prototypes, documented the principal performance characteristics of our e3 Supercell technology and provided technical guidance to our scientific and engineering teams. As we transition from research to manufacturing, our development collaborators will include East Penn Manufacturing Company, Inc. and Dr. Andrew F. Burke.

East Penn Manufacturing Company, Inc. We have entered into a memorandum of understanding with East Penn, the largest independent battery manufacturer in North America. The MOU establishes the framework for a three-phase joint development and testing program that includes laboratory testing; prototype development and testing; and co-development of a series of pre-commercial e3 Supercells. For the last three months, East Penn has been conducting its own tests to more fully characterize the electrode corrosion and mass shedding characteristics of our e3 Supercell prototypes and confirm our in-house test results. We believe this joint development and testing program will help advance our e3 Supercell technology through initial product rollout. The MOU only provides a general framework for our planned cooperation and does not include a detailed listing of the tasks to be completed, a complete allocation of the anticipated costs or the specific terms of the future economic relationship between our companies. Instead, the MOU contemplates that each stage of the testing and development process will be described in a more detailed agreement that clearly defines the respective rights and responsibilities of the parties.

Dr. Andrew F. Burke, Ph.D. Dr. Burke is a member of the research faculty at the Institute of Transportation Studies, University of California at Davis, and a recognized expert in the field of electric and hybrid vehicle design, analysis, and testing. He directs the EV Power Systems Laboratory and performs research and teaches graduate courses on advanced electric driveline technologies, specializing in batteries, ultracapacitors, fuel cells and hybrid vehicle design. Dr. Burke is working with us in an effort to develop a high-power e3 Supercell design that will be suitable for use in hybrid electric automobiles.

Our strategic alliances

Our business strategy involves developing proposed e3 Supercell products for a variety of applications and then determining whether to partner the proposed product or continue development internally until a performance milestone is reached. In furtherance of this strategy, we are devoting substantial time, effort and attention to forging strategic alliances. Our primary focus in discussions with potential strategic partners has been to explore the potential for the formation of joint ventures to conduct demonstration projects where e3 Supercells are built for use in a particular application or class of applications.

Alternative Energy We have engaged in preliminary discussions with a number of potential strategic partners in the alternative energy industry and have signed non-binding letters of intent for following demonstration projects.

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Hybridyne Power Systems is an Ontario company that specializes in integrated hybrid (wind and solar) renewable energy systems and has signed a non-binding letter of intent to conduct a total of five demonstration projects with us over the next 12 months. The first demonstration project will be a 75 kilowatt hour project and is scheduled for the third quarter of 2006. Additional projects of increasing size and complexity will follow every three months.

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Omni Power, Inc. is an Ontario company that specializes in integrated clean power and grid connected inverter systems and has signed a non-binding letter of intent to conduct a total of five demonstration projects with us over the next 12 months. The first project is planned for the third quarter of 2006.

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Vektec Electronics is a New Zealand company that specializes in integrated renewable energy systems and has signed a non-binding letter of intent to conduct a total of five demonstration projects with us over the next 12 months. The first project is planned for the third quarter of 2006.

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CPE Div L is an Ontario company that acts as a value added reseller of wind power generating equipment and has signed a non-binding letter of intent to conduct a total of five demonstration projects with us over the next 18 months. The first project is planned for the fourth quarter of 2006.

Our alternative energy projects will typically include hundreds of interconnected e3 Supercells and result in revenue of $50,000 to $75,000 per project. We are currently engaged in preliminary discussions with several manufacturers of UPS and DC Power systems and heavy use motive equipment for additional demonstration projects in those market segments.

Fuel cell technology We are negotiating an agreement to provide e3 Supercells for testing by a company that is developing a proprietary fuel cell system for automotive applications. The goal of the project is to develop a battery system that will be used in conjunction with fuel cell systems. The proposed agreement will not require the user to pay or reimburse any of the costs we incur in connection with the project or obligate the user to purchase products from us in the future. Likewise it does not require us to sell products to the user or sublicense our technology if we are unwilling to supply products on terms that the user finds acceptable. There is no assurance that our e3 Supercell technology will satisfy the applicable performance requirements or that we will be able to negotiate an acceptable agreement respecting the future sale of battery products for use in fuel cell systems.

We believe that our existing and future strategic alliances will give us the advantage of significant technical know-how, operating experience and field support while giving our strategic partners an opportunity to participate in the early development of a promising technology. As we expand into the markets for uninterruptible power supplies and DC power systems, it may be difficult for us to find third parties that are willing to enter into strategic alliances on acceptable economic terms or at all. If we are not able to enter into a strategic alliance with respect to a particular proposed product, we may be required to undertake and fund further development using our own funds.

Our patents and intellectual property

We own four issued U.S. patents and have three patent applications pending at the date of this prospectus covering various aspects of our e3 Supercell technology. There is no assurance that any of the pending patent applications will ultimately be granted. Our issued patents are:

•	U.S. Patent No. 6,466,429 (expires May 2021) - Electric double layer capacitor;

•	U.S. Patent No. 6,628,504 (expires May 2021) - Electric double layer capacitor;

•	U.S. Patent No. 6,706,079 (expires May 2022) - Method of formation and charge of the negative polarizable carbon electrode in an electric double layer capacitor; and

•	U.S. Patent No. 7,006,346 (expires April 2024) - Positive Electrode of an electric double layer capacitor.

We have no duty to pay any royalties or license fees with respect to the commercialization of our e3 Supercell technology and we are not subject to any field of use restrictions. We believe our patents and patent applications, along with our trade secrets, know how and other intellectual property will be critical to our success.

Our ability to compete effectively with other companies will depend on our ability to maintain the proprietary nature of our e3 Supercell technology. We plan to file additional patent applications in the future. However the degree of protection offered by our existing patents or the likelihood that our future applications will be granted is uncertain. Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investment in competing technologies, may have, or may apply for and obtain patents that will prevent, limit or interfere with our ability to make and sell products based on our e3 Supercell technology. Competitors may also intentionally infringe on our patents. The prosecution and defense of patent litigation is both costly and time-consuming, even if the outcome is favorable to us. An adverse outcome in the defense of a patent infringement suit could subject us to significant liabilities to third parties. Although third parties have not asserted any infringement claims against us, there is no assurance that third parties will not assert such claims in the future.

We also rely on trade secrets, know-how and other unpatented technology and there is no assurance that others will not independently develop the same or similar technology or obtain unauthorized access to our trade secrets, know-how and other unpatented technology. To protect our rights in these areas, we require all employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for our unpatented technology in the event of an unauthorized use, misappropriation or disclosure. While we have attempted to protect the unpatented proprietary technology that we develop or acquire and will continue to attempt to protect future proprietary technology through patents, copyrights and trade secrets, we believe that our success will depend upon further innovation and technological expertise.

We may license technology from third parties. Our proposed products are still in the development stage and we may need to license additional technologies to optimize the performance of our products. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our proposed products. Our inability to obtain any necessary licenses could delay our product development and testing until alternative technologies can be identified, licensed and integrated.

In general, the level of protection afforded by a patent is directly proportional to the ability of the patent owner to protect and enforce his rights through legal action. Since our financial resources are limited, and patent litigation can be both expensive and time consuming, there can be no assurance that we will be able to successfully prosecute an infringement claim in the event that a competitor develops a technology or introduces a product that infringes on one or more of our patents or patent applications. There can be no assurance that our competitors will not independently develop other technologies that render our proposed products obsolete. In general, we believe the best protection of our proprietary technology will come from market position, technical innovation, speed-to-market and product performance. There is no assurance that we will realize any benefit from our intellectual property rights.

Our competition

We plan to compete with a number of established competitors in the battery in the battery and supercapacitor industry, including Maxwell, Energy Conversion Devices, Panasonic, Nippon-Chemicon, Ness, Enersys, Exide, Japan Storage Battery, Korea Storage Battery and others. In addition, many universities, research institutions and other companies are developing advanced energy storage technologies including symmetric supercapacitors, asymmetric supercapacitors with organic electrolytes, nickel metal hydride batteries, lithium ion batteries and advanced lead-acid batteries. Others are developing advanced energy production technologies like fuel cells, solar cells and windmills. Any or all of these technologies may compete with our technology. We expect to face increased competition in the future. Since many of our competitors are developing technologies that may ultimately have costs similar to, or lower than, our projected costs, there can be no assurance we will be able to compete effectively.

Most of our potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of their products than we can. Our business will rely on sales of our energy storage products and our competitors with more diversified product offerings may be better positioned to withstand changing market conditions. Some of our competitors own, partner with, have longer term or stronger relationships with suppliers of raw materials and components, which could result in them being able to obtain raw materials on a more favorable basis than us. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business. We expect to compete on the basis of design flexibility, performance, reliability and total cost of ownership per storage cycle. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share. In addition, the energy storage device market in general competes with other sources of renewable energy and conventional power generation. If prices for conventional and other renewable energy resources decline, or if these resources enjoy greater policy support than solar power, the energy storage device market could suffer.

The rechargeable battery industry has numerous technological and economic barriers to entry. The development of technology, equipment and manufacturing techniques and the operation of a facility for the automated production of rechargeable batteries require large capital expenditures, which may deter new entrants from commencing production. During the past few years, however, several Asian companies have gained manufacturing strength in rechargeable battery sector. In order to minimize our capital investment in manufacturing facilities and establish strong brand name recognition for our products, our overall strategy is to negotiate strategic alliances and other production agreements with established battery manufacturers that want to include a high-performance co-branded product in their existing product lines. There can be no assurance, however, that our platform technology business model will succeed in the battery industry.

Raw materials

During the research stage, we used readily available raw materials, off-the-shelf components manufactured by others and hand-made components fabricated by our staff. As we begin manufacturing, we will need to establish reliable supply channels for commercial quantities of raw materials and components. We believe established suppliers of raw materials and components will be able to satisfy our requirements on a timely basis. However we do not have any long-term supply contracts and the unavailability of necessary raw materials or components could delay the production of our products and adversely impact our results of operations.

Environmental protection

Lead is a toxic material that is a primary raw material in our e3 Supercells. We also use, generate and discharge other toxic, volatile and hazardous chemicals and wastes in our research, development and manufacturing activities. We will be required to comply with federal, state and local laws and regulations regarding pollution control and environmental protection. Under some statutes and regulations, a government agency, or other parties, may seek to recover response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. In addition, more stringent laws and regulations may be adopted in the future, and the costs of complying with those laws and regulations could be substantial. If we fail to control the use of, or to adequately restrict the discharge of, hazardous substances, we could be subject to significant monetary damages and fines, or forced to suspend certain operations.

Our research and development

We engage in extensive research and development to improve our e3 Supercell technology and our proposed products. Our goal is to increase efficiency and reduce costs in order to maximize our competitive advantage. Our research and development organization works closely with our engineering team, our suppliers and potential customers to improve our product design and lower manufacturing costs. During the year ended December 31, 2003, 2004 and 2005, we spent $253,435, $1,551,790 and $1,635,377, respectively on company sponsored research and development. While our limited financial resources and short operating history make it difficult for us to estimate our future expenditures, we expect to incur research and development expenditures of increasing magnitude for the foreseeable future.

Our employees

We have 22 full-time employees in Woodbridge, Ontario, including a 16-member scientific and engineering team, a three-member management and business development team and three clerical employees. Seven members of our scientific and engineering team hold PhDs and eight additional employees hold other advanced degrees. We began manufacturing activities in New Castle, Pennsylvania in March 2006. While we have not made our final staffing decisions at New Castle, we presently employ a staff of 10, including 7 people who are involved principally in manufacturing and 3 people who are involved principally in administration and sales. We are not subject to any collective bargaining agreements and believe our relations with our employees are good.

LEGAL PROCEEDINGS

Canadian Litigation On February 10, 2004, Lewis “Chip” Taylor, Chip Taylor in Trust, Jared Taylor, Elgin Investments, Inc. and Mega-C Technologies, Inc. filed a lawsuit in the Ontario Superior Court of Justice Commercial List (Case No. 04-CL-5317) that named our company, APC, Rene Pardo, Marvin Winick, Kirk Tierney, Joseph Piccirilli, Ronald Bibace, Robert Averill, James Smith, James Eagan, Thomas Granville, Joseph Souccar, Glenn W. Patterson, Canadian Consultants Bureau Inc., Robert Appel, Harold Rosen, Igor Filipenko, Valeri Shtemberg, Yuri Volfkovich, Pavel Shmatko, Michael Kishinevsky, Mega-C Power Corporation (Nevada), Mega-C Power Corporation (Ontario), C And T Co. Incorporated, Turitella Corporation, Gary Bouchard, Fogler Rubinoff LLP, Netprofitetc Inc., 503124 Ontario Ltd., HAP Investments LLC, Infinity Group LLC, James Keim, Benjamin Rubin and John Doe Corporation as defendants.

With respect to our company and certain of our directors, officers and stockholders, the lawsuit alleges a conspiracy to damage the value of the plaintiffs’ investment in Mega-C and deprive the plaintiffs of their alleged interests in our technology. We believe the lawsuit is without merit and we have not accrued a related loss contingency in our financial statements. We have offered to provide a coordinated legal defense for all individual defendants who agree to be represented by counsel for our company. Any named defendant will be free to retain independent legal counsel, but we will not advance the costs of separate legal counsel. We have not agreed to indemnify any party against damage awards rendered against them or amounts paid in settlement of claims.

The Chapter 11 Bankruptcy of Mega-C discussed below resulted in an automatic stay of the Canadian litigation. To date, the stay has not been lifted.

Bankruptcy Court Litigation In April 2004, we filed an involuntary Chapter 11 petition against Mega-C in the U.S. Bankruptcy Court for the District of Nevada (Case No. 04-50962-gwz). In March 2005, the Bankruptcy Court appointed William M. Noall to serve as Chapter 11 Trustee for the Mega-C case. On June 7, 2005, the Chapter 11 Trustee commenced an adversary proceeding against Sally Fonner, the trustee of the Mega-C Trust (Case No. 05-05042-gwz), demanding, among other things, the turnover of at least 7,327,500 shares held by the Mega-C Trust as property of the bankruptcy estate. On July 27, 2005, we commenced an adversary proceeding against the Chapter 11 Trustee and Ms. Fonner (Case No. 05-05082-gwz) for the purpose of obtaining a judicial determination that:

•	Mega-C does not have any interest in our e3 Supercell technology;

•	Mega-C did not transfer any property to our company with the intent to damage or defraud any entity;

•	Mega-C did not transfer any property to our company for less than reasonably equivalent value; and

•	If the court ultimately decides that the stock in the Mega-C Trust is property of the bankruptcy estate, the stock must be held in a resulting trust for our benefit.

We believe our declaratory judgment action has substantial merit; the documents that we filed as exhibits to our complaint will resolve key factual issues; and we would be likely to prevail at trial.

Settlement Agreement On December 12, 2005, we entered into a settlement agreement with Mega-C, represented by its Chapter 11 Trustee William M. Noall (“Noall”), and the Mega-C Trust, represented by its trustee Sally A. Fonner (“Fonner”). Additional signatories to the settlement agreement include: (a) our subsidiaries APC and C&T; (b) Fonner in both her capacity as Mega-C’s sole officer and director and as trustee of the Mega-C Trust; (c) certain former stockholders of APC including Robert Averill, Joe Piccirilli, The Canadian Consultants Bureau Inc., James Smith, James Eagan, Tom Granville, Joe Souccar, HAP Investments, LLC, Glenn Patterson, Igor Filipenko, Ron Bibace, Kirk Tierney, Infinity Group, LLC, James Keim and Turitella Corporation; (d) Paul Bancroft, and (e) certain former stockholders of C&T including, Yuri Volkovich, Pavel Shmatko, Albert Shtemberg, Edward Shtemberg, C&T Co., Inc. in Trust, Oksana Fylypenko, Andriy Malitskiy, Valeri Shtemberg, Yuri Shtemberg, Victor Eshkenazi, Miraslav E. Royz, and Rimma Shtemberg. The settlement agreement was approved by the Bankruptcy Court after a hearing in an order dated February 1, 2006. Two groups that we believe to be controlled by Mega-C’s promoters have filed notices of appeal from the Bankruptcy Court order. At the date of this prospectus, no appeal briefs have been filed and we have no ability to evaluate the merits of the appellants’ positions or predict the likely outcome of the appeal.

If the Plan is confirmed, all disputes between the parties will be resolved and:

•	We will reduce the balance of our notes receivable from Mega-C to $100, which will be an allowed claim against the Mega-C estate;

•	All of Mega-C’s right, title and interest, if any, in the e3Supercell technology and all of its tangible and intangible personal property in our possession will be transferred to us;

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The Mega-C Trust will retain 5,700,000 shares, of which the Mega-C Trustee may sell up to 1,000,000 shares to pay Mega-C administrative expenses and the allowed claims of Mega-C’s unsecured creditors. The proceeds of sale and any additional shares of the 5,700,000 shares as are necessary will be transferred to a liquidation trust to satisfy these claims. The balance of the shares will be transferred to a second amended and restated Mega-C Trust, for pro rata distribution to the holders of allowed equity security interests of Mega-C; and

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The Mega-C Trust will surrender 2,127,500 shares to us, of which up to 627,5000 may be used to satisfy the accumulated and anticipated expenses of the Mega-C Trust through the effective date and of which at least 1,500,000 will be cancelled.

Since the terms of the settlement agreement and Plan fall within the range of outcomes contemplated by our original structure, implementation of the settlement agreement and Plan will not dilute the interests of our other stockholders.

After giving pro forma effect to the conversion rights of holders of our senior preferred stock (including dividends accrued through March 31, 2006), we had 19,834,124 common equivalent shares outstanding on the date of this prospectus. If the Plan is confirmed and goes effective, a minimum of 1,500,000 shares will be surrendered to us for cancellation. This represents a 7.6% decrease in the number of common equivalent shares outstanding and a corresponding increase in the percentage ownership of each common equivalent share.

Conditions precedent to effectiveness The provisions of the settlement agreement relating to the sale of 1,627,500 shares of our common stock are currently effective and binding on all parties. The Bankruptcy Court has recently approved a disclosure statement that will be served on Mega-C’s creditors and shareholders together with a proposed Plan. Impaired classes of creditors and shareholders have the right to vote on the Plan. If we meet the legal tests for Plan confirmation and the Bankruptcy Court approves the Plan, the litigation pending in Bankruptcy Court will be dismissed with prejudice on the effective date of the Plan. The Chapter 11 Trustee or the liquidation trustee will be obligated to seek dismissal of the Canadian litigation against Mega-C

In general, the Plan provides (a) for full payment of all priority claims, unclassified and allowed unsecured claims, administrative claims, professional fees and administrative expenses; and (b) that the remaining assets will be distributed proportionately to the allowed holders equity securities.

Two groups that we believe are directly or indirectly controlled by Mega-C’s former directors, officers and promoters have vigorously contested a variety of issues in the Mega-C Bankruptcy. Since any impaired creditor or equity security holder may vote against or object to confirmation of the Plan, there is no assurance that Mega-C’s creditors and shareholders will accept the Plan or that the Court will ultimately confirm the Plan. We are unable to predict whether other parties in interest will object to Plan confirmation or whether the Court will find any objections that are raised meritorious.

Cases subject to settlement agreement The settlement agreement specifically relates to and resolves two causes of action pending before the Court that will be dismissed with prejudice on the effective date of the Plan:

•	William M. Noall, as Chapter 11 Trustee of Mega-C Power Corporation v. Sally Fonner, Trustee of Trust For the Benefit of the Shareholders of Mega-C Power Corporation, Adversary No. 05-05042-GWZ; and

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Axion Power International, Inc. and Axion Power Corporation v. William M. Noall, in his capacity as Chapter 11 Trustee of Mega-C Power Corporation, and Sally Fonner, as Trustee of the Mega-C Trust, Adversary No. 05-05082-GWZ

Under the settlement agreement and Plan, we will receive, among other things, written releases from Mega-C and the Chapter 11 Trustee for (a) all claims, potential claims and causes of action that Mega-C or the Chapter 11 Trustee could assert us, and (b) all derivative claims that any of Mega-C’s creditors or stockholders might have the right to assert against any signatory to the settlement agreement. Under the terms of the Plan, we will receive exculpation from liability for any act or omission in connection with or arising out of the Chapter 11 case, except for liabilities arising from our gross negligence or willful misconduct.

Impact on other litigation The settlement agreement as implemented by the Plan does not settle the Canadian litigation discussed in above. However, the releases we will receive if the Plan is confirmed will (a) settle all disputes with Mega-C, including without limitation any and all disputes arising from our dealings with Mega-C, our creation of the Mega-C Trust, and our purchase of the e3 Supercell technology from C&T; (b) release all claims that Mega-C or the Chapter 11 Trustee could assert against us and our property, including derivative claims by Mega-C’s shareholders or creditors; and (c) require the Chapter 11 Trustee to use his reasonable best efforts to obtain dismissal of the Canadian litigation to the extent that the litigation asserts derivative and other claims that belong to the Chapter 11 estate. We believe the releases we will receive upon Plan confirmation may resolve the claims asserted against us in the Canadian litigation, but that is not certain. Future proceedings in the Canadian litigation could have a material adverse impact on our financial condition and the value of our stock.

Impact on Mega-C Trust Under the settlement agreement and as proposed in the plan, the Mega-C Trust will be amended and restated and will distribute the balance of the shares of our common stock. The Mega-C Trust will dispose of the shares as follows:

Prior to Plan Effective Date During the period between approval of the settlement agreement and the Plan effective date, the Mega-C Trust:

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will sell up to 1,000,000 shares for the purpose of paying the fees and costs of the Mega-C Chapter 11 case and to fund the anticipated cash required to confirm the plan, the effective date conditions of the plan and the balance of any priority and unclassified and allowed unsecured claims; and

•	may sell or distribute up to 627,500 shares for the purpose of paying the accumulated and anticipated costs of the Mega-C Trust through the effective date of the plan.

These sales and dispositions are not subject to Plan confirmation and the Mega-C Trust will receive all of the proceeds from the sale of the shares.

The proceeds from the sale of shares for the benefit of the Chapter 11 estate will be deposited in separate account under the joint control of the Mega-C Trust and the Chapter 11 Trustee. Prior to the effective date of the Plan those funds may only be used to pay approved interim expenses, including allowed interim fees and costs. Those payments will not be contingent on plan confirmation. Any excess proceeds will be retained in joint account until the effective date of Mega-C’s plan of reorganization.

Similarly, the sale or disposition of the 627,500 shares that may be used to pay the accumulated and anticipated costs of the Mega-C Trust through the effective date is not contingent on Plan confirmation. The Mega-C Trust may elect to distribute a portion of those shares to its trustee, employees, attorneys, agents and creditors in satisfaction of certain liabilities.

While the Mega-C Trust will have the power to sell our shares in open market transactions, our historical trading volume has not been sufficient to accommodate substantial open-market sales. Therefore, the bulk of the shares will likely be disposed of in block sale transactions for negotiated prices. Our company will pay the expenses of registering the shares and the Mega-C Trust will pay all selling expenses.

On Plan Effective Date Assuming that the Plan confirmed by the Bankruptcy Court, on the effective date:

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the Mega-C Trust will transfer (a) the remaining proceeds from the sale of 1,000,000 shares, (b) any unsold balance of the 1,000,000 shares and (c) such portion of 4,700,000 shares as the court may order to a liquidating trustee who will use those assets to fund payment of all priority and unclassified and allowed unsecured claims and to establish adequate reserves for disputed claims;

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the Mega-C Trust will transfer 1,500,000 shares to us, plus any balance of the 627,500 shares remaining after the expenses of the Mega-C Trust through the effective date are satisfied, and of which we will cancel a minimum of 1,500,000 shares;

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a liquidation trust agreement will be executed and the liquidation trust created to pay the remaining administrative expenses of the Chapter 11 estate, and to satisfy the remaining unclassified, priority and allowed unsecured claims of the estate;

•	the Mega-C Trust agreement will be restated and amended for the purpose of distributing the balance of the 5,700,000 shares to the holders of allowed equity security interests of Mega-C; and

•	a five member advisory board consisting entirely of Mega-C shareholders will be appointed to advise the trustee regarding the future activities of the trust.

We will be required to file an amendment to our Form S-1 registration statement in connection with the planned transfer of shares to the liquidating trustee and the planned distribution of shares to Mega-C’s shareholders. Each such transfer or distribution will be preceded or accompanied by the prospectus included in the amendment.

Impact on our company The settlement agreement as implemented by the Plan will favorably impact our company and stockholders in several respects including:

Technology Ownership We have maintained that Mega-C did not have any remaining interest in the e3 Supercell technology when the bankruptcy case was filed, that we received nothing from Mega-C and that we obtained all of our right, title and interest in the e3 Supercell technology directly from the owner, C&T. The Plan will fully and finally resolve any questions about ownership of the technology in our favor, by transferring the right, title and interests of Mega-C, if any, in the e3 Supercell and any of its other personal property to us.

Right of First Refusal We will retain a right of first refusal with respect to any proposed sales of our stock that are neither an open market sale at prevailing prices nor effected in connection with an underwritten offering to the general public. We will not have any power to influence future decisions to distribute our shares in settlement of claims and interests and there is a risk that either the Mega-C Trustee or the liquidating trustee will distribute shares of our stock to persons we would exclude from stock ownership if we had the power to do so.

The financial statement impact of the settlement agreement is uncertain. While the settlement agreement as implemented through the Plan accomplishes a number of things, it will not impact our liquidity or change our ability to finance our business. Investors are cautioned that companies in our stage of development should ordinarily be evaluated on the basis of their working capital and net tangible assets because there is no assurance that our intangible assets will have any recoverable value if our product development efforts are not successful.

MANAGEMENT

Our board of directors is divided into three classes of directors that serve for staggered three-year terms. Three of our current board members have been elected to serve for terms that expire on the date of our 2008 annual meeting; two have been elected to serve for terms that expire on the date of our 2007 annual meeting; and three have been elected to serve for terms that expire on the date of our 2006 annual meeting. In connection with our 2006 annual meeting which is scheduled for June 9, 2006, we will elect one director for a one-year term and two directors for three-year terms.

Director nominees and continuing directors The following table identifies our current directors and the director nominees who will stand for election at our 2006 annual meeting; specifies their respective ages and positions with our company; and with respect to directors who are not standing for election at this year’s meeting, specifies the annual meeting when their current term as a board member will expire.

Name	Age	Position	Term expires
John L. Petersen	53	Chairman of Board, General Counsel	2006 - Director Nominee
Glenn Patterson	52	Director	2006 - Director Nominee
Stanley A. Hirschman	59		New Director Nominee
Joseph Souccar	72	Director	Retiring Director
Dr. Igor Filipenko	42	Director	2007
Robert G. Averill	65	Director	2007
Thomas Granville	60	Chief Executive Officer, Director	2008
Dr. Howard K. Schmidt	46	Director	2008
Michael Kishinevsky	41	Director	2008

Executive officers The following table identifies our non-director executive officers and specifies their respective ages and positions with our company.

Name	Age	Position	Contract expires
Charles Mazzacato	52	President and Chief Operating Officer	July 2008
Peter Roston	62	Chief Financial Officer	July 2008
Dr. Edward Buiel	33	Chief of Research and Development	August 2008

The following paragraphs provide summary biographical information furnished by our directors, officers and director nominees.

Director nominees

John L. Petersen was appointed to our board in February 2003 and will stand for reelection at our 2006 annual meeting for a one-year term that will end on the date of our 2007 annual meeting. Mr. Petersen has served as our general counsel since February 2003 and served as our chief financial officer from February 2003 through July 2004. In April 2005, Mr. Petersen was appointed chairman of our board of directors. Mr. Petersen has been a resident of Switzerland since 1998 and has been principally engaged in the practice of law for 25 years. Mr. Petersen is a member of the Texas Bar and practices in the fields of securities and corporate law where he focuses on the needs of entrepreneurial companies. Since April 1999, Mr. Petersen has been a partner in the law firm of Petersen & Fefer, Barberêche, Switzerland. From January 1995 to April 1999, he was a self-employed solo practitioner in Houston, Texas and Barberêche, Switzerland. Since December 2000, Mr. Petersen has been an officer and director of Win or Lose Acquisition Corporation, a publicly held blank check company that is presently seeking an acquisition target. Mr. Petersen is a 1976 graduate of the College of Business Administration at Arizona State University and a 1979 graduate of the Notre Dame Law School. Mr. Petersen was admitted to the State Bar of Texas in May 1980 and received his license to practice as a Certified Public Accountant in March 1981.

Glenn Patterson is an independent director who was appointed to our board in February 2003 and will stand for reelection at our 2006 annual meeting for a three-year term that will end on the date of our 2009 annual meeting. Until November 2004, Mr. Patterson served as president of Oregon Electric Group, an industrial and commercial electrical and technology services contractor based in Portland, Oregon. During Mr. Patterson’s tenure as president,

Oregon Electric has grown from $16 million in sales in 1994 to $127 million in sales in 2000. In November 2001, Oregon Electric was sold to Montana-Dakota Resources, a major electrical power generating and distribution company with operations in 40 states. Mr. Patterson graduated summa cum laude from Willamette University (BS-Economics) in 1975.

Stanley A. Hirschman is a new independent director nominee who has agreed to stand for election at our 2006 annual meeting for a three-year term that will end on the date of our 2009 annual meeting. Mr. Hirschman is President of CPointe Associates, Inc., a Plano, Texas executive management and consulting firm that specializes in solutions for companies with emerging technology-based products and is well versed in the challenges of regulated corporate governance. Mr. Hirschman is Chairman of the Board of Bravo Foods International; an independent director of Dalrada Financial, Oxford Media, GoldSpring, Inc. and 5 G Wireless Corporation and a former director of Mustang Software, Inc. While at Mustang Software, Mr. Hirschman took a hands-on role in the planning and execution of the strategic initiative to increase shareholder value resulting in the successful acquisition of the company by Quintus Corporation. Mr. Hirschman was co-founder of Aiirmesh Communications, the first metropolitan area network provider of wireless high-speed community broadband. In 2003 Aiirmesh established the first metro-wide wireless Internet access network in Cerritos, California. Prior to establishing CPointe Associates, Mr. Hirschman was Vice President Operations, Software Etc., Inc., a 396-store retail software chain, from 1989 until 1996. He also held senior executive management positions with T.J. Maxx, Gap Stores and Banana Republic. Mr. Hirschman is a member of the National Association of Corporate Directors and participates regularly in the KMPG Audit Committee Roundtable. He is active in community affairs and serves on the Advisory Board of the Salvation Army Adult Rehabilitation Centers.

Continuing directors

Dr. Igor Filipenko, M.D. was appointed to our board in February 2004 and reelected at our 2004 annual meeting for a term that will expire on the date of our 2007 annual meeting. Dr. Filipenko was a founder of C and T Co. Incorporated, the original developer of the e3 Supercell technology. In addition to his duties as president of C&T, Dr. Filipenko a principal shareholder in a number of other enterprises, including Oledo Associated S.A., VIK Oil and Vostok Energiya, a group of Ukrainian companies that are engaged in petroleum refining and the import, export and trading of petroleum products, and Laser Plus, an ophthalmologic clinic located in Donetsk, Ukraine. Dr. Filipenko is a 1986 graduate of Donetsk Medical University, Ukraine.

Robert G. Averill is an independent director who was appointed to our board in February 2004 and reelected at our 2004 annual meeting for a term that will expire on the date of our 2007 annual meeting. Mr. Averill is retired and principally involved in personal investments. He served as a director of Implex Corp., a New Jersey based developer and manufacturer of orthopedic implants that he co-founded in 1991 and then sold to Zimmer Holdings, Inc. From 1978 to 1991 Mr. Averill held a variety of executive positions with Osteonics Corp., a developer and manufacturer of orthopedic implants that he co-founded in 1978 and then sold to Stryker Corporation. From 1971 to 1977, Mr. Averill served as a director and held a variety of executive positions with Meditech Inc., a developer and manufacturer of orthopedic implants that he co-founded in 1971 and sold to 3M Corporation in 1975. Mr. Averill holds 28 patents on a variety of orthopedic devices and materials and he is the co-author of several publications in the field of orthopedics. Mr. Averill holds two degrees from the Newark College of Engineering (BS-mechanical engineering, 1962 and MS-engineering management, 1966).

Thomas Granville was appointed to our board in February 2004 and reelected at our 2005 Annual Meeting for a term that will expire on the date of our 2008 annual meeting. Mr. Granville served as the chairman of our board of directors from February 2004 through April 2005 when he agreed to accept full-time employment as our chief executive officer. For the last 17 years, Mr. Granville has served as the president of Gallagher Elevator Company, a New York company that specializes in the installation and maintenance of elevators, escalators, moving walkways and other building transportation products. Mr. Granville was certified by the International Union of Elevator Constructors in 1969 and served for 10 years as the president of National Elevator Industry Inc., a trade association that represents elevator manufacturers and contractors. Mr. Granville has also served as the general partner of a number of real estate partnerships that owned multi-family housing, commercial real estate and a cable television company. Mr. Granville is a 1967 graduate of Canisus College. (BA-Business Administration).

Michael Kishinevsky, age 39, is an independent director who was elected at our 2005 Annual Meeting for a term that will expire on the date of our 2008 annual meeting. Mr. Kishinevsky is a Canadian lawyer who has been principally engaged in the practice of corporate and commercial law for 10 years, with a particular emphasis on the needs of Toronto’s Russian speaking population. For the last five years Mr. Kishinevsky served as general legal counsel for C&T, the original developer of our e3 Supercell technology. Mr. Kishinevsky also serves as vice-president of Sunrock Consulting Ltd., a company he co-founded in 1995 that specializes in the import and distribution of carbon black and synthetic rubber. Mr. Kishinevsky is a 1989 graduate of the University of Calgary (BS in Cellular, Molecular and Microbial Biology and BS in Psychology) and a 1993 graduate of the University of Ottawa School of Law. Mr. Kishinevsky was called to the bar in the Ontario courts in 1995 and is a member of the Law Society of Upper Canada.

Dr. Howard K. Schmidt, PhD. is an independent director who was appointed to our board in April 2005 and reelected at our 2005 Annual Meeting for a term that will expire on the date of our 2008 annual meeting. Dr. Schmidt is presently employed the Executive Director of the Carbon Nanotechnologies Laboratory (the “CNL”) at Rice University in Houston, Texas, a post he has held since September 2003. Dr. Schmidt is an expert in the field of carbon nanotechnology and single-wall carbon nanotubes. At the CNL, Dr. Schmidt is responsible for developing and managing key federal and industrial relationships to drive emerging applications for carbon nanotubes. Before joining the CNL, Dr. Schmidt operated Stump Partners, a Houston-based consultancy firm and was involved in two Internet ventures. In 1989, Dr. Schmidt founded SI Diamond Technologies, Inc., a company that received the prestigious R&D 100 Award from Research and Development Magazine in 1989; went public in 1992; and recently changed its name to Nano-Proprietary, Inc. Dr. Schmidt holds two degrees from Rice University (BS-Electrical Engineering, 1980 and PhD-Chemistry, 1986).

Executive officers

Charles Mazzacato served as our chief executive officer from July 2004 to April 2005. From November 2004 through March 2005, he also served as a member of our board of directors. In April 2005, Mr. Mazzacato was appointed president and chief operating officer. Mr. Mazzacato has 29 years of experience in commercial and industrial power systems engineering sales and marketing. From 1996 through 2003, he held various senior sales and marketing positions with Powerware, a global leader in the UPS and direct current power systems business. Mr. Mazzacato also served as chairman of Powerware’s global marketing council, where he provided leadership and strategic direction for Powerware’s $750 million sales and marketing effort. Previously, he served as Canadian national sales manager for the UPS group of Schneider Electric and as Canadian national sales manager for Emerson Electric. Mr. Mazzacato is a 1975 graduate of Ryerson Polytechnic Institute (Power Systems Engineering).

Peter Roston was appointed financial executive officer in July 2004. Mr. Roston is a Chartered Accountant who managed our accounting and financial systems on a contract basis beginning in February 2004 and has over 30 years experience in accounting and financial management for small and medium sized enterprises. Before joining our company, Mr. Roston was employed for 13 years as a principal of Roston Associates, a Toronto-based management and operations consulting firm that specializes in securing equity financing, government grants and research and development credits for its client companies. Mr. Roston is a 1964 graduate of Concordia University (B.A. in Commerce and Accounting) and received his Chartered Accountant (C.A.) designation in 1967.

Dr. Edward Buiel, PhD. was appointed chief of research and development in September 2005. Before joining our company, Dr. Buiel served for 3-1/2 years as project leader for the Energy Storage Group of Meadwestvaco Corporation, one of the largest producers of activated carbon in the world. In this position Dr. Buiel’s team focused on developing activated carbon materials for electrochemical applications including Lithium-ion batteries, organic ultracapacitors, and asymmetric lead-carbon capacitors. His responsibilities included managing a USCAR-Advanced Battery Consortium project to develop activated carbon materials for hybrid electric vehicle energy storage systems and managing a joint program with Sandia National Laboratories to develop lead-carbon capacitors for grid-connected energy storage systems. Previously, Dr. Buiel worked for nine months as a senior software engineer for Vasocor, Inc. and for 2-1/2 years as a Senior Research Engineer for the Automotive Carbon Group of Meadwestvaco Corporation. Dr. Buiel is a 1994 graduate of Queen’s University, Kingston, Ontario, where he earned a Bachelor of Science in Engineering and Physics, and a 1998 graduate of Dalhousie University, Halifax, Nova Scotia, where he earned a PhD in Physics and wrote his doctoral thesis on “The Development of Disordered Carbon Materials as Anode Materials for Li-ion Battery Applications.”

Board Structure and meetings

Our board has eight members and directs the management of our company as provided in our Certificate of Incorporation, our By-Laws and the General Corporation Law of Delaware. Members of the board keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings. John Petersen serves as chairman of our board.

Our board believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board is working to adopt and implement many “best practices” in the area of corporate governance, including separate committees for the areas of audit and compensation, careful annual review of the independence of our audit and compensation committee members, maintenance of a majority of independent directors, and written expectations of management and directors, among other things.

We have adopted a Code of Business Conduct and Ethics, which has been distributed to all directors, officers and employees and will be given to new employees at the time of hire. Our Code of Business conduct and Ethics contains a number of provisions that apply principally to our chief executive officer, chief financial officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Information” section of our website at www.axionpower.com. We intend to disclose any amendments or waivers of our Code of Business Conduct and Ethics on our website and in an appropriate report on Form 8-K.

Board Committees

The board has created an Audit Committee that presently consists of Mr. Patterson, Mr. Souccar and Dr. Schmidt and will consist of Mr. Patterson, Mr. Hirschman and Dr. Schmidt. Mr. Patterson serves as chairman of the audit committee. All members have a basic understanding of finance and accounting, and are able to read and understand fundamental financial statements. The board has determined that all members of the Audit Committee would meet the independence requirements of the Amex if such standards applied to our company. The board has also determined that based on education and work history, Messrs. Patterson and Hirschman meet the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. The Audit Committee has the sole authority to appoint, review and discharge the company’s independent auditors. The Audit Committee reviews the results and scope of the audit and other services provided by the company’s independent auditors, as well as the company’s accounting principles and its system of internal controls, reports the results of their review to the full board and to management and recommends to the full board that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-KSB.

The board has created a compensation committee that presently consists of Messrs. Averill, Patterson and Souccar; and will consist of Messrs Averill, Patterson and Kishinevsky. Mr. Averill serves as chairman of the compensation committee. The compensation committee makes recommendations concerning executive salaries and incentive compensation for employees. Subject to supervision by the full board, the compensation committee administers our 2004 Incentive Stock Plan. The board has determined all members of the compensation committee would meet the independence requirements of the Amex if such standards applied to our company.

The board has created a Technology Committee that consists of Dr. Schmidt and Messrs. Averill and Granville. Dr. Schmidt serves as chairman of the technology committee. The technology committee provides board level oversight, guidance and direction to our research and development staff, supervises the activities of our Technical Advisory Board, evaluates and makes recommendations with respect to the acquisition and licensing of complementary and competitive technologies and supervises the activities of our intellectual property lawyers.

Director Independence

The board has determined that five of our directors would meet the independence requirements of the Amex if such standards applied to our company. In the judgment of the board, Dr. Filipenko, Mr. Granville and Mr. Petersen do not meet such independence standards. In reaching its conclusions, the board considered all relevant facts and circumstances with respect to any direct or indirect relationships between our company and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions.” The board determined that any relationships that exist or existed in the past between our company and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections. All members of the audit and compensation committees are independent directors.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has at any time been an officer or employee of our company. None of our executive officers serves as a member of the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Furthermore, none of our executive officers serves as a director of any entity that has one or more executive officers serving as a member of our compensation committee.

Director Compensation

Our board members are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all board members in our principal business and policy decisions increases the board’s understanding of our needs and improves the overall quality of our management decisions. In recognition of the substantial time and personal effort that we require from our board members, we have adopted director compensation policies that provide for higher director compensation than is typically found in companies at our early stage of development.

Only independent directors are compensated separately for service as board members. Each of our independent directors will receive the following compensation for the period April 2006 through April 2007:

•	A basic annual retainer of $25,000 for service as a board member;

•	A supplemental retainer of $6,000 for service as chairman of audit committee or technology committee, and supplemental annual retainer $4,000 for service as chairman of any other board committee

•	A supplemental annual retainer of $3,000 for service as a committee member

•	A meeting fee of $1,500 per day for each board or committee meeting attended in person or $500 for each board or committee meeting attended by telephone; and

•	Reimbursement for all reasonable travel, meals and lodging costs incurred on our behalf.

At our 2004 Annual Meeting, our stockholders ratified a stock option plan for independent directors that authorized the issuance of options to purchase $20,000 of our common stock for each year of service as a director of our company. At our 2005 Annual Meeting, the number of shares reserved for issuance under the outside directors’ stock option plan was increased to 500,000. Our independent directors have received the following stock options under our director’s stock option plan.

	Grant Date	Vesting Date	Options	Price	Exercised	Balance
Thomas Granville	February 2, 2004	February 2, 2005	6,300	$3.20	6,300	-
June 4, 2004		June 10, 2005	3,600	$5.60	1,400	2,200

Robert Averill	February 2, 2004	February 2, 2005	6,300	$3.20	6,300	-
June 4, 2004		June 10, 2005	3,600	$5.60	2,426	1,174
April 7, 2005		2006 Meeting	8,000	$2.50		8,000
April 7, 2005		2007 Meeting	8,000	$2.50		8,000

Glenn Patterson	February 2, 2004	February 2, 2005	6,300	$3.20	6,300	-
June 4, 2004		June 10, 2005	3,600	$5.60	730	2,870
April 7, 2005		2006 Meeting	8,000	$2.50		8,000

	Grant Date	Vesting Date	Options	Price	Exercised	Balance
Joseph Souccar	February 2, 2004	February 2, 2005	6,300	$3.20	6,109	191
June 4, 2004		June 10, 2005	3,600	$5.60		3,600
April 7, 2005		2006 Meeting	8,000	$2.50		8,000

Howard Schmidt	April 7, 2005	June 10, 2005	8,000	$2.50		8,000
June 10, 2005		2006 Meeting	5,000	$4.00		5,000
June 10, 2005		2007 Meeting	5,000	$4.00		5,000
June 10, 2005		2008 Meeting	5,000	$4.00		5,000

Michael Kishinevsky	June 10, 2005	2006 Meeting	5,000	$4.00		5,000
June 10, 2005		2007 Meeting	5,000	$4.00		5,000
June 10, 2005		2008 Meeting	5,000	$4.00		5,000

Executive Compensation

Our executive compensation policies are based on several factors including (a) the salaries our executives could command in comparable positions with other companies; (b) the differences in the amount of time executives are required to devote to our affairs and the amount of time they would be required to devote to comparable positions with other companies; (c) the identifiable outcomes of specific projects that are attributable to extraordinary efforts on our behalf; (d) the incentives that will be necessary to encourage future loyalty, creativity and dedication to our business; and (e) our limited cash resources. Our overall goal is to compensate our executives fairly for the work they have done, create substantial incentives for future exemplary service and conserve our limited resources for essential cash outlays.

The following table summarizes, for the periods indicated, the cash compensation that we paid to persons who were executive officers as of December 31, 2005 and all individuals who have served as executive officers during the last three years.

	Annual Compensation						Long Term Awards
Name	Year	Salary or Retainer		Bonus	Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options
Thomas Granville (1) chief executive officer	2005		$195,750			$113,400		180,000
Charles Mazzacato (2) chief operating officer	2005 2004	$ $	160,000 76,540			$19,350		246,250
Peter Roston (3) chief financial officer	2005 2004	$ $	125,000 94,950			$19,350		200,000
John Petersen (4) general counsel, director	2005 2004	$ $	180,000 94,040		$ $	140,000 378,030		140,000 189,300
	2003		$40,000			$152,500
(1) Mr. Granville served as chief executive officer from April 1 through December 31, 2005. In December 2005, Mr. Granville received a non-cash bonus equal to the exercise price of 56,700 warrants held by him.
(2) Mr. Mazzacato served as chief executive officer from August 2004 through March 2005. In March 2005, Mr. Mazzacato received a non-cash bonus of 7,500 shares of common stock.
(3) Mr. Roston served as chief financial officer from August 2004 through December 2005. In March 2005, Mr. Roston received a non-cash bonus of 7,500 shares of common stock.
(4) Mr. Petersen served as chief financial officer from February 2003 through July 2004. He also serves as our legal counsel. The amounts reported as salary were paid in cash and the amounts reported as other compensation were settled through equity awards.

Executive Stock Options

The following table summarizes the stock options granted to our named executive officers during the years ended December 31, 2005 and 2004.

Name	Number of securities underlying options granted	Percent of options granted to employees during year		Exercise price per share		Vesting Period	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation
2005 Grants:								5%	10%
Thomas Granville	180,000	18.2%			$2.50	Monthly over 24 months	Five years after vesting	$408,303	$673,186
Edward Buiel	90,000	9.1%			$4.00	Monthly over 36 months	Five years after vesting	$90,831	$258,904
John Petersen	140,000	14.2%			$1.00	Immediate	Exercised

2004 Grants:
Charles Mazzacato	240,000 6,250	36.6 0.9	% %	$ $	4.00 3.20	Annually over four years November 2005	Five years after vesting	$231,918	$665,702
Peter Roston	200,000	30.5%			$4.00	Annually over four years	Five years after vesting	$190,168	$545,388
John Petersen	189,300 6,300 3,600	28.9 1.0 0.6	% % %	$ $ $	1.00 3.20 5.60	Immediate February 2005 June 2005	Exercised February 2009 June 2009	$3,788	$15,339

The following table summarizes the year-end value of unexercised stock options held by our named executive officers based on a stock price of $3.60 per share.

	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options at year end		Value of unexercised in-the-money options at year end
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas Granville			69,700	112,500	$69,850		$123,750
Edward Buiel			11,250	78,750
Charles Mazzacato	-	-	86,250	160,000
Peter Roston	-	-	66,667	133,333
John Petersen	329,300	$526,880	9,900		$2,500

Employment agreements

We have entered into executive employment agreements with Thomas Granville, Charles Mazzacato, Peter Roston and Edward Buiel. These agreements require each executive to devote substantially all of his business time to our affairs, establish standards of conduct, prohibit competition with our company during their term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of our executives will participate, without cost, in our standard employee benefit programs, including medical/hospitalization insurance and group life insurance, as in effect from time to time. Each of the covered executives will also receive an automobile allowance and reimbursement for all reasonable operating and insurance expenses for business use of the automobile.

Under the terms of his employment agreement, which has a term of two years, Mr. Granville receives an annual salary of $261,000, bonuses as determined by the compensation committee and an option to purchase 180,000 shares of our stock at a price of $2.50 per share that vests over 24 months beginning in April 2005.

Under the terms of his employment agreement, which has term of four years, Mr. Mazzacato receives an annual salary of $185,000 (Cdn.), bonuses as determined by the compensation committee and an option to purchase 240,000 shares of our stock at a price of $4.00 per share that vests over four years beginning in July 2005.

Under the terms of his employment agreement, which has a term of four years, Mr. Roston receives an annual salary of $145,000 (Cdn.), bonuses as determined by the compensation committee and an option to purchase 200,000 shares of our stock at a price of $4.00 per share that vests over four years beginning in July 2005.

Under the terms of his employment agreement, which has a term of three years, Mr. Buiel receives an annual salary of $120,000, bonuses as determined by the compensation committee and an option to purchase 90,000 shares of our stock at a price of $4.00 per share that vests over 36 months beginning in October 2005.

Indemnification of directors and officers

Our Certificate of Incorporation requires our company to indemnify our officers and directors against liability for monetary damages for breach or alleged breach of their duties as officers or directors, other than in cases of fraud or other willful misconduct. Our By-Laws provide that we will indemnify our officers and directors to the maximum extent permitted by Delaware law. In addition, our By-Laws provide that we will advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

Our Certificate of Incorporation also provides that our directors will not be liable to us or our stockholders for monetary damages arising from a breach of their fiduciary duty as directors unless the damages arise from:

•	A breach of a director’s duty of loyalty to our company and our stockholders;

•	A breach involving bad faith acts and omissions, intentional misconduct or a knowing violation of law;

•	An unlawful dividend payment or improper redemption of our stock; or

•	A transaction that confers an improper personal benefit on the director.

We have recently obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing, we have been advised that the SEC believes such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF CAPITAL STOCK

General Our amended certificate of incorporation authorizes the issuance of 50,000,000 shares of common stock and 12,500,000 shares of preferred stock. We have designated 1,000,000 shares of our authorized preferred stock as senior preferred stock. After giving pro forma effect to the surrender of 1,500,000 shares for cancellation by the Mega-C Trust, we have 17,548,998 common shares and 140,000 preferred shares outstanding, together with warrants and vested options that entitle the holders to purchase 3,987,918 shares of common stock.

Within the limits established by our certificate of incorporation, our board has the power at any time and without stockholder approval to issue shares of our authorized common stock or preferred stock for cash, to acquire property or for any other purpose that the board believes is in the best interests of our company. Our stockholders have no pre-emptive rights and any decision to issue additional shares of common stock or preferred stock will reduce the percentage ownership of our current stockholders and could dilute our net tangible book value.

Our board has the power to establish the designation, rights and preferences of any preferred stock we issue in the future. Accordingly, our board may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Subject to the directors’ duty to act in the best interest of our company, shares of preferred stock can be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.

The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by, our amended and restated certificate of incorporation and our bylaws, each of which are included as exhibits to the registration statement of which this prospectus forms a part and by the provisions of applicable law.

Common stock Our common stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect the entire board. The holders of common stock are entitled to receive dividends when, as and if declared by our board out of funds legally available. In the event of our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of common stock have no preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

The Mega-C Trust holds 7,827,500 shares of our common stock. Under the terms of the settlement agreement, the Mega-C Trust will sell 1,627,500 shares for the purpose of paying certain accumulated and anticipated costs and expenses. Upon confirmation and effectiveness of Mega-C’s plan, the Mega-C Trust will return 1,500,000 shares to us for cancellation. The remaining 4,700,000 shares will thereafter be sold or distributed in accordance Mega-C’s Chapter 11 plan of reorganization.

Under the original trust agreement, the trustee of the Mega-C Trust was required to vote the trust shares proportionally with the votes cast by our other shareholders. Under the settlement agreement and Plan, the Mega-C Trust and a liquidation trust for Mega-C will have the right to vote the number of shares that is equal to the lesser of the number of shares held by them, or the number of shares held by APC’s founders and their spouses and dependents. At the date of this prospectus, assuming that a temporary restraining order entered by the Bankruptcy Court was no longer in effect, the Mega-C Trust and the liquidation trust would be entitled to cast up to 5,385,314 votes at a meeting of stockholders and may have substantial influence over the outcome of any stockholder vote.

Senior preferred stock Our board has designated 1,000,000 shares of our authorized preferred stock as senior preferred stock and a total of 140,000 shares are outstanding at the date of this prospectus. We are not authorized to issue any additional shares of senior preferred stock. So long as any senior preferred stock is outstanding, we cannot (i) issue any series of stock having rights senior to or on parity with the senior preferred stock (ii) amend, alter or repeal any provision of our certificate of incorporation or bylaws to adversely affect the preferences, qualifications, limitations or restrictions of the senior preferred stock, or (iii) effect a reclassification of the senior preferred stock without the consent of the holders of a two-thirds majority of the outstanding shares of senior preferred stock.

Holders of senior preferred stock are entitled to receive dividends at the annual rate of 8%. Dividends are payable quarterly on the last day of March, June, September and December of each year. Dividends are cumulative from the date of issuance and payable to holders of record. In order to conserve our available resources, we will not pay cash dividends on the senior preferred stock in any quarter where our company reports a net loss. Any accrued dividends that are not paid in cash will be added to the stated value of the senior preferred stock.

The senior preferred stock had an initial stated value of $10.00 per share. Accrued dividends that are not paid in cash within 10 days of a payment date will automatically be added to the stated value and the stated value, as adjusted, will be used for all future dividend and conversion calculations. The following table summarizes the expected future stated value of our senior preferred stock at the end of each quarter through December 31, 2007.

Quarter Ended	Adjusted Stated Value	Quarter Ended	Adjusted Stated Value
31-Mar-06	$10.86	31-Mar-07	$11.75
30-Jun-06	$11.07	30-Jun-07	$11.99
30-Sep-06	$11.29	30-Sep-07	$12.23
31-Dec-06	$11.52	31-Dec-07	$12.47

Holders of senior preferred stock have the right to convert their shares into common stock at any time. The adjusted conversion price is presently $1.86 per share. As a result, of the cumulative stated value and conversion price reductions, each share of senior preferred is presently convertible into 5.83 shares of common stock.

The conversion price of the senior preferred stock will be subject to further adjustment for certain events, including: sales of common stock at a price that is less than the then current conversion price; share dividends on our common stock; subdivisions or combinations of our common stock; and the issuance of certain rights or warrants to holders of our common stock that permit them to subscribe for or purchase shares of our common stock at a price less than current market price. No adjustment in the Conversion Price will be required to be made until cumulative adjustments equal at least $.05 per share of common stock; however, any adjustments that are not made will be carried forward. All conversion price adjustment calculations shall be made to the nearest cent.

In connection with the election of directors, the holders of senior preferred stock will have the right to vote as a separate class to elect one member of our board. With respect to all other matters submitted for a stockholder vote other than the election of directors and matters that specifically require class voting under Delaware law, the holders of senior preferred stock will be entitled to cast the number of votes equal to the number of shares of common stock into which the senior preferred stock could then be converted.

We may from time to time decrease the conversion price by any amount for any period of at least 20 days, in which case we will give each holder of senior preferred stock at least 15 days notice of such decrease.

No fractional shares of common stock will be issued upon conversion of the senior preferred stock, but in lieu thereof, an appropriate amount will be paid in cash by the company based on the reported last sale price for the shares of common stock on the business day prior to the date of conversion.

In connection with any optional conversion, all accrued and declared dividends through the end of the calendar quarter in which the conversion is effected will be added to the conversion value. If the senior preferred stock is called for redemption, the conversion right shall terminate at the close of business on the redemption date.

If the market price of our common stock exceeds certain price thresholds for at least 30 trading days within any period of 45 consecutive trading days, we will have the right to redeem unconverted shares of senior preferred stock for cash according to the following schedule:

•	If the market price exceeds $6.00 per share, we will be entitled to redeem 20% of the senior preferred stock for the stated value unless the holders exercise their conversion rights;

•	If the market price exceeds $7.00 per share, we will be entitled to redeem another 20% of the senior preferred stock for the stated value unless the holders exercise their conversion rights;

•	If the market price exceeds $8.00 per share, we will be entitled to redeem another 20% of the senior preferred stock for the stated value unless the holders exercise their conversion rights;

•	If the market price exceeds $9.00 per share, we will be entitled to redeem another 20% of the senior preferred stock for the stated value unless the holders exercise their conversion rights; and

•	If the market price exceeds $10.00 per share, we will be entitled to redeem the final 20% of the senior preferred stock for cash unless the holders exercise their conversion rights.

In connection with any proposed redemption of senior preferred stock, we will give each holder not less than 30 days notice of our intention to redeem a portion of his shares. The notice will state the redemption date, the number of shares of senior preferred stock to be redeemed, the amount payable in connection with the redemption and the number of shares of common stock that will be issued to the holder if he chooses to exercise his conversion rights prior to the redemption date. After the redemption date, unless we fail to pay the redemption price, dividends will cease to accrue on the shares of senior preferred stock called for redemption and all conversion rights of the holders of those shares will terminate, except the right to receive the redemption price without interest. There is no mandatory redemption or sinking fund obligation with respect to the senior preferred stock.

In the event of any liquidation, dissolution or winding up of our company, holders of senior preferred stock are entitled to a liquidation preference equal to the stated value of the senior preferred stock on the payment date before any payment or distribution is made to the holders of common stock. The holders of such shares will not be entitled to any further participation in any distribution of assets by our company.

Warrants At the date of this prospectus, we have 2,775,600 outstanding warrants that represent potential future cash proceeds to our company of $7,711,200. The warrants are divided into four classes that are presently exercisable and expire at various times over the next 36 months. The following table summarizes the number of warrants in each class, the anticipated proceeds from the exercise of each class, and the expiration date of each class.

Warrant	Number of	Exercise	Anticipated	Expiration
Series	Warrants	Price	Proceeds	Date
Series IV Warrants	301,000	$2.00	$602,000	March 18, 2007
Series V Warrants	680,000	$4.00	2,720,000	April 30, 2008
Series VI Warrants	200,000	$6.00	1,200,000	April 30, 2009
Capital Warrants	1,594,600	$2.00	3,189,200	January 21, 2007
Totals	2,775,600		$7,711,200

The holders of warrants are not required to exercise their rights at any time prior to the expiration date and we are unable to predict the amount and timing of any future warrant exercises. We reserve the right to temporarily reduce the exercise prices of our warrants from time to time in order to encourage the early exercise of the warrants.

Stock Options At the date of this prospectus, we have 2,359,885 outstanding stock options that represent potential future cash proceeds to our company of $10,022,018. The outstanding options include 1,212,318 options that are currently vested and exercisable, or will become vested and exercisable within 60 days, and represent potential future cash proceeds to our company of $5,650,601. The remaining options will vest and become exercisable over the next four years. The following table provides summary information on our outstanding options.

	Vested Option Grants			Unvested Option Grants
	Shares	Price	Proceeds	Shares	Price	Proceeds
Incentive plan options	159,550	$2.82	$449,960	470,400	$2.50	$1,176,000
Directors’ plan options	52,035	$3.38	175,738	28,000	$3.57	100,000
Contract options to officers	670,833	$4.67	3,134,583	574,167	$4.61	2,645,417
Contract options to consultants	329,900	$5.73	1,890,320	75,000	$6.00	450,000
Total	1,212,318	$4.66	$5,650,601	1,147,567	$3.81	$4,371,417

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Registration rights of certain holders We have filed or agreed to file one or more resale registration statements for the shares of our common stock that are held by the Mega-C Trust or issuable upon the exercise of our outstanding warrants and options. The underlying agreements generally require our company to pay the fees and expenses we incur in connection with the registration and to indemnify the holders of shares against losses, claims, damages, liabilities or expenses that arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact made by our company. Likewise, each holder whose securities are included in such registration will be required to indemnify our company against losses, claims, damages, liabilities or expenses that arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact that is made in reliance upon information provided by the holder.

A substantial increase in the supply of freely transferable shares may depress the market price of our stock. If the holders of our stock were to offer a substantial number of shares for sale at or about the same time, the price decline would probably be dramatic. The availability of a large supply of freely transferable shares might also make it more difficult for us to sell common stock in the future or reduce the price at which we could sell our shares.

Delaware anti-takeover statute We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

•	Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of incorporation and bylaws Our certificate of incorporation and bylaws include provisions that may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

•	the division of our board into three classes of directors that serve for rotating three-year terms;

•	the right of the board to elect a director to fill a vacancy created by the resignation of a director or the expansion of the board;

•	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations of candidates for election to the board or for proposing matters that can be acted upon at a stockholders’ meeting;

•
the ability of the board to issue, without stockholder approval, up to 12,355,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of common stock; and

•	the right of our board of directors to alter our bylaws without stockholder approval.

Transfer agent

Our transfer agent is Continental Stock Transfer & Trust, 17 Battery Place, New York, New York 10004.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

We have 19,048,998 common shares outstanding, together with 140,000 shares of senior preferred stock that are convertible into 812,126 common shares. We also have warrants and options that give the holders rights to purchase 3,987,918 common shares. The following table contains information on the ownership of our securities by:

•	the selling stockholder and its trustee;

•	each person who we know beneficially owns more than 5% of our common stock; and

•	each of our directors and executive officers, and all of our directors and executive officers as a group.

Beneficial ownership has been calculated in accordance with Commission rules requiring that all securities exercisable for or convertible into shares of our common stock within 60 days shall be deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such securities, but shall not be deemed to be outstanding for computing the percentage of ownership of any other person.

Except as indicated by footnotes, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all securities held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Axion Power International, Inc. 100 Caster Avenue, Woodbridge, Ontario L4L 5Y9 Canada.

	Common	Preferred	Exercisable	Beneficial	Percent
	Stock	Stock (1)	Rights (2)	Ownership	of Total
Mega-C Stockholders Trust (3)(4)	7,827,500			7,827,500	41.1%
Sally A. Fonner, individually	6,850		31,700	38,550	0.2%
Igor Filipenko (5)	785,900	248,553	674,200	1,708,653	8.6%
Glenn Patterson (6)(7)	917,841		310,870	1,228,711	6.3%
Robert Averill (6)	672,226	145,752	234,174	1,052,152	5.4%
John L. Petersen (8)	336,000		309,900	645,900	3.3%
Thomas Granville (6)	431,300		414,700	846,000	4.3%
Joseph Souccar (6)	326,309		41,791	368,100	1.9%
Charles Mazzacato	7,500		121,250	128,750	0.7%
Peter Roston	7,500		95,833	103,333	0.5%
Edward Buiel	31,000		72,500	103,500	0.5%
Howard Schmidt	-		13,000	13,000	0.1%
Michael Kishinevsky	-		5,000	5,000	0.0%
Directors and officers as a group (11 persons)	3,515,576	394,305	2,293,218	6,203,100	28.5%
(1)	Represents shares of common stock issuable upon conversion of preferred stock held by the stockholder.
(2)	Represents shares of common stock issuable upon exercise of warrants and options held by the stockholder that are presently exercisable or will become exercisable within 60 days.
(3)	Excludes 6,850 shares of common stock and 31,700 warrants that Sally Fonner, the trustee of the Mega-C Shareholders Trust holds for her personal account.
(4)
The Mega-C Trust intends to sell up to 1,627,500 shares to pay certain administrative costs incurred by the trust and the Chapter 11 estate of Mega-C Power. Subject to confirmation and effectiveness of Mega-C’s Chapter 11 plan of reorganization, the Mega-C Trust will return 1,500,000 shares to us for cancellation. The 4,700,000 remaining shares will be distributed to Mega-C’s shareholders as described in the plan.

(5)
Includes 610,900 shares of common stock, 212,990 shares issuable upon the conversion of 36,533 shares of preferred stock and 455,400 shares issuable upon the exercise of warrants and options held by Dr. Filipenko; and 175,000 shares of common stock, 35,563 shares issuable upon the conversion of 6,100 shares of preferred stock and 218,800 shares issuable upon the exercise of warrants and options held by Dr. Filipenko’s wife.

(6)	Excludes shares in the Mega-C Shareholders Trust that may be distributable to our directors and officers.
(7)	Includes 400 common shares owned by Mr. Patterson’s wife.
(8)
Includes 331,500 shares of common stock held by Mr. Petersen, 4,500 shares of common stock held by Mr. Petersen’s wife and 309,900 shares issuable upon the exercise of vested options held by the law firm of Petersen & Fefer, Barberêche Switzerland. Mr. Petersen has pledged 200,000 shares of common stock as collateral security for a second mortgage on his principal residence that matures in June 2008.

Except as described above, none of the shares held by directors and officers are pledged as collateral for loans and there are no agreements, arrangements or understandings that will result in any change in control in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Business combination

In connection with the business combination, Sally Fonner and John Petersen, the former control stockholders of Tamboril, agreed to settle $484,123 in accrued compensation and related party debt for 233,400 warrants that are exercisable at a price of $2.00 per share until January 2007. Concurrently, C&T bought 1,250,000 shares of common stock from Ms. Fonner and Mr. Petersen for $200,000 and distributed those shares to its stockholders.

Technology acquisition

In connection with the business combination, C&T agreed to transfer the e3 Supercell technology to us in exchange for 1,562,900 warrants that are exercisable at $2.00 per share until January 2007. This agreement was subject to and conditioned upon our payment of the balance of the license fees provided for in the original license agreement with APC. At December 31, 2004, the unpaid balance of our obligation to C&T was $1,100,500. In March 2005, we paid $100,500 in cash and issued 100,000 shares of senior preferred stock to C&T in full and final settlement of all amounts due under the technology license and acquisition agreements. C&T then distributed the shares of our senior preferred stock to its shareholders.

In connection with the business combination we entered into a research and development project management agreement with C&T. Under the project management agreement, we were required to pay all of the direct costs and expenses associated with our research and development activities. These direct charges included but were not limited to the reasonable equipment, material, travel and employee costs actually incurred by C&T in connection with our activities. In addition to the direct costs, we paid C&T a management surcharge equal to 50% of the salaries and bonuses paid to members of the C&T technical staff who are assigned to work on our project. During the years ended December 31, 2005, 2004 and 2003, payments and accruals under the project management agreement were approximately $115,000, $701,000 and $253,000, respectively. We have terminated the project management agreement with C&T effective March 31, 2005 and all necessary C&T employees assigned to our project have been hired by us.

Transactions with directors

Igor Filipenko—financing transactions Dr. Filipenko was one of the original founders of APC and a shareholder of C&T. During 2003, Dr. Filipenko contributed $50,000 to APC and received 220,000 shares of our common stock in connection with the business combination. In his capacity as a C&T stockholder Dr. Filipenko received 350,000 shares of common stock that C&T purchased from Ms. Fonner and Mr. Petersen and 437,500 capital warrants that we issued to C&T in connection with our purchase of the e3 Supercell technology. As a C&T stockholder, Dr. Filipenko’s wife received 175,000 shares of common stock and 218,800 capital warrants. In January 2004, Turitella Corporation, an affiliate of Dr. Filipenko, bought 233,400 shares of common stock, 133,400 Series I Warrants and 100,000 Series II warrants for $400,000. In the fourth quarter of 2004, Dr. Filipenko bought 33,400 shares of common stock for $50,100. In the first quarter of 2005, Dr. Filipenko received 36,533 shares of senior preferred stock that we issued to C&T in settlement of our remaining obligation and his wife received 6,100 shares of senior preferred stock. In the fourth quarter of 2005, Turitella Corporation exercised 133,400 Series I warrants and paid us $266,800.

—compensatory transactions In February 2004, Dr. Filipenko was granted a five-year option to purchase 6,300 shares of our common stock at a price of $3.20 per share. He subsequently received a five-year option to purchase 3,600 shares of our common stock at a price of $5.60 per share when he was elected to serve a regular term as a board member at our 2004 annual meeting. In April 2005, Dr. Filipenko received a 5-year option to purchase 16,000 shares of our common stock at a price of $2.50 per share, which will vest at the rate of 8,000 shares per year on the dates of our 2006 and 2007 annual meetings.

Robert Averill—financing transactions Mr. Averill was one of the original founders of APC. During 2003, Mr. Averill contributed $250,000 to APC and received 453,400 shares of our common stock and 133,400 Series I warrants in connection with the business combination. During the first quarter of 2004, Mr. Averill bought 33,400 shares of our common stock and 33,400 Series III warrants for $100,000. During the second quarter of 2004, Mr. Averill exercised 100,000 Series I warrants for $150,000 in cash. During the fourth quarter of 2004, Mr. Averill exercised 33,400 Series I warrants for $50,100 in cash and bought 43,400 shares of our common stock for $65,100. During the first quarter of 2005, Mr. Averill bought 25,000 shares of our senior preferred stock and 125,000 Series IV warrants for $250,000. Concurrently, two of Mr. Averill’s adult children each purchased 87,500 shares of our senior preferred stock and 87,500 Series IV warrants for $875,000. During the first quarter of 2006, Mr. Averill loaned us $1,000,000 under the terms of a one-year promissory note that bears interest at the rate of 10% per annum, requires monthly payments of accrued interest, and is secured by a lien on all of our property. As additional consideration for the loan, we issued Mr. Averill three-year warrants to purchase 50,000 shares of our stock at a price of $6 per share in January and April 2006. We will be obligated to issue an additional identical warrant to Mr. Averill at the end of each three-month period until the loan is paid in full.

—compensatory transactions In February 2004, Mr. Averill was granted a five-year option to purchase 6,300 shares of our common stock at a price of $3.20 per share. He subsequently received a five-year option to purchase 3,600 shares of our common stock at a price of $5.60 per share when he was elected to serve a regular term as a board member at our 2004 annual meeting. Mr. Averill earned $29,000 as compensation for service rendered as an independent director of our company. Mr. Averill’s 2004 compensation was used to pay the exercise price of 8,726 stock options that were previously granted to him under our directors’ stock option plan. In April 2005, Mr. Averill received a 5-year option to purchase 16,000 shares of our common stock at a price of $2.50 per share, which will vest at the rate of 8,000 shares per year on the dates of our 2006 and 2007 annual meetings. During 2005, Mr. Averill was paid $28,500 for serving as an independent director of our company.

Glenn Patterson—financing transactions Mr. Patterson was one of the original founders of APC. During 2003, Mr. Patterson contributed $250,000 to APC and received 408,400 shares of our common stock and 133,400 Series I warrants in connection with the business combination. During the second quarter of 2004, Mr. Patterson bought 33,700 shares of our common stock and 33,700 Series III for $101,000. During the third quarter of 2004, Mr. Patterson exercised 16,500 Series I warrants for $24,570 in cash. During the fourth quarter of 2004, Mr. Patterson exercised 23,400 Series I warrants for $35,000 in cash and bought 43,400 shares of common stock for $65,100. In the first quarter of 2005, Mr. Patterson bought 5,000 shares of our senior preferred stock and 25,000 Series IV warrants for $50,000. In the third quarter of 2005, Mr. Patterson exercised 93,500 Series I warrants, 33,700 Series III warrants and 25,000 Series IV warrants for $261,130. In the fourth quarter of 2005, Mr. Patterson bought 200,000 shares of our common stock and 200,000 Series V warrants for $400,000. In April 2006, Mr. Patterson loaned us $100,000 on a short-term note that included three-year warrants to purchase 100,000 shares of our stock at a price of $6 per share. If the note is repaid in a timely manner, 75,000 of the warrants will be redeemable for cash at a price of $.01 per warrant.

—compensatory transactions In February 2004, Mr. Patterson was granted a five-year option to purchase 6,300 shares of our common stock at a price of $3.20 per share. He subsequently received a five-year option to purchase 3,600 shares of our common stock at a price of $5.60 per share when he was elected to serve a regular term as a board member at our 2004 annual meeting. During 2004, Mr. Patterson earned $19,250 as compensation for service rendered as an independent director of our company. Mr. Patterson’s 2004 compensation was used to pay the exercise price of 7,030 stock options that were previously granted to him under our directors’ stock option plan. In April 2005, Mr. Patterson received a 5-year option to purchase 8,000 shares of our common stock at a price of $2.50 per share, which will vest on the date of our 2006 annual meeting. During 2005, Mr. Patterson was paid $28,500 for serving as an independent director of our company.

Thomas Granville—financing transactions Mr. Granville was one of the original founders of APC. During 2003, Mr. Granville contributed $150,000 to APC and received 326,700 shares of our common stock and 66,700

Series I warrants in connection with the business combination. During 2004, Mr. Granville bought 30,200 shares of our common stock and 3,500 Series III warrants for $40,000.

—compensatory transactions Mr. Granville was granted a five-year option to purchase 6,300 shares of our common stock at a price of $3.20 per share when he was appointed to the board in February 2004. He subsequently received a five-year option to purchase 3,600 shares of our common stock at a price of $5.60 per share when he was elected to serve a regular term as a board member at our 2004 annual meeting. During 2004, Mr. Granville earned $23,000 as compensation for service rendered as an independent director of our company. Mr. Granville’s 2004 compensation was used to pay the exercise price of 7,700 stock options that were previously granted to him under our directors’ stock option plan. During the first quarter of 2005, Mr. Granville was paid $5,000 for serving as an independent director of our company.

Joseph Souccar—financing transactions Mr. Souccar was one of the original founders of APC. During 2003, Mr. Souccar contributed $50,000 to APC and received 220,000 shares of our common stock in connection with the business combination. During the second quarter of 2004, Mr. Souccar bought 3,400 shares of our common stock and 3,400 Series III Warrants for $10,000. During the third quarter of 2004, Mr. Souccar exercised his Series III warrants for $10,800 in cash. During the fourth quarter of 2004, Mr. Souccar bought 33,400 shares of our common stock for $50,100. In the first quarter of 2005, Mr. Souccar bought 10,000 shares of our senior preferred stock and 30,000 Series IV warrants for $100,000.

—compensatory transactions Mr. Souccar was granted a five-year option to purchase 6,300 shares of our common stock at a price of $3.20 per share when he was appointed to the board in February 2004. He subsequently received a five-year option to purchase 3,600 shares of our common stock at a price of $5.60 per share when he was elected to serve a regular term as a board member at our 2004 annual meeting. During 2004, Mr. Souccar earned $15,500 as compensation for service rendered as an independent director of our company. Mr. Souccar’s 2004 compensation was used to pay the exercise price of 6,109 stock options that were previously granted to him under our directors’ stock option plan. In April 2005, Mr. Souccar received a 5-year option to purchase 8,000 shares of our common stock at a price of $2.50 per share, which will vest on the date of our 2006 annual meeting. During 2005, Mr. Souccar was paid $24,250 for serving as an independent director of our company.

Howard Schmidt—compensatory transactions Dr. Schmidt was granted a five-year option to purchase 8,000 shares of our common stock at a price of $2.50 per share when he was appointed to the board in April 2005. He subsequently received a five-year option to purchase 15,000 shares of our common stock at a price of $4.00 per share when he was elected to serve a regular term as a board member at our 2005 Annual Meeting. The option will vest at the rate of 5,000 shares per year on the dates of our 2006, 2007 and 2008 annual meetings. During 2005, Dr. Schmidt earned $30,846 as compensation for service rendered as an independent director of our company.

Michael Kishinevsky—compensatory transactions Mr. Kishinevsky was granted a five-year option to purchase 15,000 shares of our common stock at a price of $4.00 per share when he was elected to serve a regular term as a board member at our 2005 Annual Meeting. The option will vest at the rate of 5,000 shares per year on the dates of our 2006, 2007 and 2008 annual meetings. During 2005, Mr. Kishinevsky earned $15,962 as compensation for service rendered as an independent director of our company.

John Petersen—compensatory transactions John Petersen is a director of our company and a partner in the law firm of Petersen & Fefer, which serves as our legal counsel. Under the terms of their original retainer agreement, Petersen & Fefer agreed to serve as special securities counsel in return for an initial retainer of $40,000; a monthly retainer of $7,500; a two-year option to purchase 189,300 shares of our common stock at a price of $2.00 per share; and certain contingent supplemental payments specified in the retainer agreement. In February 2004, Petersen & Fefer was appointed general counsel for our company and assumed primary responsibility for all of our legal affairs, including litigation coordination and strategy. During 2005 and 2004, we paid Petersen & Fefer $180,000 and $94,040 in cash, respectively. During 2004, we treated $1.00 of the exercise price of 306,000 warrants as having been paid in advance in the form of unbilled legal services provided by the firm. During 2005, we issued 140,000 warrants issuable at a price of $1.00 in consideration of similar unbilled legal services. In January 2006, we granted Petersen & Fefer a three-year option to purchase 240,000 shares of common stock at a price of $6.00 per share as a bonus for services performed during 2005 and an additional three-year option to purchase 120,000 shares at a price of $6.00 per share that will vest on a monthly basis during 2006. All settlement transactions between our company Petersen & Fefer were negotiated and approved by the compensation committee and we believe the terms of our agreements with Petersen & Fefer are at least as favorable as the terms that would have resulted from arms-length negotiations between unaffiliated parties. In the fourth quarter of 2005, Petersen & Fefer exercised 329,300 options and 116,700 warrants at a price of $1 per share.

SELLING STOCKHOLDER AND PLAN OF DISTRIBUTION

General After giving pro forma effect to the surrender of 1,500,000 shares to us, the selling stockholder will sell, transfer or otherwise dispose of 6,327,500 shares of our common stock. Our registration statement under the Securities Act of 1933 provides a framework for a continuous offering of our shares by the selling stockholder pursuant to SEC Rule 415. The registration statement includes:

•	1,627,500 shares that the selling stockholder intends to sell, transfer or distribute in connection with the offering described in this prospectus; and

•	4,700,000 shares that will ultimately be used to effectuate Mega-C’s Chapter 11 plan of reorganization.

Our company will pay the expenses of registering the securities and the selling stockholder will pay all selling expenses. We have also agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

This offering Over a period of 90 to 120 days from the date of this prospectus, the selling stockholder:

•	will sell up to 1,000,000 shares to provide cash to pay the expenses of Mega-C’s Chapter 11 case and allowed creditor claims; and

•	may sell, transfer or distribute up to 627,500 shares to pay the accumulated and anticipated costs of the Mega-C Trust through the effective date of Mega-C’s Chapter 11 plan of reorganization.

While the selling stockholder will have the right to sell shares in open market and other transactions described herein, we believe the bulk of the shares will be sold or disposed of in block sale transactions at negotiated prices.

The sales are not subject to confirmation of a plan of reorganization for Mega-C and the selling stockholder will receive all of the proceeds from the sale of the shares. The selling stockholder may distribute shares to its trustee, employees, attorneys, agents and creditors in satisfaction of certain liabilities.

The proceeds from the sale of up to 1,000,000 shares for the benefit of the Chapter 11 estate will be deposited in a segregated account under the joint control of the Trust and the Chapter 11 Trustee until the effective date of Mega-C’s plan of reorganization. During that period, the sale proceeds may only be used to pay approved interim expenses, including professional fees and costs. Those payments will not be contingent on confirmation of Mega-C’s plan of reorganization. Any funds remaining in the segregated account on the effective date of Mega-C’s plan of reorganization will be available for disbursement in accordance with the plan.

The proceeds from the sale of shares for the benefit of the Mega-C Trust will be immediately available and the payment of trust expenses will not be contingent on plan confirmation. The Mega-C Trust is not required to sell the 627,500 shares for cash and it is anticipated that it may transfer a significant portion of these shares to others in satisfaction of trust obligations.

Post-confirmation offering Together with the Chapter 11 Trustee, we have proposed a plan of reorganization for Mega-C whereby 5,700,000 shares held by the Mega-C Trust will be used to effectuate the plan. One million of those shares are described in this prospectus. Since the plan has not yet been confirmed in accordance with the Bankruptcy Code, we cannot provide specific details respecting the sale or other disposition of the 4,700,000 shares. We believe, however, that the bulk of those shares will be distributed to Mega-C’s shareholders in satisfaction of their allowed claims. While the potential beneficiaries of the Mega-C Trust include all Mega-C creditors and shareholders, we will not know the identities and respective interests of the beneficiaries until distributions are made. If and when the Bankruptcy Court confirms the plan of reorganization, we will amend our registration statement and prospectus to describe the contemplated disposition of the 4,700,000 remaining shares.

Cash sales by the selling stockholder

Over a period of 90 to 120 days from the date of this prospectus, the selling stockholder may sell up to 1,627,500 shares for cash for the purposes specified in this prospectus. The selling stockholder may sell the shares included in this prospectus on any stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with the sale of shares of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of shares of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

While the selling stockholder will have the power to sell our shares in open market transactions, our historical trading volume has not been sufficient to accommodate substantial open-market sales. Therefore, the bulk of the shares will likely be disposed of in block sale transactions for negotiated prices.

The aggregate proceeds to the selling stockholder from the sale of the shares of common stock described in this prospectus will be the purchase price of the shares of common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of shares of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholder and any underwriters, broker-dealers or agents that participate in the sale of the shares of common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholder is subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement.

In-kind distributions by the Mega-C Trust

Under the settlement agreement, the selling stockholder is authorized make in-kind distributions with respect to all or any portion of the 627,500 shares allocated for trust purposes. These purposes include liabilities incurred for money loaned to the Mega-C Trust and the accrued compensation claims of its trustee, employees, attorneys and agents. It is presently anticipated that the bulk of the shares we have registered for trust purposes will be distributed in-kind to persons who have loaned money to or performed services on behalf of the Mega-C Trust.

The in-kind distribution of our shares by the selling stockholder will constitute a bona fide public distribution of our shares and individuals who receive in-kind distributions of our shares will not ordinarily be classified as underwriters with respect to the distributed shares. In general, the shares that the selling stockholder distributes to its trustee, employees, attorneys and agents will be freely transferable by the holders thereof without further registration under the Securities Act. To the extent that the selling stockholder distributes shares to persons who are directors, officers or 10% stockholders of our company, however, the shares will be classified as “control securities” and may only be resold in compliance with the public information, volume limitations and manner of sale requirements of SEC Rule 144.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Want & Ender CPA, PC (“Want & Ender”) served as the certifying accountant on our financial statements for the years ended December 31, 2001 and 2002. In January 2004 Want & Ender advised us that they had not registered with the Public Company Accounting Oversight Board and did not intend to do so. Accordingly, our board of directors dismissed Want & Ender as our certifying accountant.

In connection with the audits of our financial statements for the fiscal years ended December 31, 2001 and 2002, there were no disagreements with Want & Ender on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to their satisfaction would have caused them to make reference to the subject matter of such disagreements in connection with their audit report. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On February 16, 2004, our board of directors retained Michael F. Cronin, CPA to audit our financial statements for the year ended December 31, 2003 and to serve as our certifying accountant for subsequent periods. During the two years prior to his appointment, we did not consult Mr. Cronin with respect to either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (b) any matter that was either subject of a disagreement or a reportable event specified in sub-paragraphs (a)(1)(iv) or (a)(1(v) of Item 304 of Regulation S-K).

On December 29, 2005, based on the recommendation of our audit committee, we dismissed Mr. Cronin as our certifying accountant. Mr. Cronin’s reports on our financial statements for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion. However, his report for the year ended December 31, 2003 contained a fourth explanatory paragraph to reflect the going concern issues occasioned by our limited financial resources and our potential to incur future operating losses.

In connection with the audits of our financial statements for each of the years ended December 31, 2004 and 2003, there have been no disagreements with Mr. Cronin on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to his satisfaction would have caused him to make reference to the subject matter of such disagreements in connection with his audit report. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On December 29, 2005, based on the recommendation of the Audit Committee, we engaged Freed Maxick & Battaglia, CPAs, PC (“Freed Maxick”) as our independent registered public accounting firm to audit our company’s financial statements as of and for the fiscal year ending December 31, 2005.

During the years ended December 31, 2004 and 2003, and the interim period preceding their appointment as our auditors, we have not consulted Freed Maxick regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of our company, or any other matters or reportable events described in Items 304(a)(2)(i) or (ii) of Regulation S-B.

EXPERTS

Our consolidated financial statements for the year ended December 31, 2005 which are included in this prospectus have been audited by Freed Maxick & Battaglia, CPAs, PC, independent registered public accountants, as indicated in their report on such financial statements, and are included in this prospectus in reliance upon the authority of Freed Maxick & Battaglia, CPAs, PC, as experts in accounting and auditing.

Our consolidated financial statements for the year ended December 31, 2004 and 2003 which are included in this prospectus have been audited by Michael F. Cronin, CPA, independent registered public accountant, as indicated in his report on such financial statements, and are included in this prospectus in reliance upon the authority of Mr. Cronin as an expert in accounting and auditing.

LEGAL MATTERS

The law firm of Petersen & Fefer, Barberêche Switzerland, will pass upon the validity of the shares to be sold in this offering. John Petersen, a partner in that firm, is a director of our company and serves as chairman of our board of directors. Members of the firm own:

•	336,000 shares of our common stock;

•	309,900 options that are presently or will become exercisable within 60 days; and

•	60,000 options that will vest in more than 60 days.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to the common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and consequently file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy the registration statement, its exhibits and schedules and any other documents or reports we file at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC 0330 for further information on the public reference room. The also SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s web site is http://www.sec.gov.

We maintain an Internet website, located at www.axionpower.com. Information on our website is not incorporated by reference into this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Axion Power International, Inc.

We have audited the accompanying consolidated balance sheet of Axion Power International, Inc. as of December 31, 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Axion Power International, Inc. as of December 31, 2005, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is a development stage Company with no revenues, resulting in recurring losses from operations and working capital deficits. The Company currently does not have adequate readily available resources to fund operations through December 31, 2006. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ FREED MAXICK & BATTAGLIA, CPAs, PC

Buffalo, New York
April 15, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Michael F. Cronin
Certified Public Accountant
687 Lee Road
Rochester, NY 14606

Board of Directors and Shareholders
Axion Power International, Inc.
Vaughan, Ontario

I have audited the accompanying consolidated balance sheet of Axion Power International, Inc. (the "Company") as of December 31, 2004 and the related statements of operations, stockholders' equity and cash flows for the year then ended. The financial statements are the responsibility of the directors. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards established by the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Axion Power International, Inc. as of December 31, 2004 and the results of its operations, its cash flows and changes in stockholders' equity for the year then ended in conformity with accounting principles generally accepted in the United States.

March 28, 2005
/s/ Michael F. Cronin

Michael F. Cronin
Certified Public Accountant

Axion Power International, Inc.
Consolidated Balance Sheets
(A Development Stage Company)
	December 31,
	2005	2004
	US$	US$

Assets

Current Assets:
Cash & cash equivalents	$553,001	$46,486
Refundable tax credits	171,600	8,848
Prepaid expenses	44,446	6,144
Total current assets	769,047	61,478

Property & equipment, net	264,942	97,606

Other Assets:
Intangible assets	2,154,066	1,920,522
Notes receivable	1,287,189	958,523

Total Assets	$4,475,244	$3,038,129

Liabilities & Equity

Current Liabilities:
Trade accounts payable	$533,927	$579,066
Accrued expenses	336,667	64,692
Notes payable to related parties	180,231	1,100,500
Total current liabilities	1,050,825	$1,744,258

Commitments & Contingencies (Note 12)

Equity:
Convertible preferred stock-12,500,000 authorized-140,000 issued and outstanding	1,454,897	0
Common stock-50,000,000 authorized $0.0001 par value
17,604,598 issued & outstanding (13,961,933 in 2004)	1,760	1,396
Additional paid in capital	15,027,134	4,670,497
Stock subscriptions receivable	(721,000)	0
Deficit accumulated during development stage	(12,576,888)	(3,414,418)
Cumulative foreign currency translation adjustment	238,516	36,396
Total equity	3,424,419	1,293,871

Total Liabilities & Equity	$4,475,244	$3,038,129

See Notes to Financial Statements

Axion Power International, Inc.
Consolidated Statements of Operations
(A Development Stage Company)
	Years Ended December 31,		Inception (9/18/2003) to December 31, 2005
	2005	2004
	US$	US$	US$

Revenues	$0	$0	$0

Selling, General & Administrative Expenses	4,420,170	1,376,031	6,049,065
Research & Development	1,635,377	1,551,790	3,440,602
Other, net	(168,427)	(19,703)	(188,130)
Loss Before Income Taxes	(5,887,120)	(2,908,118)	(9,301,537)

Income Taxes	0	0	0

Deficit accumulated during development stage	(5,887,120)	(2,908,118)	(9,301,537)
Less preferred dividends & beneficial conversion feature	(3,275,351)	0	(3,275,351)
Net loss applicable to common shareholders	($9,162,471)	($2,908,118)	($12,576,888)

Basic and Diluted Net Loss Per Share	($0.60)	($0.22)	($0.98)
Weighted Average Common Shares Outstanding	15,238,585	13,180,689	12,862,842

See Notes to Financial Statements

Axion Power International, Inc.
Consolidated Statement of Cash Flows
(A Development Stage Company)
	Year Ended December 31,		Inception (9/18/2003) December 31, 2005
	2005	2004
	US$	US$	US$
Cash Flows from Operating Activities:
Deficit accumulated during development stage	($5,887,120)	($2,908,118)	($9,301,538)
Adjustments required to reconcile net loss to cash flows
used by operating activities:
Depreciation	59,888	23,031	82,919
Stock issued for services	2,090,020	0	2,090,020
Options issued for services	237,568	18,225	255,793
Changes in Operating Assets & Liabilities
Refundable tax credits	(165,200)	0	(165,200)
Prepaid expenses	(36,781)	(14,993)	(51,774)
Accounts payable	(60,912)	626,896	653,984
Accrued expenses	278,247	64,692	342,939
Net cash used by operating activities	(3,484,290)	(2,190,267)	(6,092,857)

Cash Flows from Investing Activities:
Purchase of property & equipment	(218,661)	(120,637)	(339,298)
Investment in intangible assets	(61,593)	(185,522)	(882,115)
Investments in notes receivable	(287,512)	(570,372)	(1,246,033)
Net cash used by investing activities	(567,766)	(876,531)	(2,467,446)

Cash Flows from Financing Activities:
Repayment of related party long term obligation	(100,500)	0	(100,500)
Proceeds of related party note	173,510	0	173,510
Proceeds from the exercise of warrants	787,480	868,020	1,655,500
Proceeds from sale of Preferred Stock	2,729,110	0	2,729,110
Proceeds from sale of Common Stock	971,370	1,753,500	4,621,688
Net cash provided by financing activities	4,560,970	2,621,520	9,079,308

Effect of Exchange Rate Changes on Cash	(2,399)	36,395	33,996
Net Increase (Decrease) In Cash & Cash Equivalents	506,515	(408,883)	553,001
Cash & Cash Equivalents -Beginning	46,486	455,369	0
Cash & Cash Equivalents -Ending	$553,001	$46,486	$553,001

See Notes to Financial Statements

Axion Power International, Inc.
Consolidated Statement of Stockholders' Equity
(A Development Stage Company)

	Preferred Stock		Common Stock
	Shares	Amount US$	Shares	Common Stock Amount US$	Additional Paid-In Capital US$	Subscriptions Receivable US$	Deficit Accumulated During Development Stage US$	Other Comprehensive Income Cumulative Translation Adjustments US$	Total Stockholders' Equity US$
Inception September 18, 2003	0	$0	0	$0	$0	$0	$0	$0	$0
Common Stock Offering Proceeds			3,411,652	341	1,864,719				1,865,060
Fair Value of Options Issued for Services					31,758				31,758
Shares Issued to Mega-C Trust			7,327,500	732	(732)				0
Effect of Recapitalization			1,875,000	188	(188)				0
Net Loss December 31, 2003							(506,300)		(506,300)
Balance at December 31, 2003	0	0	12,614,152	$1,261	$1,895,557	$0	($506,300)	$0	$1,390,518
Common Stock Offering Proceeds			823,667	82	1,582,748				1,582,830
Proceeds From Exercise of Warrants			475,200	48	867,972				868,020
Liability converted as partial prepayment on options					306,000				306,000
Fair Value of Options Issued for Services					18,225				18,225
Fractional Shares Issued Upon Reverse			48,914	5	(5)				0
Net Loss December 31, 2004							(2,908,118)		(2,908,118)
Other Comprehensive income (loss):
Foreign Currency Translation Adjustment								36,396	36,396
Comprehensive loss									(2,871,722)
Balance at December 31, 2004	0	0	13,961,933	$1,396	$4,670,497	$0	($3,414,418)	$36,396	$1,293,871

Continued on following page

Axion Power International, Inc.
Consolidated Statement of Stockholders' Equity
(A Development Stage Company)
Continued from previous page

	Preferred Stock		Common Stock
	Shares	Amount US$	Shares	Common Stock Amount US$	Additional Paid-In Capital US$	Subscriptions Receivable US$	Deficit Accumulated During Development Stage US$	Other Comprehensive Income Cumulative Translation Adjustments US$	Total Stockholders' Equity US$
Balance at December 31, 2004	0	0	13,961,933	$1,396	$4,670,497	$0	($3,414,418)	$36,396	$1,293,871
Proceeds From Exercise of Warrants & Options			853,665	85	1,283,395	(496,000)			787,480
Common Stock Offering Proceeds			600,000	60	1,171,310	(200,000)			971,370
Preferred Stock Offering proceeds	385,000	3,754,110				(25,000)			3,729,110
Conversion of preferred to common	(245,000)	(2,475,407)	1,470,000	147	2,475,260				0
Stock issued for services			500,000	50	1,524,950				1,525,000
Stock Options Issued for Non-Employee Services					237,568				237,568
Employee incentive share grants			219,000	22	564,998				565,020
Impact of beneficial conversion feature					3,099,156		(3,099,156)		0
Preferred Stock Dividends		176,194					(176,194)		0
Net Loss December 31, 2005							(5,887,120)		(5,887,120)
Other Comprehensive income (loss):
Foreign Currency Translation Adjustment								202,120	202,120
Comprehensive loss									(5,685,000)
Balance at December 31, 2005	140,000	$1,454,897	17,604,598	$1,760	$15,027,134	($721,000)	($12,576,888)	$238,516	$3,424,419

See Notes to Financial Statements

AXION POWER INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Operations

Axion Power International, Inc. (“Axion”), a Delaware corporation, was incorporated on January 9, 1997 and was originally named Tamboril Cigar Company. It operated a cigar manufacturing and distribution business until late 1998 and was an inactive public shell from January 1999 until December 2003.

Axion Power Corporation, a Canadian Federal corporation (“APC”), was incorporated on September 18, 2003 for the purpose of licensing and then developing and commercializing a technology for the production of lead-acid-carbon energy storage devices that APC refers to as “e3 Supercells.”

In December 2003, Axion had 1,875,000 shares outstanding when it entered into a reorganization agreement with APC. In connection with the agreement, which is treated as a recapitalization for financial accounting purposes, Axion issued 10,739,500 common shares and 842,000 warrants for all of the outstanding securities of APC. Of the 10,739,500 common shares that were issued in consideration of APC securities, 7,327,500 shares were transferred to a special purpose trust the “Mega-C Trust,” (see note 5) and the remaining 3,412,000 shares were distributed to APC’s shareholders. As of the date of the agreement, Axion did not have any material assets or liabilities.

C and T Co., Inc. (“C&T”), an Ontario corporation, was incorporated in 1999 for the purpose of holding the patent applications and other intellectual property embodied in a novel lead-acid-carbon energy storage device invented by Pavel Shmatko and Iouri Volfkovich. In November 2003, C&T licensed the e3 Supercell technology to Axion for a combination of cash and equity payments and future royalties. That license agreement also gave Axion the right to buy 100% of the outstanding stock of C&T, if certain conditions were satisfied.

In conjunction with the reorganization between Axion and APC, in January 2004 the combined companies purchased and obtained title to the e3 Supercell technology from C&T by (a) assuming APC’s obligations of approximately $1.8 million under the agreement between APC and C&T, (b) issuing 1,592,600 warrants to C&T, and (c) arranging for C&T to purchase 1,250,000 shares of Axion stock held by that company’s former principal stockholders. The assets transferred in this agreement secured the final payments under the C&T stock purchase agreement. In March 2005, the final obligations under the agreement were satisfied through the payment of approximately $100,000 in cash and the issuance of 100,000 convertible preferred shares. As a result, C&T became a wholly owned subsidiary of Axion. At that time C&T had no material assets or liabilities. Pro-forma results of the consolidated entities would not be materially different from the results presented.

After the closing of the reorganization agreement in January 2004, APC’s shareholders, C&T’s shareholders and the Mega-C Trust owned 95% of the combined companies stock. For financial reporting purposes, APC was treated as the acquiring company followed by a recapitalization (See Note 10). The historical financial statements contained herein are those of APC carried forward. The activity of Axion and C&T are included in the accompanying financial statements beginning with the date of acquisition (December 31, 2003 and March 18, 2005, respectively).

2. Principles of Consolidation

The consolidated financial statements include the accounts of three legal entities, Axion, and its wholly owned subsidiaries, APC and C&T (collectively, the Company). All significant inter-company balances and transactions have been eliminated in consolidation.

3. Continued Operations

The accompanying financial statements have been prepared on the basis of accounting principles applicable to a “going concern” which assumes that the company will continue operations for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. The significant operating losses in 2004 and 2005, negative cash flow from operations in 2004 and 2005, substantial working capital deficiency at

December 31, 2005, and the development stage of the Company, resulting in no revenues raise substantial doubt about the Company’s ability to continue as a going concern.

Management believes that the following actions, taken or planned, will provide sufficient funds to permit the Company to continue its operations:

•
The Company has entered into an agreement to sell 1,000,000 shares of common stock to a foreign partnership at a price of $2.50 per share as part of a group of comparable transactions where the purchaser will contribute a portfolio of small public company securities to a pair of offshore funds in exchange for fund units, and then use the fund units as security for bank financing that will be used to pay for the underlying securities. Concurrently, four holders of outstanding warrants have agreed to exercise their warrants, purchase 301,700 shares of common stock for an aggregate consideration of $603,400 and five holders agreed to resell a total of 500,000 shares to the purchaser at a price of $3.00 per share pursuant to an effective registration statement. After the payment of approximately $144,000 in cash commissions and the issuance of 45,000 shares of restricted stock, these transactions will result in net cash proceeds of approximately $2,960,000.

•
The Company is finalizing negotiations with an NASD member broker/dealer that proposes to offer and sell on its behalf a minimum of $10 million in equity securities. The final form of the planned financing has not yet been determined and depending on market conditions and other factors, the Company may ultimately decide to pursue alternate forms of financing, such as a private placement, a private investment in a public entity (PIPE) transaction or a registered public offering.

The Company has not yet received the $2.96 million in anticipated net proceeds associated with the sale of 1 million shares to the foreign partnership and issuance of 301,700 shares upon the exercise of warrants. The purchase price was due in January 2006 and the agreements are presently in default. Management has been advised that the obligations will be paid before May 15, 2006, but can provide no guarantees that the purchaser will perform.

Over the next several months, the Company intends to reduce spending on certain research and development and transfer a significant portion of its operations from the research and development center in Ontario, Canada to its recently acquired production facility in Pennsylvania (see note 15). While operations will continue in both locations for the foreseeable future, management believes the proposed changes will reduce the fixed monthly overhead and streamline future operations. Nevertheless, the cash proceeds from the pending stock sale to the foreign partnership will not be sufficient to satisfy the Company’s cash needs for the next 12 months and additional capital will be needed to pay the anticipated expenses that are not offset by anticipated revenue from product sales.

These financial statements do not reflect adjustments that would be necessary if the “going concern” assumption was not appropriate because management believes actions already taken or planned will mitigate the conditions that raise doubt about the validity of the going concern assumption.

4. Critical Accounting Policies

Basis of Presentation: The financial statements have been presented in a “development stage” format. Since inception, the Company’s primary activities have been raising of capital, obtaining financing and developing and testing its primary products. The principal revenue producing activities have not commenced as of December 31, 2005.

Segment Reporting: Management has determined that the Company is organized, managed and internally reported as one business segment. While Axion is a Delaware corporation, its principal assets during the years ended December 31, 2004 and 2005 were located at APC, a wholly owned subsidiary that was organized under the laws of and did business primarily within Canada. At December 31, 2004 and 2005, the Company had no substantial business or properties in the U.S.

Foreign Currency Translation:  The accounts of APC and C&T are measured using the Canadian dollar as the functional currency. The translation from the applicable foreign currency to U.S. dollars is performed for the balance sheet accounts using current exchange rates in effect at the balance sheet date, and for the revenue and expense accounts using the average rate in effect during the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders’ equity. Gains or losses resulting from transactions denominated in currencies other than the functional currency are included in the results of operations as incurred. The gains or losses arising from the inter-company loan denominated in U.S. dollars are directly reflected in other comprehensive income, as the amounts are not expected to be repaid in the foreseeable future.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents: For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

The Company’s cash and cash equivalents are on deposit with a Canadian financial institution. Only certain of the Company’s cash and cash equivalents amounts would be covered by deposit insurance and these amounts are substantially in excess of the amounts that would be covered by deposit insurance should such insurance coverage become required. Although cash and cash equivalent accounts exceed insured deposit amounts, management does not anticipate non-performance by the financial institutions.

Fair Value of Financial Instruments: Statements of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2005. The respective carrying value of certain balance sheet financial instruments approximated their fair values.

These financial instruments include cash and cash equivalents, refundable tax credits, prepaid expenses, notes receivable, accounts payable, accrued expenses, and note payable related party. Fair values were estimated to approximate carrying values for these financial instruments.

Property and Equipment: Property and equipment are recorded at cost. Depreciation is computed using the double declining balance method over the estimated useful lives of the assets, generally 5 years. Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Intangible Assets - Intangible assets at December 31, 2005 and 2004 include patents and license agreements which have not yet been placed in service. Once they are placed in service they will be amortized using the straight-line method over their estimated useful life not to exceed the contractual life.

Accounting for the Impairment or Disposal of Long-Live Assets - The Company adopted the provisions of Financial Accounting Standards Board Statement No. 144 (FASB 144), “Accounting for the Impairment or Disposal of Long-live Assets”. This standard specifies, among other things, that long-lived assets are to be reviewed for potential impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable.

The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these expected cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

Other intangibles (excluding goodwill) are amortized over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested for impairment, at least annually, and written down to fair value as required.

Comprehensive Income: The Company follows Financial Accounting Standards Board Statement No. 130, “Reporting Comprehensive Income.” Comprehensive income, as defined by Statement 130, is the change in equity of a business enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. In addition to the Company’s net loss, the change in equity components under comprehensive income include the foreign currency translation adjustment.

Stock-Based Compensation Plans: Stock-based compensation is accounted for using the intrinsic value method prescribed in Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees” or APB 25, and related interpretations. Under APB 25, compensation cost for stock options issued to employees is measured as the excess, if any, of the closing market price of the Company’s stock at the date of grant over the exercise price of the option granted. Compensation cost is recognized for stock options, if any, ratably over the vesting period. Generally, options are granted with an exercise price equal to the closing market price of the Company’s stock on the grant date. Accordingly, there is no compensation expense recognized for the Company’s stock option grants to employees or board of directors. The Company discloses additional pro forma information as required under SFAS No. 123, “Accounting for Stock-Based Compensation”, which shows the effects to the reported net loss had the Company elected to recognize compensation costs based on fair value of the options at the date of grant. Stock options and warrants issued to non-employees are recognized as compensation expense in the accompanying consolidated statements of operations and is based on the fair value of the services received or the fair value of the equity instruments issued, whichever is more readily determinable.

Earnings per Common Share: Basic earnings per share is computed by dividing income applicable to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share assumes that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds the exercise price, less shares which could have been purchased by the Company with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

If the Company had generated earnings during the year ended December 31, 2005, it would have added 2,970,730 common equivalent shares to the weighted average shares outstanding to compute the diluted weighted average shares outstanding. If the Company had generated earnings during the year ended December 31, 2004, it would have added 1,829,009 common equivalent shares to the weighted average shares outstanding to compute the diluted weighted average shares outstanding.

The impact of options to purchase 1,347,644 shares of common stock was not taken into consideration in the computation of diluted net income per share at December 31, 2005 because the exercise price of these options were greater than the average market price of a share of common stock during 2005 and the inclusion of such options would have been antidilutive.

The impact of options to purchase 588,800 shares of common stock was not taken into consideration in the computation of diluted net income per share at December 31, 2004 because the exercise price of these options were greater than the average market price of a share of common stock during 2004 and the inclusion of such options would have been anti-dilutive.

Income Taxes: Deferred income taxes are recorded in accordance with SFAS No. 109, “Accounting for Income Taxes,” or SFAS 109. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. SFAS 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of net deferred tax assets is dependent upon generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards. The Company has determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of the net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If the assessment of the deferred tax assets or the corresponding valuation allowance were to change, the Company would record the related adjustment to income during the period in which the determination is made. The tax rate may also vary based on actual results and the mix of income or loss in domestic and foreign tax jurisdictions in which operations take place..

Research and Development: Costs incurred in the research and development (covering basic scientific research and the application of scientific advances to the development of new and improved products and their uses) are expensed as incurred until technological feasibility is established. Costs are incurred related to contracts entered into that outsource research and development to third party developers. Development costs are capitalized beginning when a product’s technological feasibility has been established and ending when the product is available for general release to customers. Technological feasibility is reached when the product reaches the working model stage. To date, all research and development costs have been expensed.

Recent Accounting Pronouncements:

In December 2004, the FASB issued SFAS No. 123 (revised 2004) “Share-Based Payment,” or SFAS No. 123(R). SFAS No. 123(R) revises FASB Statement No. 123 “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, and its related implementation guidance. This Statement eliminates the ability to account for share-based compensation using the intrinsic value method under APB Opinion No. 25. SFAS No. 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, known as the requisite service period, which is usually the vesting period. SFAS No. 123(R) is effective for companies filing under Regulation SB as of the beginning of the first interim or annual reporting period that begins after December 15, 2005, which for the Company will be its first quarter of the year ending December 31, 2006. The Company will be required to adopt SFAS No. 123(R) beginning in the quarter ending March 31, 2006. Accordingly, the provisions of SFAS No. 123(R) will apply to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date must be recognized as the requisite service is rendered on or after the required effective date. These new accounting rules will lead to a decrease in reported earnings. Although the Company’s adoption of SFAS No. 123(R) could have a material impact on its financial position and results of operations, it is still evaluating the potential impact from adopting this statement. See note 10 for expected impact of the adoption of SFAS 123(R).

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29,” which is effective for us starting July 1, 2005. In the past, the Company was frequently required to measure the value of assets exchanged in non-monetary transactions by using the net book value of the asset relinquished. Under SFAS No. 153, the Company will measure assets exchanged at fair value, as long as the transaction has commercial substance and the fair value of the assets exchanged is determinable within reasonable limits. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS No. 153 is not anticipated to have a material effect on the consolidated financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20 “Accounting Changes,” and FASB Statement No. 3 “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. The Company does not believe that adoption of SFAS 154 will have a material impact on its financial statements.

Reclassifications: Certain reclassifications were made to previously reported amounts in the accompanying financial statements and notes to make them consistent with the current presentation format.

5. Mega-C Trust

Mega-C Power Corporation (“Mega-C”) licensed limited rights to the e3 Supercell technology from C&T in 2001. In February 2003, the Ontario Securities Commission (OSC) began an investigation into Mega-C’s stock sales that terminated Mega-C’s ability to finance its operations and continue in business. As a result, the license agreement between Mega-C and C&T was terminated. APC entered into a similar license of the technology with C&T after Mega-C’s business failed. The majority shareholders of APC were also minority shareholders of Mega-C. In recognition of the possibility that Mega-C’s prior license might give rise to potential conflicts, Axion and the shareholders of APC agreed to create the Mega-C Trust in connection with the reorganization between Axion and APC. The Mega-C Trust was intended as an informal bankruptcy alternative that would pay Mega-C’s debts; distribute the Company’s stock to Mega-C shareholders who purchased shares for cash or held a small number of shares; and distribute cash to other Mega-C shareholders.

The original corpus of the Mega-C Trust was 7,327,500 shares of the common stock that were issued in connection with the reorganization. Under the terms of the trust agreement, the trustee is authorized and required to sell all or any portion of the trust assets and use the sale proceeds to pay the claims of Mega-C’s creditors before any remaining assets are distributed to or sold for the benefit of Mega-C’s shareholders. The Company has registered the 7,327,500 shares originally contributed to the Mega-C Trust under Securities Act to facilitate future sales and distributions by the Mega-C Trust. During the year ended December 31, 2005, the Company issued an additional 500,000 shares into the Trust to be used to pay administrative costs of the Trust (See note 10).

Until recently, the Company has been involved in litigation with certain promoters of Mega-C and with Mega-C’s Chapter 11 Trustee. On December 12, 2005, the Company entered into a settlement agreement with Mega-C’s Chapter 11 Trustee, the Mega-C Trust and others that will resolve all disputes, including disputes arising from the Company’s purchase of the e3 Supercell technology and derivative claims of Mega-C’s shareholders.

The settlement agreement is discussed in note 12. Since the terms of the settlement agreement fall within the range of outcomes contemplated by the Company’s original structure, the successful implementation of the agreement will not dilute the interests of its other stockholders.

6. Notes Receivable

The notes receivable consist of non-interest bearing advances to Mega-C prior to the filing of the Chapter 11 case. All of these advances constitute creditors claims in the Chapter 11 case. Under the trust agreement, all claims of Mega-C’s creditors and all expenses associated with the administration of Mega-C’s affairs must be paid out of trust assets before any trust assets are distributed to Mega-C shareholders. Accordingly, if the settlement agreement described in Note 5 does not become effective, full payment of the notes receivable is expected from the Mega-C Trust assets. The timing of settlement of this receivable is uncertain. Accordingly, the amounts have been classified as long term in the accompanying balance sheet.

7. Property and Equipment

A summary of property and equipment at December 31, 2005 and 2004 is as follows:

	Estimated useful life	2005	2004
Asset deposit		$80,000	$0
Machinery & equipment	5 years	$270,902	$120,637
Less accumulated depreciation		85,960	23,031
Net		$264,942	$97,606
Depreciation expense		$59,888	$23,031

8. Intangible Assets

In connection with the purchase of the e3 Supercell technology from C&T the Company assumed APC’s obligation to pay the $1,794,000 balance of the obligation provided for in the original development and license agreement between APC and C&T, and issued 1,592,600 capital warrants to C&T in exchange for all of C&T’s residual interest in the e3 Supercell technology. The consideration paid for the acquisition of these assets has been capitalized and will begin to be amortized when the assets are placed in service.

During the years ended December 31, 2005 and 2004, the Company spent $61,593 and $185,522, respectively, to solidify its intellectual property position and secure additional patents, patent applications, trade secrets, know-how and other intellectual property embodied in the e3 Supercell technology. The remaining change in the asset balance is the result of foreign currency fluctuations for assets held by subsidiaries with a functional currency other than the US dollar.

The following table summarizes the components of gross and net intangible asset balances at December 31, 2005 and 2004:

	Useful Life	2005	2004
Patents & License Agreements	*	$2,154,066	$1,920,522
Accumulated amortization		0	0
Net carrying value		$2,154,066	$1,920,522
.

* The estimated useful life and the future amortization will be determined once the patents and license agreements are place in service.

9. Notes Payable to Related Parties

During the year ending December 31, 2005, the Company obtained a loan from a member of the board of directors amounting to approximately $180,000. This note originally charged interest at the rate of 6% per year and was due December 10, 2005. As of December 31, 2005, the amount is still outstanding, resulting in a default interest rate of 12%. The note was fully repaid in January 2006.

Under the contracts between Axion, APC and C&T, the Company was required to make monthly payments of $84,000 until the unpaid balance was reduced to $1,000,000. The final payment of $1 million was payable after the completion of preliminary beta testing of the e3 Supercell technology. Preliminary beta testing was completed in early 2005 and in March 2005, the balance of the obligation to C&T was satisfied through the issuance of 100,000 shares of preferred stock (see note 10).

10. Stockholders' Equity

Description of Securities

Common Stock: The Company’s certificate of incorporation authorizes the issuance of 50,000,000 shares of common stock. The holders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Holders of common stock are entitled to receive dividends when, as and if declared by the board out of funds legally available. In the event of liquidation, dissolution or winding up, the common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The common stockholders have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock: The Company’s certificate of incorporation authorizes the issuance of 12,500,000 shares of a blank check preferred stock. The Company’s board of directors will have the power to establish the designation, rights and preferences of any preferred stock issued in the future. Accordingly, the board of directors has the power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.

Recent Sales of Unregistered Securities

Reorganization In December 2003 API entered into a Reorganization Agreement with APC. Under the terms of the Agreement, all outstanding securities of APC were acquired by API in exchange for newly issued stock. Upon consummation of the transaction, the former stockholders of APC owned the majority of outstanding shares of API and controlled API’s Board of Directors. Accordingly, for accounting purposes, APC was deemed to be the accounting acquirer of API and a recapitalization was deemed to have occurred. The assets and liabilities of API as of the date of acquisition were nominal. The accompanying consolidated statements of operations, cash flows, and equity include the activities of the acquired companies since the date of the Agreement. The operations of APC, the accounting acquirer, are reflected fully in each of the periods presented in the accompanying financial statements.

API had 1,875,000 shares of common stock outstanding on December 31, 2003, immediately prior to the first closing of the APC and C&T transactions. In connection with the Axion transactions:

APC’s founders and noteholders exchanged their rights to 4,040,000 shares and $1,900,000 in convertible notes to the Company for 10,739,500 shares of common stock and 842,000 common stock purchase warrants, and concurrently agreed to deposit 7,327,500 shares of their common stock to an irrevocable trust for the benefit of the stockholders of Mega-C Power Corporation in recognition of potential equitable claims to an interest in the e3 Supercell technology. In addition, the following transactions were completed in connection with the agreement;

•	API settled $484,123 in accrued compensation and other related party debt that it owed to certain stockholders by issuing 233,400 “capital warrants.”

•	C&T bought 1,562,500 shares of the Company’s outstanding common stock from two of its principal stockholders for $200,000 and then distributed those shares to its stockholders;

•
C&T agreed to transfer all of its right, title and interest in the e3 Supercell technology to APC in exchange for 1,250,000 capital warrants and then distributed those warrants to its stockholders; and

•	API granted a two-year option to purchase 189,300 shares of common stock to its securities counsel and interim chief financial officer as partial compensation for post-closing services.

2004 Private Placements During the year ended December 31, 2004, the Company sold 823,667 shares of common stock and 463,100 warrants for net cash proceeds of $1,582,830. The Company also received $868,020 in cash proceeds from the exercise of 475,200 outstanding common stock purchase warrants.

Augmentation of Mega-C Trust In February 2005, the Company issued 500,000 shares of common stock to the Mega-C Trust. For accounting and financial reporting purposes, the stock issuance transaction was valued at $1,524,950, which represents the value of the shares on the date of issuance. This amount related to administrative costs incurred by the Trust related to legal matters that the Company has agreed to take responsibility for. This amount was charged to general and administrative expenses during the year ended December 31, 2005. After giving effect to the augmentation, the Mega-C Trust owns 7,827,500 shares, which represent approximately 44% of the Company’s issued and outstanding common stock as of December 31, 2005.

2005 Private Placements In February 2005, the board of directors designated a series of up to 1,000,000 shares of authorized preferred stock as 8% Cumulative Convertible Senior Preferred Stock (the “Senior Preferred”) and 140,000 shares remained issued and outstanding at December 31, 2005. The Company is not authorized to issue any additional shares of senior preferred stock. So long as any senior preferred stock is outstanding, the Company cannot (i) issue any series of stock having rights senior to or on parity with the senior preferred stock (ii) amend, alter or repeal any provision of its certificate of incorporation or bylaws to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the senior preferred stock, or (iii) effect a reclassification of the senior preferred stock without the consent of the holders of a two-thirds majority of the outstanding shares.

The Senior Preferred offering originally required the sale of a minimum of 500,000 shares ($5,000,000) before the offering proceeds were available to the Company. Agreements were ultimately entered into to sell 385,000 shares of Senior Preferred in private placement transactions at a price of $10 per share, for net proceeds of approximately $2,754,000 in cash and $1,000,000 in debt conversion. As of December 31, 2005 $25,000 of this amount is included in stock subscription receivable.

To provide for immediate cash needs during the offering period, the Company agreed to issue warrants to any purchaser of Senior Preferred who agreed to loan the Company the amount of the share proceeds until the $5 million minimum subscription was reached. In connection therewith, the purchasers of $565,000 of Senior Preferred agreed to release their subscription payments notwithstanding the minimum subscription and other restrictions in the associated private placement memorandum. As a result, the Company issued 282,500 warrants to those purchasers.

In March 2005, the $5 million minimum was still not met and the Company agreed to issue 228,500 additional warrants to the purchasers of $2,285,000 of Senior Preferred who agreed to waive the minimum subscription requirement. The foregoing warrants were considered detachable warrants granted in connection with the offering, vested immediately, are exercisable at a price of $2 per share, and expire on March 21, 2007.

The proceeds of the offering were allocated between the Senior Preferred and the warrants based on the relative fair value of each instrument. The assumed value of the Senior Preferred was determined based on the fair value of the underlying common shares and the fair value of the warrants were valued using the Black-Sholes option pricing model. The proceeds allocated to the Senior Preferred amounted to $3,440,268. The effective conversion price of the Senior Preferred was at a price lower than the market price of the common stock at the date of the issuance, resulting in a non-cash beneficial conversion feature of $2,315,482. This beneficial conversion feature has been immediately recognized as additional non-cash dividends.

Holders of Senior Preferred have the right to convert their shares into common stock at any time, at an original conversion price of $2.00. The Company was required to register the underlying shares by April 30, 2005. The shares were not registered until May 2005 and as a result the conversion price was permanently adjusted to $1.86 per share, resulting in each share of Senior Preferred being convertible into 5.72 shares of common stock as of Dec ember 31, 2005. This reduction in the conversion price resulted in an additional beneficial conversion feature, valued at the fair value of the additional common shares issuable as a result of the reduced conversion price, amounting to $433,228.

In September 2005, the Company offered all holders of preferred stock an early conversion incentive that was approximately equivalent to one year’s anticipated dividends on the preferred stock. While each share of preferred stock was convertible into 5.5 shares of common stock when the Company offered the early conversion incentive, 6 shares of common stock were issued for each share of preferred stock converted during the incentive period. A total of 245,000 shares were converted. The fair value of the additional common shares issued as a result of this inducement was recorded as a preferred dividend, amounting to $350,446.

The total of the beneficial conversion feature conversion feature and conversion inducement for the year ended December 31, 2005 that is included in preferred dividends on the accompanying statement of operations amounted to $3,099,156. The Company analyzed the embedded derivative conversion feature and the free standing warrants issued in connection with the Senior Preferred and determined that the instruments are equity instruments and accordingly, are not accounted for as derivatives, requiring fair value accounting at each reporting period.

Holders of Senior Preferred are entitled to receive dividends at the annual rate of 8%. Dividends are payable quarterly on the last day of March, June, September and December of each year. Dividends are cumulative from the date of issuance and payable to holders of record. In order to conserve available resources, the Company will not pay cash dividends on the Senior Preferred stock in any quarter where the Company reports a net loss. Any accrued dividends that are not paid in cash will be added to the stated value of the Senior Preferred Stock. Dividends accrued and added to the stated value during the year ended December 31, 2005 amounted to $176,194.

The Senior Preferred had an initial stated value of $10.00 per share. Accrued dividends that are not paid in cash within 10 days of a payment date will automatically be added to the stated value and the stated value, as adjusted, will be used for all future dividend and conversion calculations. The following table summarizes the expected future stated value of the Company’s Senior Preferred stock at the end of each quarter through December 31, 2007.

Quarter Ended	Adjusted Stated Value	Quarter Ended	Adjusted Stated Value
31-Mar-06	$10.86	31-Mar-07	$11.75
30-Jun-06	$11.07	30-Jun-07	$11.99
30-Sep-06	$11.29	30-Sep-07	$12.23
31-Dec-06	$11.52	31-Dec-07	$12.47

The Senior Preferred is redeemable by the Company under certain conditions unless the holders elect to exercise their conversion rights prior to the redemption date. Twenty percent of the Senior Preferred will become redeemable when the market price of the Company’s common stock exceeds $6.00 per share for at least 30 trading days within any period of 45 consecutive trading days. Thereafter, an additional twenty percent of the Senior Preferred will become redeemable for each $1.00 increase in the stabilized market price of the Company’s common stock. In connection with any proposed redemption of Senior Preferred stock, the Company will give each holder not less than 30 days notice of its intention to redeem a portion of the shares.

Common stock private placement activities during the year ended December 31, 2005 were as follows:

•
The Company sold 600,000 units, each consisting of one share of common stock and a two-year warrant exercisable at $4.00 for a purchase price $2.00 per unit, or $1,200,000, before offering costs. As of December 31, 20005, $200,000 is included in stock subscriptions receivable, which was received in 2006.

•
Holders exercised 494,800 warrants with an aggregate exercise price of $848,630. In connection therewith, $681,930 was received during 2005 and $166,700 is included in stock subscriptions receivable and was received during 2006.

•
A director exercised 329,300 warrants with a total exercise price of $329,300, which is included in stock subscriptions receivable. At the date of this prospectus, $223,300 of this amount has been paid.

The Company has entered into an agreement to sell 1,000,000 shares of common stock to a foreign partnership at a price of $2.50 per share as part of a group of comparable transactions where the purchaser will contribute a portfolio of small public company securities to a pair of offshore funds in exchange for fund units, and then use the fund units as security for bank financing that will be used to pay for the underlying securities. Four holders of outstanding warrants agreed to exercise their warrants and purchase 301,700 shares of common stock for an aggregate consideration of $603,400 that will be paid upon closing of certain resale transactions to the foreign partnership associated with the exercise decisions. After giving effect to approximately $143,400 in cash finders fees that the Company will pay to third parties, along with 45,000 shares of restricted common stock, the net cash proceeds of the combined stock sale and warrant exercise transaction are expected to be $2,960,000.

The Company has not yet received the $2.96 million in anticipated net proceeds associated with these transactions. The purchase price was due in January 2006 and the agreements are presently in default. Due to the contingencies surrounding the transaction, the shares that were issued to an escrow agent in connection with the execution of the original agreements have been excluded from the Company’s capitalization at December 31, 2005.

The private placement transactions were all exempt under Section 4(2) of the Securities Act. The securities were issued to a limited number of purchasers, all of whom are accredited investors.

Outstanding Warrants

The following table provides summary information on the various warrants issued by the Company in private placement transactions; the warrants exercised to date; the warrants that are presently exercisable and the current exercise prices of such warrants.

	2005		2004
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Warrants outstanding January 1	2,815,500	$2.27	2,827,600	$1.94
Granted during year	1,251,000	$2.85	463,100	$3.81
Exercised	(824,100)	$1.80	(475,200)	$1.83
Lapsed	-		-
Warrants outstanding at December 31	3,242,400	$2.55	2,815,500	$2.27
Weighted average months remaining		18.0		28.1

The following table summarizes the status of the Company's aggregate warrants as of December 31, 2005:

	Warrants Outstanding		Weighted average remaining life in months	Warrants Exercisable
Range of exercise prices	Shares	weighted average exercise price		Shares	weighted average exercise price

$ 2.00-$ 3.99	2,254,000	$2.00	11.7	2,254,000	$2.00
$ 4.00-$ 5.60	988,400	$4.17	32.3	988,400	$4.17
Total Shares	3,242,400			3,242,400

Equity Compensation

Incentive Stock Plan Approved by Stockholders The Company’s stockholders have adopted an incentive stock plan for the benefit of its employees, consultants and advisors. Under the terms of the original plan, the Company was authorized to grant incentive awards for up to 1,000,000 shares of common stock. At the Company’s 2005 annual meeting, its shareholders increased the authorization under the incentive stock plan to 2,000,000 shares.

The incentive stock plan authorizes a variety of awards including incentive stock options, non-qualified stock options, shares of restricted stock, shares of phantom stock and stock bonuses. In addition, the plan authorizes the payment of cash bonuses when a participant is required to recognize income for federal income tax purposes because of the vesting of shares of restricted stock or the grant of a stock bonus.

The plan authorizes the grant of incentive awards to full-time employees of the Company who are not eligible to receive awards under the terms of their employment contract or another specialty plan. The plan also authorizes the grant of incentive awards to directors who are not eligible to participate in the Company’s outside directors stock option plan, independent agents, consultants and advisors who have contributed to the Company’s success.

The compensation committee administers the plan. The committee has absolute discretion to decide which employees, consultants and advisors will receive incentive awards, the type of award to be granted and the number of shares covered by the award. The committee also determines the exercise prices, expiration dates and other features of awards.

The exercise price of incentive stock options must be equal to the fair market value of such shares on the date of the grant or, in the case of incentive stock options granted to the holder of more than 10% of the Company’s common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for incentive stock options is ten years from the date of grant, or five years in the case of an individual owning more than 10% of the Company’s common stock. The aggregate fair market value determined at the date of the option grant, of shares with respect to which incentive stock options are exercisable for the first time by the holder of the option during any calendar year, shall not exceed $100,000.

In the first quarter of 2005, the compensation committee authorized stock bonuses under the incentive stock plan for an aggregate of 219,000 shares of common stock. These stock grants are fully vested and unrestricted, subject to compliance with the Company’s insider trading policies. The fair value of these shares, as determined by the Company’s stock price on the date of grant, amounted to $565,202 and was recorded as compensation during the year ended December 31, 2005.

Outside Directors' Stock Option Plan Approved by Stockholders The Company’s stockholders have adopted an outside directors' stock option plan for the benefit of its non-employee directors in order to encourage their continued service as directors. Under the terms of the original plan, the Company was authorized to grant incentive awards for up to 125,000 shares of common stock. At the 2005 annual meeting, the Company’s shareholders increased the authorization under the incentive stock plan to 500,000 shares.

Each eligible director who is, on or after the effective date, appointed to fill a vacancy on the Board or elected to serve as a member of the Board may participate in the plan. Each eligible director shall automatically be granted an option to purchase the maximum number of shares having an aggregate fair market value on the date of grant of twenty thousand dollars ($20,000). The option price of the stock subject to each option is required to be the fair market value of the stock on its date of grant. Options expire on the fifth anniversary of the date of grant. Any option granted under the plan shall become exercisable in full on the first anniversary of the date of grant, provided that the eligible director has not voluntarily resigned or been removed "for cause" as a member of the Board of Directors on or prior to the first anniversary of the date of grant (qualified option). Any qualified option shall remain exercisable after its first anniversary regardless of whether the optionee continues to serve as a member of the Board.

During the year ended December 31, 2005, four directors of the Company waived an aggregate of $105,542 in accrued compensation as full payment of the exercise price of 29,565 options that had been issued to them in 2004 under the terms of the Directors’ Stock Option Plan.

Non-plan Equity Incentives Not Approved by Stockholders The Company has issued 1,079,200 stock purchase options and warrants to officers, attorneys and consultants in connection with respective employment agreements. The following paragraphs summarize these contractual stock options.

In January 2004, members of the law firm of Petersen & Fefer were granted a two-year contractual warrant to purchase 189,300 shares of common stock at a price of $2.00 per share as partial compensation for services rendered. These warrants were valued using the Black-Scholes option pricing model, which amounted to approximately $3,000. In August 2004, $1.00 of the exercise price of the warrants was considered paid in advance in consideration of unbilled legal services provided by the firm. The Company recorded approximately $306,000 of legal expense related to this reduction. In March 2005, members of the law firm of Petersen & Fefer were granted a two-year contractual warrant to purchase an additional 140,000 shares of common stock at a price of $1.00 per share as partial compensation for services rendered. These warrants were valued based on the value of the services rendered, amounting to $201,570. All of the warrants were exercised in the fourth quarter of 2005.

In February 2004, an advisor to the board, was granted a contractual option to purchase 6,300 shares of common stock at a price of $3.20 per share as partial compensation for services. In June 2004, the advisor was granted similar option to purchase 3,600 shares of common stock at a price of $5.60 per share. The options are fully vested and may be exercised at any time during the four-year period commencing one year after the date of grant. The options were valued at $18,225 using the Black-Scholes option pricing model and was included as expense in 2004.

In July 2004, the Company’s president and chief operating officer was granted a contractual option to purchase 240,000 shares of common stock at a price of $4.00 per share. This option will vest at the rate of 60,000 shares per year commencing July 31, 2005 and be exercisable for five years after each vesting date.

In July 2004, the Company’s chief financial officer was granted a contractual option to purchase 200,000 shares of common stock at a price of $4.00 per share. This option will vest at the rate of 50,000 shares per year commencing July 31, 2005 and be exercisable for five years after each vesting date.

In April 2005, the Company’s chief executive officer was granted a contractual option to purchase 180,000 shares of common stock at a price of $2.50 per share. This option will vest at the rate of 7,500 shares per month commencing May 1, 2005 and be exercisable for five years after each vesting date.

In September 2005, the Company’s chief of research and development was granted a contractual option to purchase 90,000 shares of common stock at a price of $4.00 per share. This option will vest at the rate of 2,500 shares per month commencing October 2005 and be exercisable for five years after each vesting date.

The above officer options were granted to employees and accordingly, are accounted for under APB 25. Therefore, no compensation expense was recorded and the fair value of the options granted is included in pro-forma option expense included below.

In April 2005, a European financial advisor was granted a contractual option to purchase 30,000 shares of common stock at a price of $2.50 per share. Options for an aggregate of 20,000 shares vested during the year ended December 31, 2005 and will be exercisable for two years. On December 31, 2005, a total of 10,000 unvested options were forfeited when the advisory agreement was terminated. The options were valued at $35,998 using the Black-Scholes option pricing model and included as expense in 2005.

Summary Equity Compensation Plan Information The following table provides consolidated summary information on the Company’s equity compensation as of December 31, 2005 and 2004.

	2004 Incentive Stock Plan		2004 Outside Director Stock Option Plan				Non-Plan Grants
		Weighted average exercise price			Weighted average exercise price			Weighted average exercise price

	Shares		Shares			Shares
Shares reserved under each plan	2,000,000			500,000			n/a
Options outstanding at January 1, 2004	0			0			0
Granted during 2004	43,150	$4.20		54,000	$4.48		449,900	$4.00
Exercised	0			0			0
Lapsed	0			0			0
Options outstanding at December 31, 2004	43,150	$4.20		54,000	$4.48		449,900	$4.00
Granted during 2005	744,500	$2.50		70,000	$3.14		300,000	$2.95
Exercised	0			(29,565)	$3.78		0
Lapsed	(157,700)	$2.39		(14,400)	$5.60		(10,000)	$2.50
Options outstanding at December 31, 2005	629,950	$2.58		80,035	$2.88		739,900	$3.60
Reserved shares at December 31, 2005	1,151,050			390,400			n/a
Weighted average months remaining		106.1			71.8			83.6

The following table provides summary information on the exercise prices and remaining lives of the Company’s outstanding stock options at December 31, 2005:

	Options Outstanding		Weighted average remaining life in months	Options Exercisable
Range of exercise prices	Shares	weighted average exercise price		Shares	weighted average exercise price
$ 2.00-$ 3.99	895,641	$2.52	97.1	111,641	$2.70
$ 4.00-$ 5.60	554,244	$4.07	85.7	144,244	$4.27
Total Shares	1,449,885			255,885

The following is a pro-forma summary of the impact on reported net loss and (loss) per share if the Company had elected to recognize compensation expense based on the fair value of the options granted at grant date as prescribed by SFAS No. 123:

	Year ended December 31,
	2005		2004
		per share		per share
Net loss applicable to common shareholders as reported	($9,162,471)	($0.60)	($2,908,118)	($0.22)
Intrinsic value of employee options	0	$0.00	0	$0.00
Total stock based employee compensation expense determined under fair value method for all awards	($591,708)	($0.04)	($252,817)	($0.02)
Proforma loss	($9,754,179)	($0.64)	($3,160,935)	($0.24)

All of the foregoing options have been valued on the date of grant using the Black-Scholes pricing model. Following summarizes the assumptions used in the model for options granted during the year ended December 31:

Year	Interest Rate	Dividend Yield	Expected Volatility	Expected Life
2005	4.0%	0.0%	52.0%	100 months
2004	4.0%	0.0%	55.0%	60 months

The Company will be required to adopt SFAS 123(R) using the “modified prospective” transition method beginning with the first quarter of 2006. Under this method, awards that are granted, modified, or settled after December 15, 2005, will be measured and accounted for in accordance with SFAS 123(R). In addition, beginning in the first quarter of 2006, expense must be recognized in the earnings statement for unvested awards that were granted prior to the adoption of SFAS 123(R). The expense will be based on the fair value determined at grant date under SFAS 123, “Accounting for Stock-Based Compensation.” The following table summarizes the Company’s existing agreements and their expected pretax impact on earnings:

		Post Effective Date (December 15, 2005) Requisite Service Recognition by Year
	2005	2006	2007	2008	2009	2010
Agreements containing service inception dates within the year	41	28	25	22	17	17
Shares expected to vest	245,650	395,600	311,600	255,600	115,600	115,600
Expected pretax compensation expense	$591,708	$700,243	$602,334	$382,546	$131,784	$43,928
Per share amounts	($0.04)	($0.05)	($0.04)	($0.03)	($0.01)	"Nil"

11. Income Taxes

Following is a summary of the components giving rise to the deferred tax provision for the years ended December 31, 2005 and 2004.

Currently payable:	2005	2004
Federal	$0	$0
State	0	0
Foreign	0	0
Total currently payable	0	0
Deferred:
Federal	1,444,000	156,000
State	0	0
Foreign	742,000	575,000
Total deferred	2,186,000	731,000
Less increase in allowance	(2,186,000)	(731,000)
Net deferred	0	0
Total income tax provision (benefit)	$0	$0

Individual components giving rise to the deferred tax asset are as follows:	2005	2004
Future tax benefit arising from net operating loss carry forwards	$2,471,000	$722,000
Future tax benefit (liability) arising from amortization of intangible assets	1,000	(3,000)
Future tax benefit arising from available tax credits	819,000	396,000
Future tax benefit arising from options/warrants issued for services	18,000	8,000
Future tax benefit arising from depreciation of fixed assets	4,000	4,000
Total	3,313,000	1,127,000
Less valuation allowance	(3,313,000)	(1,127,000)
Net deferred	$0	$0

The components of pretax loss are as follows:	2005	2004
U.S.	($3,067,000)	($468,000)
Non-U.S.	(2,820,000)	(2,440,000)
	($5,887,000)	($2,908,000)

The Company has net operating loss carryovers of approximately $4,650,000 million and $2,463,000 million available to reduce future income taxes in United States and Canadian, respectively. The United States carryovers expire in 2024 and 2025. The Canadian carryovers expire between 2010 and 2012. The Company also has generated Canadian tax credits related to research and development activities. A portion of this credit, amounting to approximately $170,000 is refundable and has been presented as such in the accompanying balance sheet. The remaining credit, amounting to $819,000 is available to offset future taxable income in Canada and expires in 2014 and 2015. The Company has adopted SFAS 109 which provides for the recognition of a deferred tax asset based upon the value certain items will have on future income taxes and management's estimate of the probability of the realization of these tax benefits. The Company has determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against the entire net deferred tax asset. The utilization of federal and state NOL and tax credit carryforwards from Axion prior to the reorganization may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. Accordingly, these amounts have not been included in the gross deferred tax asset number above.

The reconciliation of the United States statutory federal income rate and the effective income tax rate in the accompanying consolidated statements of operations is as follows:

	2005	2004
Statutory U.S. federal income tax rate	34%	34%
Impact of foreign tax credits	(4)%	(9)%
Equity based compensation differences	7%	(0)%
Change in valuation allowance	(37)%	(25)%
Effective income tax rate	0%	0%

12. Commitments and Contingencies

Employment Agreements: The Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief of Research and Development have each executed written employment agreements that provide for initial terms of two to four years, provide for the salaries and contractual stock options specified in the following table.

Name	Position	Date	Term	Salary	Options	Price	Vesting
Thomas Granville	CEO	4/4/05	24 Months	$261,000	180,000	$2.50	Monthly
Charles Mazzacato	COO	7/27/04	48 Months	$160,000	240,000	$4.00	Monthly
Peter Roston	CFO	7/27/04	48 Months	$125,000	200,000	$4.00	Monthly
Edward Buiel	CR&R	9/1/05	36 Months	$120,000	90,000	$4.00	Monthly

If any of these officers is terminated under certain circumstance, they will be entitled to receive a lump sum payment equal to six month’s base annual salary as liquidated damages.

Facilities: During the year ended December 31, 2005, all of the Company’s operations were conducted at its research and development center located at 100 Caster Avenue in Woodbridge, a suburb of Toronto, Ontario, Canada. The Company rents this facility under a month-to-month arrangement that requires a minimum monthly rental of $8,150. The Company’s research and development center includes approximately 14,000 square feet of floor space, including 5,000 square feet of management, administrative and engineering offices, 5,000 square feet of manufacturing facilities and 4,000 square feet of research laboratories.

Canadian Litigation On February 10, 2004, Lewis “Chip” Taylor, Chip Taylor in Trust, Jared Taylor, Elgin Investments, Inc. and Mega-C Technologies, Inc. filed a lawsuit in the Ontario Superior Court of Justice Commercial List (Case No. 04-CL-5317) that named Axion, APC, Rene Pardo, Marvin Winick, Kirk Tierney, Joseph Piccirilli, Ronald Bibace, Robert Averill, James Smith, James Eagan, Thomas Granville, Joseph Souccar, Glenn W. Patterson, Canadian Consultants Bureau Inc., Robert Appel, Harold Rosen, Igor Filipenko, Valeri Shtemberg, Yuri Volfkovich, Pavel Shmatko, Michael Kishinevsky, Mega-C Power Corporation (Nevada), Mega-C Power Corporation (Ontario), C And T Co. Incorporated, Turitella Corporation, Gary Bouchard, Fogler Rubinoff LLP, Netprofitetc Inc., 503124 Ontario Ltd., HAP Investments LLC, Infinity Group LLC, James Keim, Benjamin Rubin and John Doe Corporation as defendants. With respect to the Company and certain of directors, officers and stockholders, the lawsuit alleges a conspiracy to damage the value of the plaintiffs’ investment in Mega-C Power Corporation and deprive the plaintiffs of their alleged interests in the technology the Company purchased from C&T, as well as damages of $250,000,000. Management believes the lawsuit is without merit, and accordingly no amounts have been provided for in the accompanying financial statements. The Company has offered to provide a coordinated legal defense for all individual defendants who agree to be represented by counsel for the Company. Any named defendant will be free to retain independent legal counsel, but the Company is not responsible for the costs of separate legal counsel. The Company has not agreed to indemnify any party against damage awards rendered against them or amounts paid in settlement of claims.

In February 2005, the Bankruptcy Court stayed the Canadian litigation for the duration an involuntary Chapter 11 case described below.

Mega-C Bankruptcy Court Litigation In April 2004, the Company, APC and Thomas Granville filed an involuntary Chapter 11 petition against Mega-C in the U.S. Bankruptcy Court for the District of Nevada (Case No. 04-50962-gwz). In March 2005, the Bankruptcy Court appointed William M. Noall to serve as Chapter 11 Trustee for the Mega-C case. On June 7, 2005, the Chapter 11 Trustee commenced an adversary proceeding against Sally Fonner, the trustee of the Mega-C Trust (Case No. 05-05042-gwz), demanding, among other things, the turnover of at least 7,327,500 shares held by the Mega-C Trust as property of the bankruptcy estate. On July 27, 2005, the Company commenced an adversary proceeding against the Chapter 11 Trustee and Ms. Fonner (Case No. 05-05082-gwz) for the purpose of obtaining a judicial determination that:

•	Mega-C’s license to commercialize the e3 Supercell technology was terminated;

•	Mega-C does not have any interest in the e3 Supercell technology;

•	Mega-C did not transfer any property to the Company with the intent to damage or defraud any entity;

•	Mega-C did not transfer any property to the Company for less than reasonably equivalent value; and

•
If the court ultimately decides that Mega-C has a valid legal interest in the e3 Supercell technology, then the Company is entitled to terminate the Mega-C Trust and cancel the 7,827,500 Axion shares held by the trust.

Management believes the declaratory judgment action has substantial merit; that the documents filed as exhibits to the Company’s complaint will resolve key factual issues; and that the Company would be likely to prevail at trial.

Settlement Agreement On December 12, 2005, the Company entered into a settlement agreement with Mega-C, represented by its Chapter 11 Trustee William M. Noall (“Noall”), and the Mega-C Trust, represented by its trustee Sally A. Fonner (“Fonner”). Additional signatories to the settlement agreement include: (a) the company’s subsidiaries APC and C&T; (b) Fonner in both her capacity as Mega-C’s sole officer and director and as trustee of the Mega-C Trust; (c) certain former stockholders of APC including Robert Averill, Joe Piccirilli, The Canadian Consultants Bureau Inc., James Smith, James Eagan, Tom Granville, Joe Souccar, HAP Investments, LLC, Glenn Patterson, Igor Filipenko, Ron Bibace, Kirk Tierney, Infinity Group, LLC, James Keim and Turitella Corporation; (d) Paul Bancroft, and (e) certain former stockholders of C&T including, Yuri Volkovich, Pavel Shmatko, Albert Shtemberg, Edward Shtemberg, C&T Co., Inc. in Trust, Oksana Fylypenko, Andriy Malitskiy, Valeri Shtemberg, Yuri Shtemberg, Victor Eshkenazi, Miraslav E. Royz, and Rimma Shtemberg. The settlement agreement was approved by the Bankruptcy Court after a hearing in an order dated February 1, 2006. Two groups that the Company believes are controlled by Mega-C’s promoters have filed notices of appeal from the Bankruptcy Court order. At the date of this prospectus, no appeal briefs have been filed and the Company has no ability to evaluate the merits of the appellants’ positions or predict the likely outcome of the appeal.

Under the terms of the agreement, upon confirmation and effectiveness of a Chapter 11 plan of reorganization the Company has jointly proposed with the Chapter 11 Trustee, all pending and potential disputes between the parties will be resolved and:

•	The Company will compromise its notes receivable from Mega-C to allowed unsecured claim of $100;

•	Mega-C will transfer its interest, if any, in the e3 Supercell technology and any and all tangible and intangible personal property in the Company’s possession to the Company;

•
The Mega-C Trust will retain 5,700,000 shares, of which the Mega-C Trustee may sell up to 1,000,000 shares to pay the administrative expenses of the Mega-C Chapter 11 estate. The balance of the 1,000,000 shares, the proceeds of their sale, and any additional amount of the 5.7 million shares as are necessary will be contributed to a liquidation trust to pay the allowed claims of Mega-C’s unsecured creditors. The balance of the 5.7 million shares will be contributed to a restated and amended Mega-C Trust and distributed to the holders of allowed equity security interests of Mega-C: and

•
The Mega-C Trust will surrender 2,127,500 to the Company, of which up to 627,500 may be used to satisfy the accumulated and anticipated expenses of the Mega-C Trust through the effective date and of which the Company will cancel a minimum of 1,500,000 shares.

The Bankruptcy Court has approved the settlement agreement. More recently, the Bankruptcy Court has approved a disclosure statement that will be served on Mega-C’s creditors and shareholders together with a proposed plan of reorganization. Many of the terms of the settlement agreement, including the releases, are contingent on confirmation and effectiveness of the Chapter 11 plan. Otherwise the Company may be required to litigate the claims it hopes to compromise. Moreover, it is not certain that the settlement agreement will resolve all of the claims asserted against the Company. Protracted litigation could have a material adverse impact on the Company’s financial condition and the value of its stock.

After giving pro forma effect to the conversion rights of holders of the Company’s senior preferred stock (including dividends accrued through March 31, 2006) and the assumed issuance of the stock under the pending stock sale to a foreign partnership discussed in note 10, the Company will have 19,834,124 common shares outstanding on the date of this prospectus. In connection with the settlement agreement, 1,500,000 shares will be surrendered to the Company for cancellation. This represents a 7.6% decrease in the number of common equivalent shares outstanding and a corresponding increase in the percentage ownership of each common equivalent share.

Future Litigation Costs: Management currently estimates the range of future litigation costs to be $150,000 to $300,000, including attorney’s fees, related to the above matters. No amounts have been accrued in the accompanying balance sheet related to these future costs. Protracted litigation, or higher than anticipated legal costs, could significantly reduce available working capital and have a material adverse impact on the company’s financial position.

13. Related Party Transactions

Research and development payments to C&T A current board member is the former majority shareholder of C&T prior to the acquisition by the Company. The company issued 1,592,600 warrants to purchase intangible assets from C&T, of which, 656,300 were issued to this individual and his immediate family members. In connection with the intangible property purchase agreement, the Company entered into a research and development project management agreement with C&T. Under the project management agreement, the Company has agreed to pay all direct costs and expenses associated with its research and development activities, including reasonable equipment, material, travel and employee costs actually incurred by C&T. In addition to the direct costs, C&T was paid a management surcharge equal to 50% of the salaries and bonuses paid to members of the C&T technical staff who are assigned to work on Company projects. During the years ended December 31, 2005 and 2004, research costs incurred under the project management agreement were approximately $115,000 and $701,000, respectively. Upon purchase of the outstanding shares of C&T but the Company in March 2005, the agreement was terminated and all necessary C&T employees assigned to Company projects have been hired by the Company.

Related party notes payable The Company had notes outstanding to related parties as of December 31, 2005 and subsequent. See notes 9 and 15 for details

Preferred stock sales The Company raised capital in a preferred stock offering during the year ended December 31, 2005, discussed further in note 10, of which $2,576,330 related to transactions with board members and their family members.

Common stock sales The Company raised capital in common stock offerings during the years ended December 31, 2005, discussed further in note 10, of which $400,000 related to transactions to sell 200,000 shares to board members and their affiliates (approximately $880,000 through the sale of 487,700 shares of common stock and 306,400 warrants in 2004).

Legal Fees John Petersen is a director of the company and a partner in the law firm of Petersen & Fefer, which serves as the Company’s legal counsel. During the year ended December 31, 2005, approximately $550,000 of legal fees were incurred related to services provided ($475,000 - 2004). A portion of these fees were paid through equity instruments discussed further in note 10.

14. Significant non-cash transactions

The Company entered in to the following non-cash investing and financing transactions during the years ended December 31, 2005 and 2004

	2005	2004

Offering costs & expenses paid by contribution of capital	-	$306,000
Notes payable to related parties converted to preferred stock	$1,000,000	-
Dividend on preferred stock added to stated value	$176,194	-
Beneficial conversion feature attributable to preferred stock	$3,099,156	-
Preferred stock converted to common stock	$2,475,407	-
Stock issued in exchange for subscription receivable	$721,000	-

15. Subsequent Events

Incorporation of new subsidiary: In January 2006, the Company incorporated a new subsidiary named Axion Battery Products, Inc. (“ABP”) under the laws of the Commonwealth of Pennsylvania for the purpose of operating a battery manufacturing facility in New Castle, Pennsylvania. ABP is a wholly owned operating subsidiary of Axion.

Purchase of battery manufacturing equipment: In February 2006, ABP entered into an agreement to purchase all of the equipment, inventory and other tangible assets of the New Castle Battery Manufacturing Company, Inc. from National City Bank, Pennsylvania in a foreclosure sale conducted pursuant to the provisions of Article 9 of the

Pennsylvania Uniform Commercial Code. The assets were purchased by ABP and include all equipment, molds, inventories, parts, supplies, trademarks, copyrights, patents, other intellectual property rights, permits, licenses and general intangible assets that were subject to the bank’s security interest. The purchase price was $800,000. A total of $710,000 was paid to the seller at closing and the $90,000 balance has been placed in a non-interest bearing escrow pending the seller’s resolution of certain encumbrances on a portion of the purchased assets. The purchase price is expected to be allocated primarily to manufacturing equipment.

Property rental: In February 2006, ABP entered into a lease agreement for a 62,732 square foot industrial building located in New Castle, Pennsylvania. The facility includes 7,232 square feet of office locker, lab and lunch area, 8,000 square feet of storage buildings, and 5,000 square feet of basement area. The Company had no direct or indirect relationship to the lessor prior to the execution of the lease agreement. The agreement provides for an initial term of two years with two renewal terms of five years each. The monthly rent payable for the initial term of the agreement is $10,000. During the two extension terms, the rent will based on market rates as determined by negotiation between the parties, or if the parties are unable to reach a mutually agreed rental rate, by an independent appraisal process. In addition to the monthly rental, ABP is obligated to pay all required maintenance costs, taxes and special assessments, maintain public liability insurance in the amount of $1 million, and maintain fire and casualty insurance for an amount equal to at least 80% of the replacement value of the leased premises

Loan from director: In January 2006, APB entered into a loan agreement with Robert Averill, a director of the Company, whereby Mr. Averill agreed to provide $1 million in acquisition and working capital financing for ABP’s purchase of the battery manufacturing facility. ABP is the primary debtor under the loan agreement, however, the Company has signed the agreement as a guarantor and accommodation party. The loan agreements require ABP to pay interest on the outstanding balance at the annual rate of 10%. Interest payments are due on the first day of each month commencing in February 2006. The entire principal balance of the loan is due on February 1, 2007, provided that the loan may be repaid at any time without notice or penalty. The loan is secured by a purchase money security in all of ABP’s equipment, inventory, furniture and fixtures, together with all substitutions or replacements and all proceeds from the sale thereof.

The Company has signed the loan agreement as an accommodation party and assumed complete liability for the payment of ABP’s obligations. The Company has also granted Mr. Averill a first priority security interest in all of the Company’s equipment, inventory, furniture, fixtures and intellectual property, together with all substitutions or replacements and all proceeds from the sale thereof. As additional consideration for the loan, the Company has issued Mr. Averill a warrant to purchase 50,000 shares of common stock. The warrant is exercisable for a period of three years from the issue date at a price of $6 per share. On each three-month anniversary of the loan date, the Company will be required to issue a substantially identical warrant for an additional 50,000 shares. If the loan remains outstanding for its entire term, Mr. Averill could receive an aggregate of 200,000 warrants. The initial warrant granted will be valued at as of the date of grant using the Black Scholes option pricing model. This amount will be recorded as a note discount and amortized into interest expense over the term of the loan.

Sales of restricted securities: Since January 1, 2006, the Company has sold 80,000 units, each consisting of one share of common stock and one common stock purchase warrant for net proceeds of $200,000.

PROSPECTUS

1,627,500 SHARES
COMMON STOCK

May __, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth the expenses (excluding placement agent fees and commissions) incurred in connection with the offering described in the registration statement, all of which will be borne by our company.

SEC Registration Fee	$5,199
Printing and Engraving*	20,000
Accounting Fees and Expenses*	20,000
Legal Fees and Expenses*	15,000
Miscellaneous Expenses*	1,500
Total expenses of registration	$61,700

*Estimated.

Item 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by §145 of the General Corporation Law of Delaware, the Ninth article of the Company's Certificate of Incorporation, as amended, provides as follows:

NINTH: The Corporation shall, to the fullest extent permitted by the provisions of §145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockbrokers or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

As permitted by §102 of the General Corporation Law of Delaware, the Eighth article of the Company's Certificate of Incorporation, as amended, provides as follows:

EIGHTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of §102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

Item 15.	RECENT SALES OF UNREGISTERED SECURITIES

Introductory Note The following discussion of recent sales of unregistered securities gives retroactive effect to a 1 share for 16 reverse stock split that we implemented on June 4, 2004.

APC’s Financing Activities APC was incorporated in September 2003. Between the date of its incorporation and December 31, 2003, APC raised a total of $1.9 million in capital from private placements of its securities. The only purchasers of these securities were the 11 founding stockholders of APC who invested an aggregate of $1,250,000, two previously unrelated investors who invested an aggregate of $250,000 and an affiliate of one of the founding stockholders that invested $400,000. Immediately prior to the closing of the reverse takeover, APC had a total of 14 holders of its securities, all of whom were accredited investors. Eleven of these holders were U.S. residents, two of the holders were Canadian residents and the last holder was a resident of the British Virgin Islands. Each purchaser was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. APC did not use any form of advertising or general solicitation in connection with the sale of these securities. The securities were non-transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates were imprinted with a restrictive legend to that effect. All of the securities of APC were transferred to the company in connection with the reverse takeover described below.

Reverse Takeover Tamboril had 1,875,000 shares of common stock outstanding on December 31, 2003, immediately prior to the first closing of the Axion transactions. In connection with the Axion transactions:

•	Axion’s founders and noteholders transferred their rights to 4,040,000 Axion shares and $1,500,000 in convertible notes to us for 3,412,000 shares of common stock and 842,000 “investor warrants;”

•	We settled $484,123 in accrued compensation and other related party debt that our company owed to Ms. Fonner and Mr. Petersen by issuing 233,400 “capital warrants.”

•
C and T Co. Incorporated (“C&T”), the original developer of the E3Cell technology, bought 1,562,500 shares of our outstanding common stock from two of our principal stockholders for $200,000 and then distributed those shares to its stockholders;

•	C&T agreed to transfer all of its right, title and interest in the E3Cell technology to our company in exchange for 1,250,000 capital warrants and then distributed those warrants to its stockholders;

•
We issued 7,327,500 shares of common stock to an irrevocable trust for the benefit of the stockholders of Mega-C Power Corporation in recognition of their potential equitable claims to an interest in the E3Cell technology; and

•	We granted a two-year option to purchase 189,300 shares of common stock to our securities counsel and interim chief financial officer as partial compensation for post-closing services.

The business combination between Axion (US) and APC was a private placement transaction that was exempt under Section 4(2) of the Securities Act. Securities of Axion (US) were issued to a total of 23 investors (including two directors of Axion (US); twelve stockholders of APC; eight stockholders of C&T and the Mega-C Trust). Upon closing, the original shareholders of Axion (U.S.) owned approximately 5% of the combined companies. The ten investors who are citizens or residents of the United States are accredited investors as defined in Rule 501 of Regulation D. Each purchaser was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. Tamboril did not use any form of advertising or general solicitation in connection with the sale of these securities. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

2004 Private Placements In 2004, we sold 823,667 shares of common stock and 463,100 warrants to a total of 18 accredited investors for cash proceeds of $1,582,830, or an effective average price of $1.92 per common share.

Our 2004 private placement transactions were exempt under Section 4(2) of the Securities Act. Our securities were issued to a total of 18 investors, including four directors of our company, four former stockholders of Axion Ontario who participated in the original business combination, and 10 investors who were not previously stockholders our company. The ten investors who are citizens or residents of the United States are accredited investors as defined in Rule 501 of Regulation D. Each purchaser was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. We did not use any form of advertising or general solicitation in connection with the sale of these securities. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

Warrant Exercises In 2004, we issued 475,200 shares of common stock upon the exercise of previously outstanding warrants. The shares were issued to a total of ten accredited investors for cash proceeds of $868,020, or an effective average price of $1.82 per common share.

Our 2004 warrant exercise transactions were exempt under Section 4(2) of the Securities Act. Our securities were issued to a total of ten investors, including four directors of our company and six other investors who had purchased investor warrants in connection with our earlier private placement transactions. The nine investors who are citizens or residents of the United States are accredited investors as defined in Rule 501 of Regulation D. Each purchaser was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. We did not use any form of advertising or general solicitation in connection with the sale of these securities. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

Augmentation of Mega-C Trust In February 2005, we issued 500,000 shares of our common stock to the Mega-C Trust. The augmentation of the Mega-C Trust was a negotiated private placement transaction that was exempt under Section 4(2) of the Securities Act. Our securities were issued to a special purpose entity that was created by our company in December 2003 and owns over half of our outstanding securities. In connection with the transaction, the Trustee of the Mega-C Trust was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. We did not use any form of advertising or general solicitation in connection with the transaction. The securities issued to the Mega-C Trust are not transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates issued to the Mega-C Trust are imprinted with a restrictive legend to that effect.

2005 Preferred stock sales During 2005, we sold 385,000 shares of preferred stock at a price of $10 per share. In connection with the preferred stock offering, we issued 511,000 common stock purchase warrants exercisable at $2.00 to the purchasers of the preferred stock. After deducting offering expenses and commissions, the net proceeds of the preferred stock offering included $2,754,000 in cash and $1,000,000 in debt settlements. During 2005, eight holders converted 245,000 shares of Senior Preferred into 1,470,000 shares of common stock.

The preferred stock transactions were exempt under Section 4(2) of the Securities Act. Our securities were issued to a total of 17 investors, including six shareholders of C&T, three directors of our company, two adult children of directors; four current stockholders of our company; and two new investors. The seven investors who are citizens or residents of the United States are accredited investors as defined in Rule 501 of Regulation D. Each purchaser was provided with information analogous to the information that would have been required in a registration statement under the Securities Act. We did not use any form of advertising or general solicitation in connection with the sale of these securities. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

2005 Common stock sales During 2005:

•
Four accredited investors and three directors and officers of our company purchased 600,000 units, each consisting of one share of common stock and a two-year warrant exercisable at $4.00 for a purchase price $2.00 per unit, or $1,200,000 in the aggregate.

•
A foreign partnership agreed to purchase 1,000,000 shares of our common stock at a price of $2.50 per share as part of a group of comparable transactions where the purchaser will contribute a portfolio of small company securities to an offshore fund in exchange for fund units, and then use the proceeds of bank financing secured by the fund units to pay the purchase price of the underlying securities.

The foregoing transactions were exempt under Section 4(2) of the Securities Act. Our securities were issued to a small number of accredited investors who were provided information analogous to the information that would have been required in a registration statement under the Securities Act. No advertising or public solicitation was utilized with respect to any of the foregoing transactions. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption, and all certificates are imprinted with a restrictive legend to that effect.

2005 warrant and option exercises During 2005:

•	Three accredited investors and two directors of our company exercised 824,100 outstanding warrants and options and paid us $1,177,938 in connection therewith.

•
Six holders of outstanding warrants agreed to exercise 301,700 warrants for an aggregate consideration of $603,400 that will be paid upon closing of certain negotiated resale transactions associated with the exercise decisions.

The foregoing transactions were exempt under Section 4(2) of the Securities Act. Our securities were issued to a small number of accredited investors who were provided information analogous to the information that would have been required in a registration statement under the Securities Act. No advertising or public solicitation was utilized with respect to any of the foregoing transactions. The securities are non-transferable in the absence of an effective registration statement under the Act, or an available exemption, and all certificates are imprinted with a restrictive legend to that effect.

Item 16.	EXHIBITS

2.1	Reorganization Agreement (without exhibits) between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated December 31, 2003	(1)
2.2	First Addendum to the Reorganization Agreement between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated January 9, 2004	(1)
3.1	Amended and Restated Certificate of Incorporation of Tamboril Cigar Company dated February 13, 2001	(2)
3.3	Amendment to the Certificate of Incorporation of Tamboril Cigar Company dated June 4, 2004	(3)
3.4	Amendment to the Certificate of Incorporation of Axion Power International, Inc. dated June 4, 2004	(3)
3.5	Amended By-laws of Axion Power International, Inc. dated June 4, 2004	(3)
4.1	Specimen Certificate for shares of Company’s $0.00001 par value common stock.	(8)
4.2	Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated December 31, 2003	(1)
4.3	Succession Agreement Pursuant to the Provisions of the Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated March 25, 2004.	(4)
4.4	Form of Warrant Agreement for 1,796,300 capital warrants	(8)
4.5	Form of Warrant Agreement for 667,000 Series I investor warrants	(8)
4.6	Form of Warrant Agreement for 350,000 Series II investor warrants	(8)
4.7	Form of Warrant Agreement for 313,100 Series III investor warrants	(8)
4.8	First Amended and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated February 28, 2005	(10)

4.9	Certificate of Powers, Designations, Preferences and Rights of the 8% Convertible Senior Preferred Stock of Axion Power International, Inc. dated March 17, 2005.	(11)
4.10	Specimen Certificate for the Company’s 8% Convertible Senior Preferred Stock.	(13)
5.1	Opinion of Petersen & Fefer, attorneys, respecting legality of common stock	(5)
9.1	Agreement respecting the voting of certain shares beneficially owned by the Trust for the Benefit of the Shareholders of Mega-C Power Corporation	Included in Exhibit 4.2
10.1	Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 15, 2003	(1)
10.2	Letter Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 17, 2003	(1)
10.3	Letter Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated January 9, 2004	(1)
10.4	Purchase and sale agreement among John Petersen, Sally A. Fonner and C and T Co. Incorporated dated January 9, 2004	(1)
10.5	First Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated as of January 9, 2004	(5)
10.6	Definitive Incentive Stock Plan of Axion Power International, Inc. dated June 4, 2004	(3)
10.7	Definitive Outside Directors’ Stock Option Plan of Axion Power International, Inc. dated June 4, 2004	(3)
10.8	Executive Employment Agreement of Charles Mazzacato	(8)
10.9	Executive Employment Agreement of Peter Roston	(8)
10.10	Retainer Agreement dated January 2, 2004 between the law firm of Petersen & Fefer and Tamboril Cigar Company	(9)
10.11	Second Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated as of March 18, 2005.	(11)
10.12	Executive Employment Agreement of Thomas Granville dated April 4, 2005.	(12)
10.13	Retainer Agreement dated March 31, 2005 between the law firm of Petersen & Fefer and Axion Power International, Inc.	(12)
10.14	Executive Employment Agreement of Edward Buiel dated September 27, 2005	Filed Herewith
10.15	Settlement Agreement dated December 12, 2005 between Axion Power International, Inc., William M. Noall, the Chapter 11 Trustee for the Estate of Mega-C Power Corporation, Sally Fonner, the trustee of the Trust for the Benefit of the Shareholders of Mega-C Power Corporation and certain other individuals.	(15)
10.16	Loan agreement dated January 31, 2006 between Axion Battery Products, Inc. as borrower, Axion Power International, Inc. as accommodation party and Robert Averill as lender respecting a $1,000,000 purchase money and working capital loan	(17)
10.17	Security agreement dated January 31, 2006 between Axion Battery Products, Inc. as debtor and Robert Averill as secured party	(17)
10.18	Security agreement dated January 31, 2006 between Axion Power International, Inc. as debtor and Robert Averill as secured party	(17)
10.19	Promissory Note dated February 14, 2006 between Axion Battery Products, Inc. as maker and Robert Averill as payee	(17)
10.20	Form of Warrant Agreement between Axion Power International, Inc. and Robert Averill	(17)
10.21	Commercial Lease Agreement dated February 14, 2006 between Axion Battery Products, Inc. as lessee and Steven F. Hoye and Steven C. Warner as lessors.	(17)
10.22	Asset Purchase Agreement dated February 14, 2006 between Axion Battery Products, Inc. as buyer and National City Bank of Pennsylvania as seller.	(17)
10.23	Escrow Agreement dated February 14, 2006 between Axion Battery Products, Inc. and National City Bank of Pennsylvania as parties in interest and William E. Kelleher, Jr. and James D. Newell as escrow agents.	(17)
14.1	Code of Business Conduct and Ethics	(6)

16.2	Letter from Want & Ender CPA, PC Re: Change in Certifying Accountant	(7)
16.3	Letter from Michael F. Cronin, CPA Re: Change in Certifying Accountant	(16)
23.1	Consent of Michael F. Cronin, CPA	Filed Herewith
23.2	Consent of Freed, Maxick & Battaglia, CPAs, PC	Filed Herewith
23.3	Consent of Petersen & Fefer, attorneys	Included in Exhibit 5.1

(1)	Incorporated by reference from our Current Report on Form 8-K dated January 15, 2003.
(2)	Incorporated by reference from our Current Report on Form 8-K dated February 5, 2003.
(3)	Incorporated by reference from our Current Report on Form 8-K dated June 7, 2004.
(4)	Incorporated by reference from our Current Report on Form 8-K dated April 13, 2004.
(5)	Incorporated by reference from our Form S-3 registration statement dated May 20, 2004.
(6)	Incorporated by reference from our Annual Report on Form 10-KSB dated March 29, 2004
(7)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2004.
(8)	Incorporated by reference from our Form S-1 registration statement dated September 2, 2004.
(9)	Incorporated by reference from our Form S-1 registration statement dated November 24, 2004.
(10)	Incorporated by reference from our Current Report on Form 8-K dated February 28, 2005.
(11)	Incorporated by reference from our Current Report on Form 8-K dated March 21, 2005.
(12)	Incorporated by reference from our Current Report on Form 8-K dated April 4, 2005
(13)	Incorporated by reference from our Form SB-2 registration statement dated April 25, 2005.
(14)	Incorporated by reference from our Form SB-2 registration statement dated May 31, 2005.
(15)	Incorporated by reference from our Current Report on Form 8-K dated December 13, 2005.
(16)	Incorporated by reference from our Current Report on Form 8-K dated December 30, 2005.
(17)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2006.

Item 17	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering..
(4)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vaughan, Ontario, Canada, on May __, 2006.

AXION POWER INTERNATIONAL, INC.

/s/ Thomas Granville
Thomas Granville, Chief Executive Officer and Director

/s/ Peter Roston
Peter Roston, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this registration statement in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John Petersen	Director	May 3, 2006
John Petersen

/s/ Robert Averill	Director	May 3, 2006
Robert Averill

/s/ Glenn Patterson	Director	May 3, 2006
Glenn Patterson

/s/ Igor Filipenko	Director	May 3, 2006
Igor Filipenko

/s/ Joseph Souccar	Director	May 3, 2006
Joseph Souccar

/s/ Howard Schmidt	Director	May 3, 2006
Howard Schmidt

/s/ Michael Kishinevsky	Director	May 3, 2006
Michael Kishinevsky